UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Belk, Inc.

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2801 West Tyvola Road

Charlotte, North Carolina 28217

October 2, 2015

Dear Stockholder:

You are cordially invited to attend a Special Meeting of the Stockholders (the “special meeting”) of Belk, Inc. (the “Company”) to be held at our principal executive offices located at 2801 West Tyvola Road, Charlotte, North Carolina 28217, at 10:00 a.m., local time, on November 4, 2015.

At the special meeting, we will ask you to adopt the Agreement and Plan of Merger, dated as of August 23, 2015 (as it may be amended from time to time, the “merger agreement”), by and among Bear Parent Inc. (“Parent”), Bear Merger Sub Inc. (“Merger Sub”) and the Company, under which Merger Sub will merge with and into the Company, with the Company surviving the merger (the “merger”). Upon consummation of the merger, each share of our Class A common stock and Class B common stock outstanding immediately prior to the effective time of the merger (other than certain shares as set forth in the merger agreement) will be converted automatically into the right to receive $68.00 in cash, without interest and less any applicable withholding taxes. If the merger is completed, we will become a wholly-owned subsidiary of Parent, an affiliate of investment funds managed by Sycamore Partners Management, L.P.

After careful consideration, our board of directors unanimously (1) determined that it was advisable and fair to, and in the best interest of, the Company and our stockholders to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, including the merger, (2) approved, adopted, declared advisable and authorized in all respects the merger, the merger agreement and the transactions contemplated by the merger agreement, (3) resolved to recommend, subject to the provisions of the merger agreement, that our stockholders adopt the merger agreement and (4) directed that the merger agreement and the transactions contemplated by the merger agreement, including the merger, be submitted to our stockholders for adoption.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

At the special meeting, we will also ask you (1) to approve, on an advisory (non-binding) basis, the compensation that will or may become payable to our named executive officers in connection with the merger and (2) to grant us the authority to vote your shares to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to permit us to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement. Our board of directors unanimously recommends that you vote “FOR” each of these proposals.

Your vote is very important, regardless of the number of shares you own. We cannot complete the merger unless a majority of the voting power of all outstanding shares of our Class A common stock and Class B common stock as of October 1, 2015, voting together as a single class with each share of Class A common stock being entitled to 10 votes and each share of Class B common stock being entitled to 1 vote, vote in favor of adopting the merger agreement.

Certain of our stockholders who own or control shares of our common stock representing approximately 58% of the total voting power of the outstanding shares of common stock entitled to vote at the special meeting have entered into voting and support agreements. Unless the voting and support agreements are terminated in accordance with their terms, these stockholders have agreed, subject to certain exceptions, to vote their respective shares of common stock in favor of the proposal to adopt the merger agreement. See “Voting and Support Agreements” in the accompanying proxy statement for additional information. However, your vote is important, and we encourage you to vote your shares.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by our stockholders at the special meeting or any adjournment or postponement thereof and a proxy card. The proxy statement includes other important information about the merger agreement and the merger. We encourage you to read the entire proxy statement and its annexes carefully. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy card in the enclosed envelope as promptly as possible as instructed in these materials. It is important that your shares be represented and voted at the special meeting. If you are a stockholder of record, you may vote in person at the special meeting as you wish, even if you have previously returned your proxy card. If your shares are held in the name of your bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the special meeting.

If your shares are held in street name by your bank, broker or other nominee, you should follow the directions provided by your bank, broker or other nominee regarding how to vote your shares of common stock. The failure to instruct your bank, broker or other nominee to vote your shares of common stock will have the same effect as voting against the proposal to adopt the merger agreement.

If you have any questions or need assistance voting your shares of the Company’s common stock, please call Ralph A. Pitts at (704) 357-1000.

On behalf of our board of directors, I thank you for your continued support.

Sincerely,

Thomas M. Belk, Jr.

Chairman of the Board and

Chief Executive Officer

The proxy statement is dated October 2, 2015, and is first being mailed, with the form of proxy, to our stockholders on or about October 5, 2015.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger or the merger agreement, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 4, 2015

NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the “special meeting”) of Belk, Inc. (the “Company”) will be held at our principal executive offices located at 2801 West Tyvola Road, Charlotte, North Carolina 28217, at 10:00 a.m., local time, on November 4, 2015 for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 23, 2015 (as it may be amended from time to time, the “merger agreement”), by and among Bear Parent Inc. (“Parent”), Bear Merger Sub Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, under which Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “merger”). A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that will or may become payable to our named executive officers in connection with the merger.

3.	To consider and vote on a proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

Our board of directors has fixed the close of business on October 1, 2015 as the record date for determining stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement thereof. A list of stockholders as of the close of business on the record date will be available at our offices for examination during normal business hours by any stockholder during the period from October 23, 2015 through the special meeting.

After careful consideration, our board of directors unanimously (1) determined that it was advisable and fair to, and in the best interest of, the Company and our stockholders to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, including the merger, (2) approved, adopted, declared advisable and authorized in all respects the merger, the merger agreement and the transactions contemplated by the merger agreement, (3) resolved to recommend, subject to the provisions of the merger agreement, that our stockholders adopt the merger agreement and (4) directed that the merger agreement and the transactions contemplated by the merger agreement, including the merger, be submitted to our stockholders for adoption.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, of the compensation that will or may become payable to our named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

Your vote is very important, regardless of the number of shares you own. We cannot complete the merger unless a majority of the voting power of all outstanding shares of our Class A common stock and Class B common stock as of the record date, voting together as a single class with each share of Class A common stock being entitled to 10 votes and each share of Class B common stock being entitled to 1 vote, vote in favor of adopting the merger agreement.

Certain of our stockholders who own or control shares of our common stock representing approximately 58% of the total voting power of the outstanding shares of common stock entitled to vote at the special meeting have entered into voting and support agreements. Unless the voting and support agreements are terminated in accordance with their terms, these stockholders have agreed, subject to certain exceptions, to vote their respective shares of common stock in favor of the proposal to adopt the merger agreement. See “Voting and Support Agreements” in the accompanying proxy statement for additional information. However, your vote is important, and we encourage you to vote your shares.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return your proxy card in the enclosed envelope to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal to adopt the merger agreement, in favor of the proposal to approve, on an advisory (non-binding) basis, the compensation that will or may become payable to our named executive officers in connection with the merger, and in favor of the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

If your shares are held of record and you fail to return your proxy card and you do not attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to adopt the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in street name by your bank, broker or other nominee, you should follow the directions provided by your bank, broker or other nominee regarding how to vote your shares of common stock.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying pre-paid reply envelope. If you attend the special meeting and vote in person, your ballot will revoke any proxy previously submitted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy issued in your name from that stockholder of record.

By Order of the Board of Directors,

Ralph A. Pitts

Executive Vice President,

General Counsel and Secretary

Charlotte, North Carolina

October 2, 2015

WE WILL MAKE THE PROXY STATEMENT FOR THE SPECIAL MEETING AVAILABLE AT http://belk.com IN ADDITION TO DELIVERING TO STOCKHOLDERS BY MAIL THE PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON NOVEMBER 4, 2015.

SUMMARY TERM SHEET

This summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. You should carefully read this entire proxy statement, its annexes and the documents incorporated into this proxy statement by reference for a more complete understanding of the matters being considered at the special meeting. Unless stated otherwise or the context otherwise requires, in this proxy statement all references to “we,” “us,” “our,” “Belk” and the “Company” refer to Belk, Inc., a Delaware corporation, the “merger agreement” refer to the Agreement and Plan of Merger, dated as of August 23, 2015, as it may be amended from time to time, by and among Parent, Merger Sub and the Company, a copy of which is included as Annex A to this proxy statement, and the “merger” refer to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

Parties to the Merger Agreement (page 23)

Belk, Inc.

We are the nation’s largest family owned and operated department store company with 297 stores located in 16 Southern states and a growing digital presence. Our website offers a wide assortment of national brands and private label fashion apparel, shoes and accessories for the entire family along with top name cosmetics, a wedding registry and a large selection of quality merchandise for the home. Founded in 1888 by William Henry Belk in Monroe, N.C., we are in our third generation of Belk family leadership, and we have been committed to community involvement since our inception.

Bear Parent Inc. and Bear Merger Sub Inc.

Bear Parent Inc. (“Parent”) is a Delaware corporation and an affiliate of Sycamore Partners Management, L.P. (“Sycamore Partners”), a private equity firm based in New York specializing in consumer and retail investments. Bear Merger Sub Inc. (“Merger Sub”) is a Delaware corporation and a wholly-owned subsidiary of Parent. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement and related agreements and consummating the merger and the other transactions contemplated thereby. Neither Parent nor Merger Sub has engaged in any business except for activities incidental to their formation and as contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Sub will cease to exist, and the Company will continue as the surviving corporation in the merger (the “surviving corporation”) and a wholly-owned subsidiary of Parent.

The Merger (page 24)

The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation as a wholly-owned subsidiary of Parent. At the effective time of the merger, each outstanding share of our Class A common stock, par value $0.01 per share, and our Class B common stock, par value $0.01 per share (collectively, with our Class A common stock, “common stock”), other than shares of common stock held (i) by us, any of our direct or indirect subsidiaries, Parent or Merger Sub (or an affiliate of Parent’s), including certain shares to be contributed to an affiliate of Parent immediately prior to the effective time of the merger by Mr. Thomas M. Belk, Jr. (Chairman of the Board & Chief Executive Officer of the Company), Mr. John R. Belk (President & Chief Operating Officer of the Company), Mr. Adam M. Orvos (Executive Vice President and Chief Financial Officer of the Company) and Mr. David B. Zant (President & Chief Merchandising Officer of the Company) (collectively, the “rollover investors”) pursuant to an equity commitment letter entered into between Parent or Parent’s affiliates and each of such individuals (as described in “The Merger (Proposal 1)—Financing of the Merger—Rollover Financing”), and (ii) by stockholders who have properly demanded, and not validly withdrawn or failed to perfect, their appraisal rights in accordance with Delaware law), will be converted automatically into the right to receive

$68.00 in cash (the “merger consideration”), without interest and less any applicable withholding taxes, and each share of Merger Sub’s common stock will be converted into one share of common stock of the surviving corporation.

As a result of and following the merger, our stockholders will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of our future earnings or growth (except for the rollover investors and any of our employees who may be granted equity compensation awards in respect of the stock of Parent or its affiliates following the consummation of the merger, each of whom will continue to so participate through his or her interests in Parent or its affiliates). As a result, following the merger we will be a privately held company, wholly-owned by Parent, and our common stock will be removed from quotation on the OTC Market and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement. We anticipate completing the merger in the fourth quarter of calendar year 2015, subject to approval of the merger agreement by our stockholders and the satisfaction of the other closing conditions, each as specified therein.

Treatment of Equity-Based Awards (page 73)

Awards under the Belk, Inc. Revised Executive Long Term Incentive Plan and 2014-2016 Stretch Incentive Plan

Immediately prior to the effective time of the merger, each outstanding award settled in shares of Class B common stock under the Belk, Inc. Revised Executive Long Term Incentive Plan (the “Company RSUs”) or the Belk, Inc. 2014-2016 Stretch Incentive Plan (the “Company Stretch Awards”) will become 100% vested with any applicable performance conditions for a performance period that continues beyond August 23, 2015 deemed achieved at target level performance. Immediately prior to the effective time of the merger, we will issue to each holder of Company Stretch Awards and Company RSUs the number of shares of Class B common stock underlying the Company Stretch Awards held by the applicable holder, which shares will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes, at the effective time of the merger.

Recommendation of Our Board of Directors (pages 33 and 66)

After careful consideration, our board of directors unanimously (1) determined that it was advisable and fair to, and in the best interest of, the Company and our stockholders to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, including the merger, (2) approved, adopted, declared advisable and authorized in all respects the merger, the merger agreement and the transactions contemplated by the merger agreement, (3) resolved to recommend, subject to the provisions of the merger agreement, that our stockholders adopt the merger agreement and (4) directed that the merger agreement and the transactions contemplated by the merger agreement, including the merger, be submitted to our stockholders for adoption.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, of the compensation that will or may become payable to our named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

For a description of the reasons considered by our board of directors in reaching their conclusion that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in our best interests and the best interests of our stockholders and deciding to approve and to recommend adoption of the merger agreement by our stockholders, see “The Merger (Proposal 1)—Reasons for the Merger and Recommendation of Our Board of Directors.”

Opinion of Our Financial Advisor (page 36)

Goldman, Sachs & Co. (“Goldman Sachs”), delivered its opinion to our board of directors that, as of August 23, 2015 and based upon and subject to the factors and assumptions set forth therein, the $68.00 in cash per share of our common stock to be paid to the holders (other than Parent and its affiliates) of shares of our common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders of shares of our common stock.

The full text of the written opinion of Goldman Sachs, dated August 23, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the transaction contemplated by the merger agreement or any other matter. Pursuant to an engagement letter between our company and Goldman Sachs, our company has agreed to pay Goldman Sachs a transaction fee that is estimated, based on the information available as of the date of announcement, as approximately $28.0 million, all of which is contingent upon consummation of the transaction contemplated by the merger agreement.

For a more complete discussion see “The Merger (Proposal 1)—Opinion of Our Financial Advisor” in this proxy statement. See also Annex B to this proxy statement.

Financing of the Merger (page 46)

Parent estimates that the total amount of funds required to complete the merger and related transactions, including to pay fees and expenses in connection with the merger, is approximately $3.1 billion. Parent expects to fund this amount through a combination of:

•	cash equity contributions from investment funds affiliated with Sycamore Partners of up to $658.8 million,

•	the contribution to an affiliate of Parent of shares of our common stock by the rollover investors (an aggregate of 385,295 shares, the equivalent of an approximately $26.2 million investment based upon the merger consideration of $68.00 per share), and

•	debt financing consisting of commitments for (i) a senior secured first lien term loan facility in an aggregate principal amount of up to $1.775.0 billion, (ii) a senior secured second lien term loan facility in an aggregate principal amount of up to $600.0 million, and (iii) an asset based revolving credit facility in an aggregate principal amount of $800.0 million, on terms and conditions set forth in the debt commitment letters (as defined and described in “The Merger (Proposal 1)—Financing of the Merger”).

The consummation of the merger is not subject to a financing condition (although the funding of the debt, rollover and equity financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided).

See “The Merger (Proposal 1)—Financing of the Merger” for additional information.

Limited Guarantee (page 50)

Concurrently with the execution of the merger agreement, Sycamore Partners II, L.P., Sycamore Partners, L.P. and Sycamore Partners A, L.P. (each, a “guarantor”) executed and delivered a limited guarantee in our favor (the “limited guarantee”) to guarantee, subject to the terms and conditions of the limited guarantee, the due and punctual payment by Parent of:

•	Parent’s obligation under the merger agreement to pay a reverse termination fee of $165.0 million if the merger agreement is terminated under specified circumstances described in “The Merger Agreement—Termination Fees,” and

•	certain additional amounts, including certain reimbursement and indemnification obligations of Parent and Merger Sub under the merger agreement.

The obligations of each of the guarantors under the limited guarantee are subject to an aggregate cap based on the applicable guarantor’s pro rata percentage as set forth in the limited guarantee. See “The Merger (Proposal 1)—Limited Guarantee” for additional information.

Interests of Our Directors and Executive Officers in the Merger (page 50)

In considering the recommendation of our board of directors in favor of the proposal to adopt the merger agreement, you should be aware that certain of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. These interests include, among others:

•	the merger agreement provides for accelerated vesting and cash-out of all outstanding Company equity awards upon the consummation of the merger,

•	under our severance plan, our executive officers are entitled to separation payments and benefits in the event of a termination of employment under certain conditions at the time of or within a period following the consummation of the merger,

•	the expected ownership of equity interests in Parent or its affiliates by the rollover investors (as described in “The Merger (Proposal 1)—Financing of the Merger—Rollover Financing”),

•	the entry by certain of our officers into retention agreements with us in connection with the execution of the merger agreement, and

•	our directors and executive officers, including our named executive officers, are entitled to continued indemnification and insurance coverage following completion of the merger under our bylaws and under indemnification agreements and the merger agreement.

These interests are discussed in more detail in “The Merger (Proposal 1)—Interests of Our Directors and Executive Officers in the Merger.” Our board of directors was aware of the different or additional interests set forth in this proxy statement and considered such interests along with other matters in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Appraisal Rights (page 57 and Annex C)

Under Delaware law, holders of our common stock who do not vote in favor of the adoption of the merger agreement, properly demand appraisal of their shares of common stock and otherwise comply with all the requirements of Section 262 (“Section 262”) of the General Corporation Law of the State of Delaware (the “DGCL”) will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of common stock (exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any) in lieu of receiving the merger consideration if the merger is completed. This value could be more than, the same as, or less than the merger consideration. Any holder of common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the proposal to adopt the merger agreement, must not vote in favor of (in person or by proxy) the proposal to adopt the merger agreement, and must otherwise strictly comply with all of the procedures required by Delaware law. A copy of Section 262 is included as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, broker or nominee. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of appraisal rights.

Material U.S. Federal Income Tax Consequences of the Merger (page 62)

The receipt of cash in exchange for shares of common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. You should consult your tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (page 65)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies. On September 1, 2015, we and Sycamore Partners’ “ultimate parent entity” (as defined in the HSR Act) each filed our respective Notification and Report Forms with the Antitrust Division and the FTC. On September 14, 2015, we and Sycamore Partners each received notification of early termination of the waiting period under the HSR Act.

The Special Meeting (page 66)

We cannot consummate the merger unless the merger agreement is adopted by our stockholders holding a majority of the voting power of our common stock. As a result, we will be holding a Special Meeting of our Stockholders (the “special meeting”) at our principal executive offices located at 2801 West Tyvola Road, Charlotte, North Carolina 28217, at 10:00 a.m., local time, on November 4, 2015.

Proposals to be Voted on at the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

1.	a proposal to adopt the merger agreement, under which Merger Sub will merge with and into the Company,

2.	a proposal to approve, on an advisory (non-binding) basis, the compensation that will or may become payable to our named executive officers in connection with the merger, and

3.	a proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

Record Date and Quorum (page 67)

The holders of record of our common stock as of the close of business on October 1, 2015 (the “record date” for determining those stockholders entitled to notice of and to vote at the special meeting), are entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, there were 38,292,393 shares of our Class A common stock and 1,097,872 shares of our Class B common stock outstanding.

The presence at the special meeting, in person or by proxy, of stockholders of outstanding shares of our common stock as of the close of business on the record date which, considered as a single class (with each share of Class A common stock being entitled to 10 votes and each share of Class B common stock being entitled to 1 vote), represent a majority of the total votes entitled to be cast at the special meeting will constitute a quorum. Abstentions are counted as present for the purpose of determining whether a quorum is present. If a quorum does not exist, the special meeting may be adjourned to another place, date or time by the affirmative vote of the shares of both classes of common stock taken together present in person or represented by proxy and constituting a majority of the total votes present and entitled to be cast at the meeting and entitled to vote on the subject matter.

Required Vote (page 67)

To complete the merger, under Delaware law, stockholders holding at least a majority of the voting power of all outstanding shares of our Class A common stock and Class B common stock, voting together as a single class (with each share of Class A common stock being entitled to 10 votes and each share of Class B common stock being entitled to 1 vote), as of the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. In addition, under the merger agreement, the receipt of this vote is a condition to the consummation of the merger. A failure to vote your shares of common stock or an abstention from voting your shares will have the same effect as a vote against the proposal to adopt the merger agreement.

The proposal to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the merger, as well as the proposal to approve the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, each require the affirmative vote of the shares of both classes of common stock taken together present in person or represented by proxy and constituting a majority of the total votes present and entitled to be cast at the meeting and entitled to vote on the subject matter.

As of the record date, our directors and executive officers owned or controlled in the aggregate, approximately 18.4% of the total voting power of the outstanding shares of common stock entitled to vote at the special meeting. Our directors and officers have informed us that they currently intended to vote all of their common stock “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that will or may become payable to our named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

In connection with the merger agreement, Thomas M. Belk, Jr., John R. Belk and certain of our other stockholders (collectively, the “support stockholders”) entered into voting and support agreements (collectively, the “voting agreements”) with Parent and Merger Sub, pursuant to which each such supporting stockholder agreed, among other things, to vote all of the common stock owned or controlled by such stockholder in favor of the proposal to adopt the merger agreement. As of October 1, the support stockholders owned or controlled shares of our common stock representing approximately 58% of the total voting power of the outstanding shares of common stock entitled to vote at the special meeting.

The Merger Agreement (page 71)

Conditions to the Merger (page 87)

Our obligation and the obligations of us, Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger agreement at a meeting duly called for such purpose by a majority of the voting power represented by the outstanding shares of our common stock, and

•	the absence of any injunction, order, ruling, decree, judgment or similar order by any governmental entity of competent jurisdiction which makes illegal, enjoins or prohibits the consummation of the merger having been entered and continuing in effect.

Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of Parent’s and Merger Sub’s representations and warranties contained in the merger agreement (subject to material adverse effect and other qualifications specified in the merger agreement),

•	Parent and Merger Sub having performed in all material respects all obligations, and having complied in all material respects with all covenants, required by the merger agreement to be performed by them prior to the closing of the merger, and

•	Parent’s delivery of an officer’s certificate certifying that the conditions in the two bullets above have been satisfied.

The obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of our representations and warranties contained in the merger agreement (subject to material adverse effect and other qualifications specified in the merger agreement),

•	our having performed in all material respects all obligations, and having complied in all material respects with all covenants, required by the merger agreement to be performed by us at or prior to the closing of the merger,

•	our delivery of an officer’s certificate certifying that the conditions in the two bullets above have been satisfied, and

•	since the date of the merger agreement, there having not been any circumstance that has had or would reasonably be expected to have, either individually or in the aggregate, a Company material adverse effect.

Restrictions on Solicitation of Other Offers (page 80)

Under the merger agreement, we have agreed that, except as expressly permitted by the merger agreement, from the execution of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms, neither we nor any of our subsidiaries will, nor will we authorize any of our or their representatives to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any alternative proposal (as defined in “The Merger Agreement—Restrictions on Solicitation of Other Offers”),

•	enter into or participate in any discussions or negotiations with or furnish any information relating to us or any of our subsidiaries or afford access to our business, properties, assets, books or records or those of any of our subsidiaries to, any third party relating to an alternative proposal or any inquiry or proposal that may reasonably be expected to lead to an alternative proposal,

•	fail to make, withdraw or modify in a manner adverse to Parent the recommendation of our board of directors that stockholders adopt the merger agreement (or recommend an alternative proposal or authorize the Company to enter into a written agreement concerning an alternative proposal),

•	fail to publicly reaffirm the recommendation of our board of directors that stockholders adopt the merger agreement following any written request by Parent to provide such reaffirmation following an alternative proposal, within such time periods as are set forth in the merger agreement (any of the actions contained in this bullet or the immediately preceding bullet being referred to as an “adverse recommendation change”), or

•	enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement, option agreement or other similar agreement relating to an alternative proposal.

Notwithstanding these restrictions, if at any time after the execution of the merger agreement and prior to the time that our stockholders adopt the merger agreement, (1) we or any of our representatives receive an alternative proposal that our board of directors believes in good faith after consultation with our outside legal and financial advisors, is or may reasonably be expected to lead to a superior proposal (as defined in “The Merger Agreement—Restrictions on Solicitation of Other Offers”) and (2) our board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then we, directly or indirectly through our representatives, may:

•	engage in negotiations or discussions with such third party and its representatives,

•	furnish such third party or its representatives with non-public information relating to us or any of our subsidiaries or our business, properties, assets, books or records or that of any of our subsidiaries pursuant to a confidentiality agreement having provisions regarding the confidential treatment of information that are substantially comparable in the aggregate to those contained in the confidentiality agreement we executed with Sycamore Partners, as long as we promptly provide Parent any information that is provided to any third party or its representatives which was not previously provided to or made available to Parent, and

•	take any non-appealable, final action that any court of competent jurisdiction orders us to take.

Adverse Recommendation Change (page 82)

Prior to the time that our stockholders adopt the merger agreement, our board of directors may, if they determine in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, make an adverse recommendation change (as described in “The Merger Agreement—Restrictions on the Solicitation of Other Offers”) (1) in response to a written alternative proposal that our board of directors has determined in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a superior proposal (provided that, if our board of directors authorizes entry into a written agreement with respect to such superior proposal, we terminate the merger agreement, pay the $80.0 million termination fee described in “The Merger Agreement—Termination Fees” and enter into such written agreement immediately thereafter), or (2) in response to an intervening event (as defined in “The Merger Agreement—Adverse Recommendation Change”).

Before making an adverse recommendation change or terminating the merger agreement based on a superior proposal, however:

•	we must provide Parent with at least three business days prior written notice, which notice period is subject to extension in certain circumstances, of our intention to take such action, including the terms and conditions of any superior proposal, the identity of the person making such proposal and a copy of the most recent draft of any written agreement related to such proposal or, if in response to an intervening event, reasonable detail regarding the intervening event,

•	we must negotiate in good faith with Parent (to the extent Parent wishes to negotiate) during the notice period described above to make adjustments to the terms and conditions of the merger agreement such that the superior proposal ceases to be a superior proposal or such that the adverse recommendation change in response to an intervening event is no longer necessary, and

•	at the end of the notice period described above, our board of directors must determine in good faith (after consultation with its outside legal counsel and financial advisors) that such superior proposal has not been withdrawn and continues to constitute a superior proposal (taking into account any changes to the terms of the merger agreement proposed by Parent) or the intervening event continues to necessitate an adverse recommendation change.

Termination of the Merger Agreement (page 88)

We and Parent may terminate the merger agreement by mutual written consent at any time prior to the effective time of the merger. In addition, either we or Parent may terminate the merger agreement if:

•	the merger has not been consummated on or before February 12, 2016 (the “end date”) and the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has caused or resulted in the failure to consummate the merger on or before the end date,

•	any court of competent jurisdiction shall have issued or entered an injunction or similar order or taken any other action permanently enjoining or otherwise prohibiting the consummation of the merger and such injunction or similar order or other action shall have become final and non-appealable, so long as the party seeking to terminate the merger agreement used its reasonable best efforts to prevent, oppose and remove such injunction or similar order as contemplated by the merger agreement, or

•	stockholder approval of the merger agreement is not obtained at the special meeting (including any adjournments or postponements thereof).

We may also terminate the merger agreement if:

•	prior to obtaining stockholder approval of the merger agreement, our board of directors authorizes us to enter into a written agreement with respect to a superior proposal, and we comply with certain other requirements, including the payment of the $80.0 million termination fee described in “The Merger Agreement—Termination Fees,”

•	Parent or Merger Sub has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, and such breach or failure to perform (1) would result in the condition to our obligations regarding the accuracy of Parent’s and Merger Sub’s representations and warranties, or Parent’s and Merger Sub’s compliance with covenants and other agreements, not to be satisfied or would result in the failure of the closing to occur and (2) cannot be cured by the end date or, if curable, is not cured (i) within 45 days following our written notice to Parent of such breach or (ii) within any shorter period of time that remains between the date we deliver written notice to Parent and the day prior to the end date, provided that we are not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement, or

•	all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing, each of which will be capable of being satisfied at the closing), we have given irrevocable written notice to Parent and Merger Sub that we are prepared to consummate the closing, and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement by no later than the third business day following the later of (1) delivery of our written notice to Parent and (2) the date by which the closing should have occurred pursuant to the merger agreement, provided that we are not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement.

Parent may also terminate the merger agreement if:

•	an adverse recommendation change has occurred or our board of directors publicly proposes to make an adverse recommendation change, or

•	we have breached or failed to perform in any material respect any of our representations, warranties, covenants or other agreements contained in the merger agreement, and such breach or failure to perform (1) would result in the condition to Parent’s and Merger Sub’s obligations regarding the accuracy of our representations and warranties, or our compliance with covenants and other agreements, not to be satisfied and (2) cannot be cured by the end date or, if curable, is not cured (i) within 45 days following Parent’s written notice to us of such breach or (ii) within any shorter period of time that remains between the date Parent delivers written notice to us and the day prior to the end date, provided that Parent and Merger Sub are not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement.

Termination Fees (page 89)

We have agreed to pay to Parent a termination fee of $80.0 million if (subject, in each case, to certain qualifications and limitations) (1) Parent terminates the merger agreement as a result of the failure of the merger to occur prior to the end date or as a result of the failure to obtain stockholder approval of the merger agreement at the special meeting or as a result of our material breach of any representation, warranty, agreement or covenant contained in the merger agreement, and in each case, we close an alternative proposal within twelve months of such date of termination by Parent, (2) we terminate the merger agreement in connection with our acceptance of a superior proposal or (3) Parent terminates the merger agreement as a result of an adverse recommendation change, or our board of directors publicly proposes to make an adverse recommendation change.

Parent has agreed to pay us a termination fee of $165.0 million if we terminate the merger agreement as a result of:

•	Parent or Merger Sub’s breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement and such breach or failure to perform (1) would result in the condition to our obligations regarding the accuracy of Parent’s and Merger Sub’s representations and warranties, or Parent’s and Merger Sub’s compliance with covenants and other agreements, not to be satisfied or would result in the failure of the closing to occur and (2) cannot be cured by the end date or, if curable, is not cured (i) within 45 days following our written notice to Parent of such breach or (ii) within any shorter period of time that remains between the date we deliver written notice to Parent and the day prior to the end date, provided that we are not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement, or

•

all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger having been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing, each of which will be capable of being satisfied at the closing), our having given irrevocable written notice to Parent and Merger Sub that we are prepared to consummate the closing, and Parent and Merger Sub failing to consummate the transactions contemplated by the merger agreement by no later than the third business day following the later of (1) delivery of our written notice to Parent and (2) the date by which the closing should have occurred pursuant to the merger agreement, provided that we are not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement.

Voting and Support Agreements (page 92)

Concurrently with the execution of the merger agreement the support stockholders entered into voting agreements with Parent and Merger Sub, pursuant to which the support stockholders have agreed (1) not to transfer or otherwise dispose of any shares of common stock owned or controlled by such support stockholders, (2) to vote all shares of our common stock owned or controlled by such support stockholders in favor of the adoption of the merger agreement and the approval of the merger and any other matter necessary for the consummation of the merger, (3) to vote all shares of our common stock owned or controlled by such support stockholders against any action or agreement that would reasonably be expected to impede, interfere or prevent the merger (including any alternative proposal as defined in “The Merger Agreement—Restrictions on Solicitation of Other Offers”) and not to solicit such action, proposal, transaction or agreement in such person’s capacity as a stockholder, and (4) to waive and agree not to exercise, in connection with the merger agreement or the merger, any appraisal, dissenters’ or similar rights they may have with respect to their shares of our common stock. The support stockholders own or control shares of our common stock representing approximately 58% of the total voting power of the outstanding shares of common stock entitled to vote at the special meeting. The voting agreements do not restrict any of our directors or officers from complying with their fiduciary duties under applicable law and terminate upon certain events, including any termination of the merger agreement in accordance with its terms or if an adverse recommendation change has occurred.

Certain other of our stockholders with voting power representing approximately 23% of the total voting power represented by all outstanding shares of our common stock entitled to vote at the special meeting entered into separate agreements with Parent and Merger Sub, pursuant to which such stockholders have agreed in such agreements to waive and agree not to exercise, in connection with the merger agreement or the merger, any appraisal, dissenters’ or similar rights they may have with respect to their shares of our common stock.

Deregistration of our Common Stock (page 45)

If the merger is consummated, our common stock will be removed from quotation on the OTC Market and deregistered under the Exchange Act. As such, we will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”) on account of our common stock.

Market Price of our Common Stock and Dividend Information (page 95)

There is no established public trading market for either our Class A common stock or our Class B common stock. There were limited and sporadic quotations of bid and ask prices for our Class A common stock and our Class B common stock on the OTC Market, in the OTCPink Tier, under the symbols “BLKIA” and “BLKIB,” respectively. For additional information on the prices quoted for, and dividends declared on, our Class A and Class B common stock, see “Market Price of Our Common Stock.”

Where You Can Find More Information (page 106)

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Corporate Information page of our corporate website at www.belk.com. For a more detailed description of the additional information available, see “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference, each of which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Q:	Why am I receiving this proxy statement?

A:	On August 23, 2015, we entered into the merger agreement providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. We are sending you this proxy statement and the accompanying materials in connection with the solicitation of proxies in favor of the adoption of the merger agreement because you owned shares of our common stock as of the record date. This proxy statement describes matters on which we urge you to vote, including the adoption of the merger agreement, and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.

Q:	What will happen to the Company as a result of the merger?

A:	Our Class A common stock and Class B common stock are currently registered under the Exchange Act and, although there is no established public trading market for either our Class A common stock or our Class B common stock, there are limited and sporadic quotations of bid and ask prices for our Class A common stock and our Class B common stock on the OTC Market, in the OTCPink Tier, under the symbols “BLKIA” and “BLKIB,” respectively.

The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. As a result of the merger, Merger Sub will cease to exist, we will cease to be an independent company, and we will continue as a wholly-owned subsidiary of Parent. Following consummation of the merger, our common stock will be removed from quotation on the OTC Market and the registration for our Class A common stock and Class B common stock under the Exchange Act will be terminated.

Q:	What will happen to my shares of common stock after the merger?

A:	Upon the consummation of the merger, each outstanding share of our Class A common stock and Class B common stock (other than shares held (1) by us, any of our direct or indirect subsidiaries, Parent or Merger Sub (or an affiliate of Parent’s), including certain shares to be contributed to Parent or an affiliate of Parent immediately prior to the effective time of the merger by the rollover investors as described in “The Merger (Proposal 1)—Financing of the Merger—Rollover Financing” and (2) by stockholders who have properly demanded, and not validly withdrawn or failed to perfect, their appraisal rights in accordance with Delaware law), will automatically be converted into the right to receive the merger consideration of $68.00 in cash, without interest and subject to any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or Parent.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, our stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, we will remain an independent company and our common stock will continue to be listed and traded on the OTC Market. Under specified circumstances, we may also be required to pay a termination fee of $80.0 million to Parent, or Parent may be required to pay us a reverse termination fee of $165.0 million, all as described under “The Merger Agreement—Termination Fees.”

Q:	What will the holders of Belk equity awards receive in the merger?

A:	Immediately prior to the effective time of the merger, each Company RSU, whether or not vested, will, contingent upon consummation of the merger, become fully vested and all outstanding issuance and forfeiture conditions will be deemed fully satisfied. To the extent any issuance or forfeiture condition relates in whole or in part to a performance period extending beyond the date of the merger agreement, such condition will be deemed satisfied only to the extent of target level performance.

Immediately prior to the effective time of the merger, each Company Stretch Award that is either (1) outstanding immediately prior to the effective time of the merger or (2) if the effective time occurs after January 30, 2016, that was outstanding as of January 30, 2016, whether or not vested, will, contingent upon consummation of the merger, become fully vested and all outstanding issuance and forfeiture conditions will be deemed fully satisfied. To the extent any issuance or forfeiture condition applicable to such Company Stretch Award relates in whole or in part to a performance period extending beyond the date of the merger agreement, such issuance or forfeiture condition will be deemed satisfied only to the extent of target level performance.

Immediately prior to the effective time of the merger, we will issue to each holder of Company RSUs and Company Stretch Awards the number of shares of Class B common stock underlying each Company RSU and Company Stretch Award held by the applicable holder (as determined above), which shares of Class B common stock will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes, at the effective time of the merger.

Q:	Will I receive any dividend prior to the merger and will Belk continue to purchase shares of common stock in a tender offer before the merger?

A:	No. The terms of the merger agreement provide that, from the date of the merger agreement until the effective time of the merger or the earlier termination of the merger agreement, we may not declare, set aside or pay any dividends on shares of our common stock or purchase any shares of our common stock, such as pursuant to a tender offer, other than with Parent’s prior written consent (among other exceptions).

Q:	When and where is the special meeting?

A:	The special meeting will take place at our principal executive offices located at 2801 West Tyvola Road, Charlotte, North Carolina 28217, at 10:00 a.m., local time, on November 4, 2015.

Q:	What are all the matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement, under which Merger Sub will merge with and into the Company,

•	to approve, on an advisory (non-binding) basis, the compensation that will or may become payable to our named executive officers in connection with the merger, and

•	to approve of the adjournment of the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

Q:	Who is entitled to vote at the special meeting? How many votes do I have?

A:	The holders of our common stock as of the close of business on October 1, 2015, the record date for the special meeting, are entitled to receive notice of and to vote (in person or by proxy) at the special meeting and any adjournment or postponement thereof. You are entitled to 10 votes for each share of Class A common stock and 1 vote for each share of Class B common stock that you owned as of the close of business on the record date.

Q:	What vote of the stockholders is required to approve each of the proposals?

A:	Approval of the proposal to adopt the merger agreement requires that stockholders holding shares of common stock representing at least a majority of the voting power of all outstanding shares of our Class A common stock and Class B common stock (voting together as a single class with each share of Class A common stock being entitled to 10 votes and each share of Class B common stock being entitled to 1 vote) as of the close of business on the record date vote “FOR” the proposal.

Approval of each of the proposal to approve, on an advisory (non-binding) basis, the compensation that will or may become payable to our named executive officers in connection with the merger and the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, require the affirmative vote of the shares of both classes of common stock taken together present in person or represented by proxy and constituting a majority of the votes present and entitled to be cast at the meeting and entitled to vote on the subject matter (with shares of Class A common stock and Class B common stock voting together as a single class with each share of Class A common stock being entitled to 10 votes and each share of Class B common stock being entitled to 1 vote).

As of the close of business on the record date for the special meeting, there were 38,292,393 shares of Class A common stock and 1,097,872 shares of Class B common stock outstanding and entitled to vote at the special meeting.

Q:	How many shares are needed to conduct business at the special meeting?

A:	The presence at the special meeting, in person or by proxy, of stockholders of outstanding shares of our common stock as of the close of business on the record date which, considered as a single class with each share of Class A common stock being entitled to 10 votes and each share of Class B common stock being entitled to 1 vote, represent a majority of the total votes entitled to be cast at the special meeting will constitute a quorum for the conduct of business at the special meeting.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the special meeting.

If your shares are held in street name by your bank, broker or other nominee and you do not tell the nominee how to vote your shares on any proposal, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	Does our board of directors recommend that stockholders adopt the merger agreement?

A:	Yes. Our board of directors carefully reviewed and considered the terms and conditions of the merger agreement and the merger and has unanimously:

•	determined that it was advisable and fair to, and in the best interest of, the Company and our stockholders to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, including the merger,

•	approved, adopted, declared advisable and authorized in all respects the merger, the merger agreement and the transactions contemplated by the merger agreement,

•	resolved to recommend, subject to the provisions of the merger agreement, that our stockholders adopt the merger agreement, and

•	directed that the merger agreement and the transactions contemplated by the merger agreement, including the merger, be submitted to our stockholders for approval and adoption.

Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement.

Q:	How does our board of directors recommend stockholders vote on the other matters that will be considered on at the special meeting?

A:	Our board of directors unanimously recommends that you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, of the compensation that will or may become payable to our named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	In considering the recommendation of our board of directors in favor of the proposal to adopt the merger agreement, you should be aware that certain of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. These interests include, among others:

•	the merger agreement provides for accelerated vesting and cash-out of all outstanding Company equity awards upon the consummation of the merger,

•	under our severance plan, our executive officers are entitled to separation payments and benefits in the event of a termination of employment under certain conditions at the time of or within a period following the consummation of the merger,

•	the expected ownership of equity interests in Parent or its affiliates by the rollover investors (as described in “The Merger (Proposal 1)—Financing of the Merger—Rollover Financing”),

•	the entry by certain of our officers into retention agreements with us in connection with the execution of the merger agreement, and

•	our directors and executive officers, including our named executive officers, are entitled to continued indemnification and insurance coverage following completion of the merger under our bylaws and under indemnification agreements and the merger agreement.

Our board of directors was aware of the different or additional interests set forth in this proxy statement and considered such interests along with other matters in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Q:	Have any of our stockholders agreed to vote in favor of the merger?

A:

Concurrently with the execution of the merger agreement, Thomas M. Belk, Jr., John R. Belk and certain of our other stockholders entered into voting and support agreements with Parent and Merger Sub, pursuant to which each such support stockholder has agreed (1) not to transfer or otherwise dispose of any shares of common stock owned or controlled by such support stockholders, (2) to vote all shares of our common stock owned or controlled by such support stockholders in favor of the adoption of the merger agreement and the approval of the merger and any other matter necessary for the consummation of the merger, (3) to vote all shares of our common stock owned or controlled by such support stockholders against any action or agreement that would reasonably be expected to impede, interfere or prevent the merger (including any alternative proposal as defined in “The Merger Agreement—Restrictions on Solicitation of Other Offers”) and not to solicit such action, proposal, transaction or agreement in such person’s capacity as a stockholder, and (4) to waive and agree not to exercise, in connection with the merger agreement or the merger, any appraisal, dissenters’ or similar rights they may have with respect to their shares of our common stock. The support stockholders own or control shares of our common stock representing approximately 58% of the total voting power of the outstanding shares of common stock entitled to vote at the special meeting. The voting agreements do not restrict any of our directors or officers from complying with their fiduciary duties under applicable law and terminate upon certain events, including any termination of the merger agreement in accordance with its terms or if an adverse recommendation change has occurred.

Certain other of our stockholders with voting power representing approximately 23% of the total voting power represented by all outstanding shares of our common stock entitled to vote at the special meeting entered into separate agreements with Parent and Merger Sub, pursuant to which such stockholders have agreed in such agreements to waive and agree not to exercise, in connection with the merger agreement or the merger, any appraisal, dissenters’ or similar rights they may have with respect to their shares of our common stock.

Parent and Merger Sub have also agreed, as part of the merger agreement, to vote all shares of our common stock they own in favor of the adoption of the merger agreement. Parent and Merger Sub do not own any shares of our common stock entitled to vote at the special meeting.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents incorporated by reference herein, and to consider how the merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid envelope so that your shares of common stock can be voted at the special meeting. If you hold your shares in street name, please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Your vote is important. Failure to vote your shares of common stock will have the same effect as a vote against the proposal to adopt the merger agreement.

Q:	How do I vote?

A:	If you are a stockholder of record, you may have your shares of the common stock voted on matters presented at the special meeting in any of the following ways:

•	Return Your Proxy Card by Mail: You may vote by completing, dating, signing and returning the enclosed proxy card by mail using the accompanying postage-paid envelope. The proxy holders will vote your shares of common stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of common stock will be voted by the persons named in the proxy in accordance with the recommendations of our board of directors as set forth in this proxy statement. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted. If you vote by returning your proxy card by mail, your proxy card must be received by our Secretary by the time of the special meeting.

•	Vote at the Meeting: You may vote by attending the special meeting and voting in person. Written ballots will be available to stockholders or legal proxies who want to vote in person at the meeting.

Please do NOT send in your stock certificates with your proxy card.

If you hold your shares in street name, please refer to the instructions provided by your bank, broker or other nominee to see which of the above choices are available to you. Please note that if you hold your shares in street name and you wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, broker or other nominee.

Q:	Who may attend the special meeting and what should I do if I want to attend the special meeting and vote in person?

A:

All holders of shares of common stock as of the close of business on the record date for the special meeting, including stockholders of record and beneficial owners of common stock registered in the street name of a bank, broker or other nominee, or their duly appointed proxies, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in street name, you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares in street name, because you are not a stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid legal proxy from your bank, broker or other nominee.

Stockholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

Q:	What is the difference between being a “stockholder of record” and holding shares in “street name”?

A.	If your shares of our common stock are registered directly in your name in our records, you are considered, with respect to those shares of common stock, the “stockholder of record.” In that case, this proxy statement, and your proxy card, have been sent directly to you.

If your shares of common stock are held through a bank, broker or other nominee, you are considered the beneficial owner of shares of our common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee which may be, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee as to how to vote your shares of common stock by following their instructions for voting.

Q:	If my shares are held in street name by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:	Your bank, broker or other nominee may not and will not vote your shares of common stock without instructions from you. You should instruct your bank, broker or other nominee to vote your shares, following the procedure provided by your bank, broker or other nominee. Without instructions, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement. However, a failure to instruct your broker, bank or other nominee to vote on the proposal to approve, by advisory (non-binding) vote, compensation that will or may become payable to our named executive officers in connection with the merger or the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, will have no effect on the outcome of such proposals. Please note that if you wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, broker or other nominee and provide it at the special meeting.

Q:	What happens if I do not vote?

A:	If you are a stockholder of record and do not vote by completing your proxy card or in person at the special meeting, your shares will not be voted. This will have the same effect as voting against adoption of the merger agreement, but will not have any effect on the other proposals being considered at the special meeting. If your shares are held in “street name” by a bank, broker or other nominee, and you do not provide your bank, broker or other nominee with instructions as to how to vote your shares, your shares will not be voted at the special meeting. This will also have the same effect as voting against adoption of the merger agreement and will have no effect on each of the other proposals being considered at the special meeting.

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST,” or “ABSTAIN” on each proposal being considered at the special meeting. Abstentions will not count as votes cast on the applicable proposal, but will count for purposes of determining whether a quorum is present to conduct business at the special meeting. If you abstain, it will have the same effect as a vote against each of the proposals being considered at the special meeting.

If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” each of the proposals being considered at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You can revoke your proxy at any time before the applicable vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	you may submit another properly completed proxy card with a later date,

•	you may send a timely written notice that you are revoking your proxy to our corporate secretary at Belk, Inc., 2801 West Tyvola Road, Charlotte, North Carolina 28217, or

•	you may attend the special meeting and vote in person; simply attending the special meeting will not, by itself, revoke your proxy.

Your most current proxy card is the one that is counted. Please note that to be effective, your new proxy card or written notice of revocation must be received by our corporate secretary prior to the special meeting.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions received from your bank, broker or other nominee to change those instructions. You cannot vote shares held in street name by voting in person at the special meeting unless you obtain a legal proxy from your bank, broker or other nominee.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is consummated, you will receive written instructions, including a letter of transmittal, that explains how to exchange your shares of common stock for the merger consideration of $68.00 per share in cash, without interest and less any applicable withholding taxes.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of common stock. If you are a stockholder of record and your shares of common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive in order to ensure that all of your shares of our common stock are voted.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Our board of directors is soliciting your proxy, and we will bear the cost of soliciting proxies. This may include the charges and expenses of brokers and others for forwarding solicitation material to beneficial owners of our outstanding common stock. Proxies may be solicited in person or by mail, e-mail, telephone, or the Internet without additional compensation by certain of our directors, officers and employees.

Q:	When do you expect the merger to be completed?

A:

We are working toward consummating the merger as quickly as possible, but we cannot predict the exact timing. We currently expect the merger to be consummated in the fourth quarter of calendar year 2015. In addition to obtaining stockholder approval, all other closing conditions must be satisfied or waived.

However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	When will I receive the merger consideration for my shares of common stock?

A:	After the merger is consummated, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares of common stock for the merger consideration of $68.00 per share in cash, without interest and less any applicable withholding taxes. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the merger consideration for your shares.

If your shares of common stock are held in street name by your bank, broker or other nominee, you may receive instructions from your bank, broker or other nominee as to what action, if any, you need to take to effect the surrender of your shares of common stock in exchange for the merger consideration.

Q:	Will I have to pay taxes on the merger consideration I receive?

A:	Generally, yes. For U.S. federal income tax purposes, our stockholders that are U.S. holders (as defined under “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger”), will recognize gain or loss with respect to their shareholdings as a result of the merger measured by the difference, if any, between $68.00 per share of common stock they own and their adjusted tax basis in each share of common stock. For stockholders who hold shares of our common stock as capital assets, this gain or loss will be a long-term capital gain or loss if the stockholder has held such shares for more than one year as of the date of the merger and will be a short-term capital gain or loss if such shares have been held for not more than one year as of the date of the merger. For a discussion of tax-related implications, see “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger.” You should consult your tax advisor regarding the particular tax consequences to you of the exchange of shares of our common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of common stock?

A:	If the merger agreement is adopted and you comply with all the requirements of Section 262 (including by not voting in favor of the approval and adoption of the merger agreement), you are entitled to have the “fair value” (as determined pursuant to Section 262) (exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any) of your shares of common stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement. To exercise your appraisal rights, you must comply with the requirements of the DGCL. See “The Merger (Proposal 1)—Appraisal Rights” and the text of the Delaware appraisal rights statute, Section 262, which is reproduced in its entirety as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, broker or nominee. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of appraisal rights.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	If you transfer your shares of common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the date on which the merger will be consummated. Consequently, if you transfer your shares of common stock after the record date but before the special meeting (unless special arrangements are made between you and the person to whom you transfer your shares of common stock, such as the provision of a proxy), you will have transferred your right to receive the merger consideration in the merger, but retained the right to vote at the special meeting.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the merger, including the procedures for voting your shares and requests for additional copies of this proxy statement or the accompanying proxy card, please contact Ralph A. Pitts, as follows:

Belk, Inc.

2801 West Tyvola Road

Charlotte, North Carolina 28217-4500

ATTN: Ralph A. Pitts

(704) 357-1000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time and which could cause the actual results to differ materially from such forward-looking statements. In some cases, you can identify forward-looking statements by words such as “believe,” “expect,” “may,” “could,” “should,” “plan,” “project,” “anticipate,” “intend,” “estimate,” “will,” “contemplate,” “would” and the negative of these terms and other similar expressions that contemplate future events. Such forward-looking statements include statements about the expected completion and timing of the merger and other information relating to the merger. Although we believe that the expectations reflected in forward-looking statements contained in or incorporated by reference into this proxy statement are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. The forward-looking statements contained in or incorporated by reference into this proxy statement speak only as of the date on which such statements were made, and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those indicated by any forward-looking statements contained in or incorporated by reference in this proxy statement include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement,

•	the inability to complete the proposed merger due to the failure to obtain approval of our stockholders for the merger or the failure to satisfy other conditions of the merger within the proposed timeframe or at all,

•	the failure to obtain the necessary financing arrangements as set forth in the debt and equity commitment letters delivered pursuant to the merger agreement, or the failure of the proposed merger to close for any other reason,

•	risks related to disruption of management’s attention from our ongoing business operations due to the transaction,

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger agreement,

•	the risk that the pendency of the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the merger,

•	the effect of the announcement of the merger on our relationships with our customers, operating results and business generally,

•	the amount of the costs, fees, expenses and charges related to the merger, and

•	the fact that receipt of the all-cash merger consideration would be taxable to our stockholders that are treated as U.S. persons for U.S. federal income tax purposes.

In addition, we are subject to risks and uncertainties detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and our Quarterly Reports on Form 10-Q for the quarterly period ended May 2, 2015 and August 1, 2015 and in subsequent filings with the SEC, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information.” Many of the factors that will determine our future results are beyond our ability to control or predict. Readers are cautioned not to place undue reliance on the forward-looking statements included in this proxy statement, which speak only as of the date hereof. Except as may be required by applicable law, we do not undertake to update any of these statements in light of new information or future events.

PARTIES TO THE MERGER AGREEMENT

Belk, Inc.

We are a Delaware corporation with principal executive offices located at 2801 West Tyvola Road, Charlotte, North Carolina, 28217. We are also the nation’s largest family owned and operated department store company with 297 stores located in 16 Southern states and a growing digital presence. Our website offers a wide assortment of national brands and private label fashion apparel, shoes and accessories for the entire family along with top name cosmetics, a wedding registry and a large selection of quality merchandise for the home. Founded in 1888 by William Henry Belk in Monroe, N.C., we are in our third generation of Belk family leadership, and we have been committed to community involvement since our inception.

A detailed description of our business is contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, which is incorporated by reference into this proxy statement. See “Where You Can Find More Information.”

Sycamore Partners Management, L.P.

Sycamore Partners is a private equity firm based in New York specializing in consumer and retail investments. The firm has more than $3.5 billion in capital under management. The firm’s strategy is to partner with management teams to improve the operating profitability and strategic value of their businesses. The firm’s investment portfolio currently includes Aeropostale, Coldwater Creek, EMP Merchandising, Hot Topic, the Kasper Group, Kurt Geiger, MGF Sourcing, Nine West Holdings, Pathlight Capital, Talbots and Torrid.

Bear Parent Inc. and Bear Merger Sub Inc.

Bear Parent Inc. is a Delaware corporation and an affiliate of Sycamore Partners. Bear Merger Sub Inc. is a Delaware corporation and a wholly-owned subsidiary of Parent. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement and related agreements and consummating the merger and the other transactions contemplated thereby. Neither Parent nor Merger Sub has engaged in any business except for activities incidental to their formation and as contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Sub will cease to exist, and the Company will continue as the surviving corporation in the merger and a wholly-owned subsidiary of Parent. The principal executive offices of both Parent and Merger Sub are located at 9 West 57th Street, 31st Floor, New York, New York 10019, and its telephone number is (212) 796-8500.

THE MERGER (PROPOSAL 1)

The discussion of the merger contained in this section summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement (a copy of which is attached to this proxy statement as Annex A) and the other documents incorporated by reference or referred to herein (including the annexes) carefully for a more complete understanding of the merger.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than shares of common stock held (i) by us, any of our direct or indirect subsidiaries, Parent or Merger Sub (or an affiliate of Parent), including certain shares to be contributed to Parent or an affiliate of Parent immediately prior to the effective time of the merger by the rollover investors pursuant to a rollover commitment letter entered into between Parent or Parent’s affiliates and each of such individuals (as described in “—Financing of the Merger—Rollover Financing”), and (ii) by stockholders who have properly demanded, and not validly withdrawn or failed to perfect, their appraisal rights in accordance with Delaware law), will be converted automatically into the right to receive $68.00 in cash, without interest and less any applicable withholding taxes, and each share of Merger Sub’s common stock will be converted into one share of common stock of the surviving corporation.

Background of the Merger

As part of the ongoing evaluation of our business, our board of directors and members of senior management periodically review and assess our business, operations and financial performance, and industry and market conditions as they may impact our long-term strategic goals and plans, including the assessment of potential opportunities to maximize stockholder value through business combinations, acquisitions and other financial and strategic options.

In August 2014, in connection with our senior management’s preparation of our three-year operating plan for fiscal years 2016 through 2018, our senior management began to evaluate potential opportunities that our company could pursue to maximize stockholder value. In addition to the strong financial performance of the business, our senior management recognized the need to consider a number of factors, including industry and market conditions and the investments in technology necessary for us to continue to compete with larger, national retail and department stores. In order to assure that we were pursuing the course most likely to maximize stockholder value, our senior management recommended that our board of directors review a broad range of potential strategic alternatives in connection with the preparation of this three-year operating plan. Our senior management recommended to our board that as part of this review the board compare our projected performance as an independent company during this period to the possible benefits to our stockholders of other potential alternatives that may be available to our company. Following this discussion, our board of directors authorized management to work with a group of our independent directors to evaluate the strategic alternatives that could be available to us for further consideration by our board of directors at our board of directors retreat to be held on November 17, 2014 and November 18, 2014.

During September 2014 and October 2014, our senior management continued to evaluate the potential strategic alternatives available to our company, which included continuing to operate as an independent company, pursuing possible acquisitions, effecting a leveraged recapitalization, listing our common stock on a stock exchange or obtaining minority investments, as well as possibly selling the company. During this period, our senior management discussed these potential strategic alternatives with a group of independent directors, as well as with representatives of Goldman Sachs. Our senior management discussed these potential strategic alternatives with Goldman Sachs because of our company’s prior experience working with Goldman Sachs on strategic transactions, and their belief that Goldman Sachs had extensive experience advising companies in the retail and department store industry, as well as significant experience providing strategic and financial advisory services.

On November 9, 2014, our board of directors held a special meeting to discuss our potential strategic alternatives in advance of the retreat to be held later that month. Members of our senior management as well as representatives of Goldman Sachs also participated in the meeting. At this meeting, our independent directors updated our full board of directors on their discussions with our senior management that took place during September 2014 and October 2014 regarding our potential strategic alternatives. Also at this meeting, our senior management reviewed with our board of directors and representatives of Goldman Sachs our business plan for fiscal years 2016 through 2018 and our projected performance as an independent company during this period, as well as the possible benefits to our stockholders of other potential strategic alternatives available to our company. The other potential strategic alternatives included pursuing possible acquisitions, effecting a leveraged recapitalization, listing our common stock on a stock exchange or obtaining minority investments, as well as possibly selling the company. Our board of directors discussed each potential strategic alternative, with representatives of Goldman Sachs assisting management in leading a discussion of the benefits and challenges of executing each strategic alternative.

Also at this meeting, our senior management and representatives of Goldman Sachs reviewed with our board of directors an extensive list prepared by our senior management and representatives of Goldman Sachs of potential buyers that could be contacted in connection with a potential sale of the company, which list included both potential strategic buyers and financial buyers with portfolio companies in the retail business. Our board of directors expressed confidence in our company’s ability to continue to operate as an independent company but determined that it should further explore at the retreat the other potential strategic alternatives.

On November 17, 2014 and November 18, 2014, our board of directors held its retreat. At the retreat, our board of directors discussed our business, operations and financial performance as well as our three-year business plan for fiscal years 2016 through 2018. Our senior management again discussed with our board of directors our projected performance as an independent company compared to the possible benefits to our stockholders of the other potential strategic alternatives available to us, which consisted of the same potential strategic alternatives discussed at the November 9, 2014 meeting. In this discussion, our board of directors also considered our prospects of achieving the results contemplated by the three-year plan as well as the challenges presented by each other potential strategic alternative. Our board of directors also considered the process necessary to consummate, and the timing to initiate and complete, each other potential strategic alternative, including a potential sale of our company. Our senior management reviewed with our board of directors a presentation prepared by representatives of Goldman Sachs that addressed each of these other potential strategic alternatives, which included a list of the potential buyers that representatives of Goldman Sachs viewed as being potentially the most interested in acquiring our company, including strategic buyers and financial buyers, and reviewed with the board the advantages and challenges of selling our company to a strategic buyer versus a financial buyer. Following this discussion, our board of directors did not make any decision with respect to the potential sale of our company or any other potential strategic alternative, but concluded that continuing to operate as an independent company or a potential sale of our company were the two courses of action that they believed were most likely to maximize stockholder value. Our board of directors also determined that, in the event it determined to pursue a potential sale of our company, we might achieve greater value for our stockholders (due to, among other matters, the potential synergies available to a strategic buyer in connection with the acquisition of our company) with less complexity if our company were acquired by a strategic buyer as compared to a financial buyer, and our board of directors authorized our senior management and representatives of Goldman Sachs to prepare a plan for first exploring a potential sale to a strategic buyer.

In November and December 2014, members of our senior management met with representatives of Goldman Sachs to discuss a potential sale of our company in greater detail and the sale process that would be implemented if our board of directors decided to pursue that option. During this period, our senior management and representatives of Goldman Sachs discussed and prepared, among other things, a communication strategy, process and timing objectives, marketing materials, a strategy for interacting with potential buyers, and other process-related topics and issues. Also during this period, our senior management discussed with representatives of Goldman Sachs our business, operations and historical and projected financial performance and continued to evaluate the benefits and challenges of continuing to operate our company as an independent company.

In addition, during this period, our senior management discussed with our compensation advisors and with the compensation committee of our board of directors the potential damage to the company and our stockholders that could result if there were a leak or dissemination of information regarding a potential sale of the company prior to the announcement of a potential sale, if any, and the importance of retaining key personnel. As part of this discussion, our senior management, compensation committee and compensation advisors considered such retention in the context of a potential sale and the execution of our standalone plan. In connection with this discussion, our compensation committee undertook a thorough review of our current retention and severance policies and practices, benchmarked against other industry retention and severance policies and practices, and concluded that it would be appropriate to develop a retention plan for management and to memorialize the company’s severance practices into a formal severance plan in light of these concerns.

On January 5, 2015, we formally engaged Goldman Sachs as our financial advisor and executed an engagement letter with Goldman Sachs.

Our board of directors held special meetings on January 8, 2015 and January 19, 2015. At these meetings, our board of directors discussed with our senior management our results of operations from the 2014 holiday season and the first two weeks of January 2015. Our senior management also reviewed with our board of directors the discussions that had occurred with representatives of Goldman Sachs with respect to the review of our potential strategic alternatives and the sale process that we would implement if our board of directors decided to authorize exploring a sale of the company.

In addition, upon the recommendation of our compensation committee, our board of directors also considered the potential impact of a decision to sell the company on our employees, including members of management, and the importance of retaining our employees, both before and after the announcement of any potential sale. Our board of directors reviewed our current retention and severance policies and practices and expressed support for a proposal by the compensation committee of our board of directors to develop a retention plan for members of our senior management and to memorialize our severance practices into a formal severance plan.

Our board of directors did not make any decision at these meetings regarding our strategic alternatives and instructed our senior management to continue working on matters related to a sale process such that our company would be in a position to promptly commence a process to sell the company if authorized to do so by our board of directors.

On February 9, 2015, our board of directors held a special meeting. Members of our senior management and representatives of Goldman Sachs and King & Spalding LLP, our outside legal counsel (“King & Spalding”), were present at the meeting. At the meeting, our senior management discussed with our board of directors our results of operations from our full 2015 fiscal year, and King & Spalding reviewed with our board of directors its fiduciary duties under Delaware law applicable to its consideration of our company’s strategic alternatives, including a potential sale of our company, and discussed the importance of avoiding any conflicts of interest in a sale transaction.

Also at the meeting, our board of directors reviewed and discussed management’s financial projections for fiscal years 2016 through 2020, including the assumptions, risks and key drivers underlying these projections. As part of this discussion, representatives of Goldman Sachs gave an updated presentation concerning the strategic alternatives available to our company, which included a presentation on mergers and acquisitions and capital markets generally and in our industry, as well as a proposed process and timeline for a potential sale of our company. Our board of directors reviewed a list of potential strategic buyers prepared by representatives of Goldman Sachs, which list consisted of Party A, Party B, and Party C. Our board of directors also discussed with our senior management and representatives of Goldman Sachs whether any other potential strategic buyers would likely be interested in, and financially capable of consummating, a business combination with our company. After discussion, our board of directors determined that these three strategic buyers likely would be interested in, and financially capable of consummating, a business combination with our company. After discussion, our board of directors authorized Belk’s senior management and representatives of Goldman Sachs to contact Party A, Party B, and Party C to discuss their potential interest in exploring a possible acquisition of our company. Our senior management also informed our board of directors that it would update our financial projections to reflect the most current operating information of our business available to senior management. See “—Projected Financial Information” below.

On February 18, 2015, representatives of Goldman Sachs contacted each of Party A, Party B, and Party C to discuss their potential interest in exploring a possible acquisition of Belk and to schedule a meeting with Belk’s senior management.

On February 24, 2015, Belk executed a confidentiality agreement with Party A and Party C. Neither of these confidentiality agreements contained a “standstill” provision that would prohibit the potential bidder from making a proposal to acquire Belk. Party B received but did not enter into a confidentiality agreement with us.

On February 26, 2015, and February 27, 2015, members of our senior management and representatives of Goldman Sachs held a management question and answer session with representatives of Party A and Party C, respectively, in New York, New York. Following these meetings, our senior management updated our board of directors on the discussions at these meetings.

On March 5, 2015, Party A and Party C each received our confidential information memorandum (which included the March Base Projections; see “—Projected Financial Information” below) and databases with financial and real estate information.

On March 6, 2015, Party B informed representatives of Goldman Sachs that it was not interested in pursuing a potential acquisition of Belk. On March 12, 2015, both Party A and Party C informed representatives of Goldman Sachs that they were no longer interested in pursuing a potential acquisition of our company. Party A, Party B, and Party C informed representatives of Goldman Sachs that they were not interested in pursuing a potential acquisition of our company either because they did not believe that our business would be a strategic fit for their respective businesses or because they did not believe that it would be financially advantageous to them to leverage the value of our real estate holdings.

On March 13, 2015, our board of directors held a special meeting to review the discussions with Party A, Party B and Party C regarding the potential acquisition of our company and determined to have additional discussions regarding our strategic alternatives at the next board meeting. Our board of directors also discussed the need to develop a retention plan for members of our senior management and to memorialize our current severance policies and practices into a formal employee severance plan as we continued to evaluate our strategic alternatives and approved a retention plan and an employee severance plan.

On March 25, 2015, our board of directors met with members of our senior management and representatives of Goldman Sachs to discuss again potential strategic alternatives available to our company. These potential strategic alternatives included continuing to operate as an independent company, a leveraged recapitalization, or a sale of the company. Our board of directors reviewed a list of potential financial buyers prepared by representatives of Goldman Sachs, which list consisted of financial buyers with a history of investments in the retail industry and sufficient financial resources to acquire Belk.

Our board of directors also reviewed management’s financial projections for fiscal years 2016 through 2018 as well as selected financial projections for fiscal years 2016 through 2020, and discussed our company’s future equity value if our company were to continue operating as an independent company as compared to the possible benefits to our stockholders that could be realized in a sale of our company. Following discussion, our board of directors authorized representatives of Goldman Sachs to contact financial buyers with a history of investments in the retail industry and sufficient financial resources to acquire our company regarding their potential interest in an acquisition. Our board of directors also discussed whether any other strategic buyers might have an interest in acquiring our company and determined based in part on input from representatives of Goldman Sachs that there were no other strategic buyers that would have sufficient resources to acquire our company or that could acquire our company in a transaction that would generate more value for our stockholders than a sale to a financial buyer. Our board of directors continued its discussions at its quarterly meeting on March 26, 2015.

At the March 26, 2015 meeting of our board of directors, our board of directors noted our company’s strong financial performance over the past four months and suggested that senior management consider how that performance impacted the financial projections for our 2016 through 2018 fiscal years. Following that meeting, our board of directors recommended that our senior management provide potential buyers updated financial projections for our 2016 through 2018 fiscal years that reflected our senior management’s best estimate of its expectations for the performance of our business during this period in light of, among other things, actual results of operation in the fourth quarter of our 2015 fiscal year and the first quarter of our 2016 fiscal year. Following this discussion, our senior management revised our financial projections for the 2016 through 2018 fiscal years, to include opportunities above our then-existing projections. See the discussion of the April Operating Plan Projections in “—Projected Financial Information” below.

During the week of March 30, 2015 through the week of April 13, 2015, representatives of Goldman Sachs discussed with 15 financial buyers (including Sycamore Partners) the potential interest of these financial buyers in a potential acquisition of our company. We entered into confidentiality agreements with 13 of these financial buyers, including Sycamore Partners, Party D, Party E, and Party F. None of these confidentiality agreements contained a “standstill” provision that would prohibit the potential bidder from making a proposal to acquire Belk. All of the financial buyers that executed confidentiality agreements received our confidential information memorandum, which included the April Base Projections and the April Operating Plan Projections. See “—Projected Financial Information” below.

During April 2015, these financial buyers engaged in preliminary due diligence activities regarding our company. As part of these due diligence activities, our senior management participated in introductory management meetings with ten of the potential financial buyers that entered into confidentiality agreements with us, including Sycamore Partners, Party D, Party E, and Party F. Three of the financial buyers that executed confidentiality agreements with us were invited to, but declined to participate in, these introductory meetings and informed representatives of Goldman Sachs that they were no longer interested in pursuing a potential acquisition of our company.

On April 2, 2015, in response to media reports of a possible sale of the company, we issued a public statement that we had engaged Goldman Sachs to assist us with our consideration of strategic alternatives.

On April 20, 2015, Party G, a potential strategic buyer, contacted representatives of Goldman Sachs to discuss a potential transaction pursuant to which Party G would acquire our company. Party G noted in these conversations that because it was significantly smaller than our company, it intended to finance such transaction through a co-investor. Party G did not propose any purchase price in its proposal and stated that it had not identified a co-investor willing to finance such transaction. Representatives of Goldman Sachs informed Party G that they would discuss this proposal with our senior management and our board of directors.

On April 22, 2015, representatives of Goldman Sachs distributed a process letter to each of the 13 financial buyers that entered into confidentiality agreements with us, which requested preliminary, non-binding indications of interests for the acquisition of our company no later than May 4, 2015.

On April 23, 2015, Party H, a potential strategic buyer, contacted representatives of Goldman Sachs to discuss a potential business combination pursuant to which our company would effectively acquire Party H in connection with a leveraged recapitalization of our company. Representatives of Goldman Sachs informed Party H that they would discuss these proposals with our senior management and our board of directors.

On May 4, 2015, we received preliminary, non-binding indications of interest from Sycamore Partners, Party D, Party E and Party F. In its preliminary, non-binding indication of interest, Sycamore Partners assigned an enterprise value to Belk of $3.25 billion to $3.5 billion. In their preliminary, non-binding indications of interests, Party D, Party E, and Party F assigned ranges of enterprise value to Belk of $2.6 billion to $3.2 billion. These indications of interest did not contain a bridge of these enterprise values to equity value.

Our board of directors held a special meeting on May 6, 2015. Members of our senior management and representatives of King & Spalding and Goldman Sachs also participated in the meeting. At the meeting, our senior management provided a preliminary report on our results of operations for the first quarter of our 2016 fiscal year. Our senior management team and representatives of Goldman Sachs then discussed with our board of directors the four preliminary, non-binding indications of interest that we received and summarized for our board of directors the reasons given by the other potential financial buyers for withdrawing from the sale process. As part of this discussion, our senior management and representatives of Goldman Sachs also described for our board of directors the unsolicited proposals that had been made by Party G and Party H, and our board of directors considered the potential benefits to our stockholders of these proposed transactions with Party G and Party H, and the complexity and probability of success of these proposed transactions.

After discussion regarding the proposals, our board of directors instructed our senior management and Goldman Sachs to continue discussing the potential sale of our company with Sycamore Partners, Party D, Party E and Party F. Our board of directors also determined that it would not be in the best interest of our stockholders to have any additional discussions with Party G or Party H due to the relative smaller size and lesser financial strength of Party G and Party H, the complexity and low probability of success of their proposed transactions, and the potential disruption to our process with Sycamore Partners, Party D, Party E and Party F that such additional discussions could potentially have.

Also at the meeting, King & Spalding discussed with our board the steps that should be taken to assure that there would be no conflicts of interest with senior management with regard to the consideration of any offers from financial buyers in connection with the potential sale process. Following this discussion, our board of directors directed management not to engage in any conversations regarding the terms or conditions under which they might agree to remain employed by the post-closing company, or the possible investment by management or others in the post-closing company, prior to an agreement in principle on the cash per share purchase price and other key terms of any transaction. Our senior management confirmed that it would not engage in any such discussions until authorized to do so by our board of directors.

On May 13, 2015 and May 14, 2015, our senior management participated in management presentations with Party F and Sycamore Partners, respectively. On May 19, 2015 and May 26, 2015, our senior management participated in management presentations with Party E and Party D, respectively.

On May 27, 2015, our board of directors held a special meeting. Members of our senior management were present at the meeting, as were representatives of King & Spalding and Goldman Sachs. At the meeting, our senior management discussed the management presentations with Sycamore Partners, Party D, Party E and Party F as well as the due diligence activities undertaken by such parties. Our senior management observed that Sycamore Partners appeared to be the most interested in acquiring our company as it had conducted the most comprehensive due diligence of our company to date, with Party E engaging in moderate due diligence activities. Our senior management further noted that Party D and Party F had conducted limited due diligence. At the meeting, King & Spalding also updated our board of directors on its fiduciary duties under Delaware law applicable to its consideration of strategic alternatives, including a potential sale of our company.

Representatives of Goldman Sachs discussed with our board of directors that Party G and Party H had initiated additional contacts with representatives of Goldman Sachs regarding potential transactions with the company, and Goldman Sachs described the discussions that had previously taken place with Party G and Party H. Our board of directors determined, for the same reasons discussed at its meeting on May 6, 2015, that it would not be in the best interests of our stockholders to engage in additional discussions with Party G or Party H.

After discussion, our board of directors approved the continuation of our potential sale process and authorized management and representatives of Goldman Sachs to request final offers from Sycamore Partners, Party D, Party E and Party F with respect to the potential acquisition of our company to be delivered in late June 2015 or early July 2015.

Between May 6, 2015 and June 17, 2015, King & Spalding prepared and discussed with our senior management and representatives of Goldman Sachs a form of merger agreement for a potential sale of the company. Also during this period, representatives of King & Spalding discussed with representatives of Goldman Sachs the investment banking relationships of Sycamore Partners and other potential purchasers of our company with Goldman Sachs.

On June 18, 2015, representatives of Goldman Sachs provided Sycamore Partners, Party D, Party E and Party F with our draft merger agreement. The draft merger agreement provided, among other terms, that Belk would be entitled to terminate the merger agreement and pay a termination fee equal to two percent (2%) of our fully diluted equity value in order to accept a superior offer. The draft merger agreement also provided that financing risk would be structured in a manner typical for financial sponsor buyers, meaning that, while there would be no financing condition, if the merger ultimately was not consummated due to a failure of the financial institutions who had agreed to provide debt financing to provide that financing, then our remedies under the merger agreement would be limited to receipt of a reverse termination fee in an amount equal to eight percent (8%) of Belk’s enterprise value.

On June 30, 2015, our senior management provided Sycamore Partners and Party E with financial projections for our 2016 through 2020 fiscal years, which June Operating Plan Projections were comprised of the April Operating Plan Projections, as well as financial projections for our 2019 through 2020 fiscal years. See the discussion of the June Operating Plan Projections in “—Projected Financial Information” below.

On July 9, 2015, Sycamore Partners submitted an offer to acquire our company for $65.50 per share, which proposal assigned to Belk an enterprise value of $2.8 billion. Sycamore Partners also submitted with its offer a revised draft of the merger agreement, as well as drafts of the limited guarantee and equity and debt commitment letters. Among other matters, Sycamore Partners agreed that termination fees and reverse termination fees would be payable under certain circumstances involving a termination of the merger agreement, but Sycamore Partners did not agree with the amount of termination fees and reverse termination fees proposed by the company in its draft merger agreement and did not make a counterproposal with respect to the amount of such fees. Sycamore Partners also proposed that it would not be required to close the transaction until its debt “marketing period” had elapsed, which marketing period would not be required to start until the stockholder meeting had been held. Also as part of its proposal, Sycamore Partners noted that it expected to enter into voting agreements with the Belk family shareholders whereby they would agree to vote in favor of a transaction with Sycamore Partners. Further, Sycamore Partners stated in its proposal that it expected that certain members of our senior management would remain with the post-closing company, and as part of their employment arrangements, they would rollover into the post-closing company a portion of their equity in Belk at a rollover level to be mutually agreed upon.

Party D, Party E and Party F did not submit an offer to acquire our company or a revised draft of the merger agreement. Each of Party D, Party E and Party F informed representatives of Goldman Sachs, prior to our requested deadline for the submission of final offers with respect to the potential acquisition of our company, that, in light of our company’s successful operating history and strong financial position, it was uncertain of its ability to generate incremental future profitability sufficient to meet its investment return thresholds and was therefore no longer interested in pursuing a potential acquisition of our company.

On July 20, 2015, our board of directors held a special meeting. Members of our senior management, as well as representatives of King & Spalding and Goldman Sachs, were also present. At the meeting, our board of directors discussed Sycamore Partners’ offer, the enterprise value of our company implied by such proposal, and Sycamore Partners’ experience in consumer and retail investments. Representatives of Goldman Sachs reviewed with our board of directors Sycamore Partners’ $65.50 per share offer and provided a summary of their conversations with Sycamore Partners about the valuation analysis employed by Sycamore Partners in developing its offer of $65.50 per share. In these discussions, representatives of Goldman Sachs assisted our board of directors in evaluating the Sycamore Partners offer with reference to the June Operating Plan Projections. In connection with this discussion, our board of directors considered the results of an appraisal of the fair market value of our common stock conducted by an independent appraisal firm earlier in 2015 for purposes of valuing our employee compensation awards, which appraisal valued our common stock at $56.00 per share as of January 31, 2015, on a discounted, non-marketable and minority interest basis, calculated as the weighted average of three different valuation methodologies that implied values ranging between $49.55 to $67.59 per share before applying a 15% lack of marketability discount to the two methodologies yielding the highest equity value. After these discussions, senior management also discussed with our board of directors the likelihood of the Belk family stockholders entering into voting agreements in which they would agree to vote in favor of a sale of our company for $65.50 per share and expressed the view that the family stockholders were unlikely to enter into such voting agreements or to vote in favor of a sale of the company for $65.50 per share.

Following discussion, our board of directors instructed our senior management and its advisors to continue discussions with Sycamore Partners regarding the proposed purchase price and other terms of its offer and directed that King & Spalding not negotiate with Sycamore Partners’ counsel with respect to the revised merger agreement submitted by Sycamore Partners until our board of directors approved in principle the price per share to be paid with respect to any acquisition of our company. Our board of directors again directed our senior management not to engage in any conversations regarding the terms or conditions under which management might agree to remain employed by the post-closing company, or the possible investment by management or others in the post-closing company. Our senior management confirmed that it would not engage in any such discussions until authorized to do so by our board of directors, and also confirmed that no such discussions had taken place.

During the weeks of July 20, 2015 and July 27, 2015, representatives of Goldman Sachs engaged in numerous discussions with Sycamore Partners regarding the purchase price that Sycamore Partners would pay for the company, with representatives of Goldman Sachs expressing on behalf of the company that the price paid by Sycamore Partners should be in excess of $65.50 per share. Following these discussions, Sycamore Partners increased its proposed purchase price to $66.75 per share on July 21, 2015 and to $67.50 per share on July 23, 2015. Following additional discussions, Sycamore Partners increased its proposed purchase price to $68.00 per share on July 31, 2015 and stated that $68.00 per share was its best and final offer.

Also during the weeks of July 20 and July 27, 2015, our senior management discussed with certain Belk family stockholders whether they would be willing to enter into voting agreements. These stockholders, as a general matter, expressed confidence in Belk’s ability to continue to operate as an independent company and stated that they were willing to enter into voting agreements only if the per share price to be paid by Sycamore Partners was acceptable to them.

On August 1, 2015, our board of directors held a special meeting to discuss Sycamore Partners’ revised per share purchase price. Members of our senior management, as well as representatives of King & Spalding and Goldman Sachs were also present at the meeting. Our senior management and representatives of Goldman Sachs reviewed their discussions with Sycamore Partners regarding the proposed price per share and noted that Sycamore Partners had stated that $68.00 per share was its best and final offer. Senior management informed our board of directors that they believed that Belk family stockholders who own or control a majority of the voting power of the company’s common stock would be willing to enter into agreements to vote in favor of a sale of Belk $68.00 per share.

Following discussion, our board of directors determined that $68.00 per share was the highest price per share that Sycamore Partners would pay for the company and authorized our senior management and our advisors to continue negotiations with Sycamore Partners to finalize the terms of a transaction providing for the sale of Belk to Sycamore Partners for $68.00 per share, including the other terms of the merger agreement. In light of this agreement in principle on price, our board of directors also approved of Belk’s senior management beginning to negotiate with Sycamore Partners their post-closing employment terms, including the terms of any required equity rollover.

From August 1, 2015 through August 17, 2015, Belk’s senior management and representatives of King & Spalding, Sycamore Partners, and Kirkland & Ellis, LLP, counsel to Sycamore Partners (“Kirkland & Ellis”) held numerous discussions and continued to negotiate the merger agreement, including the disclosure schedules to the merger agreement, the limited guarantee, the equity commitment letter, and the debt commitment letters provided by Sycamore Partners. Among other matters, Belk’s senior management, King & Spalding, Sycamore Partners, and Kirkland & Ellis negotiated the terms of the size of the termination fee payable by Belk and the reverse termination fee payable by Sycamore Partners in certain circumstances involving the termination of the merger agreement, and timing matters as to when Sycamore Partners would be obligated to commence its marketing period for the debt financing.

During this period, our senior management proposed to Sycamore Partners that it offer all of our stockholders an option to rollover an agreed number of shares of our common stock into the post-closing company. Sycamore Partners informed us that it was not willing to offer a rollover option to all of our stockholders due to, among other matters, the complexity associated with any such transaction. Also during this period, Messrs. Belk, Jr., Belk, Orvos and Zant and their independent legal counsel discussed and negotiated the material terms of their post-closing employment matters, including the equity rollover required by Sycamore Partners. See “—Interests of Our Directors and Executive Officers in the Merger” below.

On August 17, 2015, our board of directors held a special meeting. Members of our senior management, as well as representatives of King & Spalding and Goldman Sachs, were also present. At the meeting, our senior management updated our board of directors on the status of discussions with respect to the potential sale of our company to Sycamore Partners and noted that it expected to present later in the week a final merger agreement to our board for its consideration. After discussion, our board of directors authorized senior management to complete negotiations for a sale of the company to Sycamore Partners at $68.00 per share.

From August 17, 2015 through August 23, 2015, our senior management, King & Spalding, Sycamore Partners, and Kirkland & Ellis continued to negotiate the merger agreement, including the disclosure schedules to the merger agreement, the limited guarantee, the equity commitment letter, and the debt commitment letters provided by Sycamore Partners. Also during this period, Messrs. Belk, Jr., Belk, Orvos and Zant and their independent legal counsel continued their discussions and negotiations regarding their post-closing employment matters, including the terms of the equity rollover required by Sycamore Partners.

On August 23, 2015, our board of directors held a special meeting at which members of Belk’s senior management, as well as representatives of King & Spalding and Goldman Sachs, were also present.

Prior to the meeting, the directors had received copies of the final form of the merger agreement, limited guarantee, equity and debt commitment letters, voting agreements and a summary of the terms thereof, as well as presentation materials prepared by representatives of Goldman Sachs which included a disclosure letter confirming the previous disclosure by Goldman Sachs to the company of certain of its investment banking relationships with Sycamore Partners. Our board of directors, our senior management and representatives of Goldman Sachs again reviewed the key terms of the proposed merger with Sycamore Partners. King & Spalding updated our board of directors on its fiduciary duties applicable to its adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Representatives of Goldman Sachs reviewed the financial terms of the offer from Sycamore Partners and delivered to our board of directors its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the $68.00 in cash per share of our common stock expected to be paid to the holders (other than Parent and its affiliates) of shares of our common stock, taken in the aggregate, pursuant to the merger agreement was fair, from a financial point of view, to such holders. King & Spalding also reviewed the material terms of the merger agreement, the voting agreements and other transaction documents, and senior management reviewed the terms of Messrs. Belk, Jr.’s, Belk’s, Orvos’ and Zant’s post-closing employment arrangements, including the equity rollover required by Sycamore Partners.

Our senior management then left the meeting and our non-management directors met in executive session with representatives of King & Spalding and Goldman Sachs. Following thorough review, including discussion of the factors summarized below under the heading “—Reasons for the Merger and Recommendation of Our Board of Directors,” our senior management rejoined the meeting, and our board of directors unanimously (1) determined that it was advisable and fair to, and in the best interest of, our company and our stockholders to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, including the merger, (2) approved, adopted, declared advisable and authorized in all respects the merger, the merger agreement and the transactions contemplated by the merger agreement, (3) resolved to recommend, subject to the provisions of the merger agreement, that our stockholders adopt the merger agreement and (4) directed that the merger agreement and the transactions contemplated by the merger agreement, including the merger, be submitted to our stockholders for adoption.

Following our board of directors’ approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, Belk, Parent and Merger Sub executed the merger agreement later that evening. In connection with the execution of the merger agreement, Mr. Thomas M. Belk, Jr., Mr. John R. Belk and certain of our other stockholders owning or controlling in the aggregate more than a majority of the total voting power of our outstanding shares of common stock delivered executed voting agreements whereby they agreed, among other matters, to vote all shares of our common stock owned or controlled by them in favor of the adoption of the merger agreement and the approval of the merger. Certain of our stockholders also delivered executed agreements whereby they agreed not to exercise any appraisal, dissenters’ or similar rights in connection with the merger. See “Voting and Support Agreements” below.

On August 24, 2015, we issued a press release announcing the transaction.

Reasons for the Merger and Recommendation of Our Board of Directors

On August 23, 2015, after careful consideration, our board of directors unanimously (1) determined that it was advisable and fair to, and in the best interest of, the Company and our stockholders to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, including the merger, (2) approved, adopted, declared advisable and authorized in all respects the merger, the merger agreement and the transactions contemplated by the merger agreement, (3) resolved to recommend, subject to the provisions of the merger agreement, that our stockholders adopt the merger agreement and (4) directed that the merger agreement and the transactions contemplated by the merger agreement, including the merger, be submitted to our stockholders for adoption.

Our board of directors considered the following factors (which are not listed in any relative order of importance) in reaching its conclusion to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and to recommend the adoption of the merger agreement to our stockholders, all of which it viewed as generally supporting its decision to approve the merger:

•	The fact that we determined that a sale of the Company was in the best interests of our stockholders only after a thorough evaluation of the strategic alternatives to a sale of the Company, as described under “—Background of the Merger,”

•	The market check performed by our board of directors in soliciting interest from potential third parties to acquire the Company, including strategic and financial buyers, as described under “—Background of the Merger” and the belief that the process conducted by our board of directors resulted in the highest price reasonably available to our stockholders,

•	The merger consideration of $68.00 per share represents an implied equity value of approximately $2.7 billion and an implied enterprise value of approximately $3.0 billion,

•	The cash merger consideration will permit our stockholders to monetize their holdings of an illiquid stock, while avoiding long-term business risks, and while also providing such stockholders with certainty of value for their shares of our common stock,

•	The benefits to our stockholders from a sale of our business compared to other strategic alternatives available to us to enhance stockholder value,

•	The risks we face by continuing as an independent company,

•	The terms of merger agreement,

•	Our right to consider an unsolicited alternative proposal (and furnish information and conduct negotiations with third parties making such unsolicited alternative proposals) and, under certain circumstances, the right of our board of directors to change or withdraw its recommendation of the merger prior to the special meeting and terminate the merger agreement to pursue a superior proposal (as defined in “The Merger Agreement—Restrictions on Solicitation of Other Offers”),

•	The fact that the support stockholders who own or control approximately 58% of the voting power of our common stock have signed voting agreements in which they have agreed to vote in favor of the merger,

•	Parent and Merger Sub have delivered to us a binding equity commitment letter from funds affiliated with Parent and binding debt commitment letters from large financial institutions pursuant to which Parent and Merger Sub will obtain sufficient funds to comply with their respective obligations under the merger agreement, including payment of the aggregate merger consideration,

•	Parent will be obligated to pay us the reverse termination fee described in “The Merger Agreement—Termination Fees” if we terminate the merger agreement because of a material breach of the merger agreement by Parent or because Parent fails to close the merger under circumstances where all closing conditions to the merger have been satisfied and the marketing period to syndicate the debt financing has expired,

•	The limited guarantee provided by the guarantors pursuant to which the guarantors have guaranteed the payment by Parent of the reverse termination fee and the payment of the other guaranteed obligations of Parent and Merger Sub under the merger agreement,

•	The consummation of the merger is not subject to a financing condition (although the funding of the debt, rollover and equity financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided),

•	The right of our stockholders to exercise appraisal rights under the DGCL to have the “fair value” (as determined pursuant to Section 262) of their shares of common stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the merger consideration,

•	The opinion of Goldman Sachs to our board of directors that, as of August 23, 2015, and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the $68.00 in cash per share of our common stock expected to be paid to the holders (other than Parent and its affiliates) of shares of our common stock, taken in the aggregate, pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described in “—Opinion of Our Financial Advisor,”

•	The absence of any material risk that any government authority would prevent or materially delay the merger under antitrust law, and

•	The level of effort that Parent and Merger Sub must use under the merger agreement to obtain the proceeds of the debt financing on the terms and conditions described in the debt commitment letters.

Our board of directors also considered the potential risks of the merger and other potentially negative factors, including the following:

•	The merger is subject to a number of closing conditions, some of which are outside our control,

•	The possibility that we will not be able to consummate the merger prior to the end date for any reason, including due to the failure to obtain the stockholder approval of the merger and the merger agreement or failure to satisfy the other conditions to the completion of the merger (including the receipt of required regulatory approvals),

•	The failure of Parent to obtain the equity or debt financing contemplated by the financing commitments, or alternative financing if necessary, or the failure of any such financing to be sufficient to consummate the merger and the other transactions contemplated by the merger agreement,

•	The diversion of management and employee attention from our ongoing business operations due to the pendency of the merger and the effect of the announcement of the merger on our ability to retain and hire key personnel and maintain relationships with our customers, suppliers, and others with whom we do business, or on our operating results and business generally,

•	The nature, cost and outcome of any pending or future legal proceedings against us or others relating to the transactions contemplated by the merger agreement,

•	The fact that receipt of the all-cash merger consideration would be taxable to our stockholders that are treated as U.S. persons for U.S. federal income tax purposes,

•	The merger is subject to the absence of a Company material adverse effect (as described in “The Merger Agreement—Representations and Warranties”) and adverse developments with respect to us prior to the closing of the merger may constitute a Company material adverse effect and permit Parent to terminate the merger agreement and the financing commitments,

•	Parent is not obligated to close the merger until the expiration of the marketing period for the debt financing and the blackout dates for the marketing period may delay the closing of the merger,

•	The reverse termination fee is our exclusive remedy, subject to limited exceptions as described in “The Merger Agreement—Remedies,” for a breach by Parent of its obligation to close the merger,

•	We and our stockholders, officers, directors, employees and representatives will be prohibited from soliciting any alternative proposal to the merger,

•	If we terminate the merger agreement in order to pursue an unsolicited alternative proposal that our board of directors determines is or is reasonably likely to become a superior proposal, we will be obligated to pay Parent the termination fee described in “The Merger Agreement—Termination Fees,”

•	The limitations imposed on our freedom to operate our business prior to closing under the operating covenants in the merger agreement,

•	Certain of our executive officers may have interest in the merger that are different from the interests of our stockholders generally, as more particularly described in “—Interests of Our Directors and Executive Officers in the Merger,” and

•	The fact that none our stockholders, other than the rollover investors, will be entitled to participate in any increase in the value of our business after closing.

Our board of directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The foregoing discussion of our board of directors’ reasons for its recommendation to adopt the merger agreement is not meant to be exhaustive, but addresses the material information and factors considered by our board of directors in consideration of its recommendation. In view of the wide variety of factors considered by our board of directors in connection with the evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of our board of directors may have been influenced to a greater or lesser degree by different factors. In arriving at their respective recommendations, the members of our board of directors were aware of the interests of our directors and executive officers, including our named executive officers, as described in “—Interests of Our Directors and Executive Officers in the Merger.”

Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

Opinion of Our Financial Advisor

Goldman Sachs delivered its opinion to our board of directors that, as of August 23, 2015 and based upon and subject to the limitations and assumptions set forth therein, the $68.00 in cash per share of our common stock to be paid to the holders (other than Parent and its affiliates) of shares of our common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated August 23, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction contemplated by the merger agreement and such opinion does not constitute a recommendation as to how any holder of shares of our common stock should vote with respect to the transaction contemplated by the merger agreement or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on our Form 10-K for the five fiscal years ending January 31, 2015;

•	certain interim reports to stockholders and Quarterly Reports on our Form 10-Q;

•	certain other communications from our company to its stockholders; and

•	certain internal financial analyses and forecasts, including the June Operating Plan Projections, which were prepared by our management and approved for Goldman Sachs’ use by us.

Goldman Sachs also held discussions with members of our senior management regarding their assessment of the past and current business operations, financial condition and future prospects of our company. In addition, Goldman Sachs compared certain financial information for our company with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the mid-tier department store industry; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with our consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with our consent that the June Operating Plan Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of our company. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of our company or any of our subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the merger agreement will be obtained without any adverse effect on our company or on the expected benefits of the merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis.

Goldman Sachs’ opinion did not address the underlying business decision by us to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to us, nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of our common stock, as of the date of the opinion, of the $68.00 in cash per share of our common stock to be paid to such holders, taken in the aggregate, pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction contemplated by the merger agreement, including, the allocation of the consideration payable pursuant to the merger agreement among the holders of shares of our Class A common stock and shares of our Class B common stock; the fairness of any consideration received in connection with the contribution of shares of our common stock to Parent or any of Parent’s affiliates pursuant to the Rollover Agreements (as defined in the merger agreement); the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or our other constituencies, or as to the fairness of the amount or nature of any compensation to be paid or payable to any of our officers, directors or employees, or class of such persons, in connection with the transaction contemplated by the merger agreement, whether relative to the $68.00 in cash per share of our common stock to be paid to the holders (other than Parent and its affiliates) of shares of our common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the transaction contemplated by the merger agreement on the solvency or viability of our company or Parent or the ability of our company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of our board of directors in connection with its consideration of the transaction contemplated by the merger agreement and such opinion does not constitute a recommendation as to how any holder of shares of our common stock should vote with respect to the transaction contemplated by the merger agreement or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 21, 2015, the last trading day before Goldman Sachs delivered its financial analysis to our board of directors, and is not necessarily indicative of current market conditions. All references to our common stock mean the Company Class A common stock and Class B common stock.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for our company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the mid-tier department store industry (collectively, the “Selected Companies”):

•	Macy’s, Inc. (“Macy’s”)

•	Bon-Ton Stores, Inc. (“Bon-Ton”)

•	Dillard’s Inc. (“Dillard’s”)

•	Stage Stores, Inc. (“Stage Stores”)

•	J.C. Penney Corporation, Inc. (“J.C. Penney”)

Although none of the Selected Companies is directly comparable to our company, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of our company.

The multiples and ratios of the Selected Companies were based on information obtained from SEC filings and estimates from Bloomberg and the Institutional Brokers’ Estimate System as of August 20, 2015. The multiples and ratios for our company were based on the June Operating Plan Projections and our balance sheet as of May 2, 2015 (assuming $185.0 million of net debt, which includes capital leases).

With respect to each of the Selected Companies and our company (on an unadjusted and adjusted basis), Goldman Sachs calculated, among other things:

•	enterprise value, which is the market value of common equity plus the book value of debt, including capital leases, less cash and cash equivalents (“EV”), as a multiple of last 12 months (“LTM”) earnings before interest, tax, depreciation and amortization (“EBITDA”);

•	EV as a multiple of estimated EBITDA for the fiscal year ending January 2016 (calendarized to January to conform fiscal periods); and

•	closing market price on August 20, 2015, as a multiple of estimated earnings per share for the fiscal year ending January 2016 (calendarized to January to conform fiscal periods).

The results of these analyses are summarized as follows:

	Belk Transaction Multiples (unadjusted)	Belk Transaction Multiples (adjusted)*	Selected Companies**
			Macy’s	Bon-Ton	Dillard’s	Stage Stores	J.C. Penney	Median
LTM EV/EBITDA	6.6x	6.3x	7.3x	7.1x	5.5x	3.4x	NM	6.3x
LTM EBITDA Avg. (last 3 years)	—	—	6.6x	7.0x	6.2x	6.0x	N/A	—
FYE Jan-’16E EV/EBITDA	6.9x	6.4x	7.0x	6.7x	5.5x	NM	NM	6.7x
FWD EBITDA Avg. (last 3 years)	—	—	6.3x	6.3x	5.9x	5.1x	N/A	—
FYE Jan-’16E P/E	21.8x	16.8x	13.1x	NM	11.8x	NM	NM	12.5x
FWD P/E Avg. (last 3 years)	—	—	12.0x	N/A	12.3x	14.9x	N/A	—

*	Adjustments to EBITDA were made to remove the impact of non-recurring items, including, but not limited to, costs associated with third-party consultants, Project SMART, which is our company’s strategic merchandising and retail technology platform, our digital commerce platform, IT matters and other expenses/contingencies.
**	NM means not meaningful because estimates are either negative or otherwise not comparable.

Our company provided Goldman Sachs, for its use with our consent, the following information: LTM EBITDA of $443 million on an unadjusted basis and $463 million on an adjusted basis; estimated EBITDA for the fiscal year ending January 2016 of $422 million on an unadjusted basis and $452 million on an adjusted basis; and estimated earnings per share for the fiscal year ending January 2016 of $3.12 on an unadjusted basis and $4.04 on an adjusted basis.

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on our company using the June Operating Plan Projections to determine a range of illustrative present values per share of our common stock. Goldman Sachs calculated indications of present value of unlevered free cash flow values for our company for the last three quarters of the fiscal year ending January 2016 through fiscal year 2020 using illustrative discount rates ranging from 8.5% to 9.5%, reflecting estimates of our company’s weighted average cost of capital. Goldman Sachs calculated the present value of unlevered free cash flows for our company in the terminal year using illustrative perpetuity growth rates ranging from 0.0% to 2.0% and illustrative discount rates ranging from 8.5% to 9.5%. Goldman Sachs then added the present value of the illustrative terminal value with the present values of the unlevered free cash flows for each of the last three quarters of the fiscal year ending January 2016 through fiscal year 2020 and subtracted the assumed amount of our company’s net debt as of May 2, 2015 (based on public filings) to calculate a range of illustrative equity values for our company of $2,525M to $3,496M. Goldman Sachs then divided this range of illustrative equity values by the number of our company’s fully diluted shares of common stock outstanding (provided by our management as of August 20, 2015) to derive a range of illustrative present values per share of our common stock of $63.22 to $87.54. Goldman Sachs also calculated percentages of enterprise value from the value of unlevered free cash flows for our company in the terminal year to derive a range of percentages from 67.6% to 75.7% and implied exit LTM EBITDA multiples to derive a range from 4.6x to 6.8x.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the mid-tier department store industry that were publicly announced since July 2004:

Buyer	Target	Date	Enterprise Value	Transaction Value/LTM EBITDA	Announced Synergies	Synergy EBITDA Multiple
Ceberus Capital	Mervyn’s	July 2004	$1.65B	6.2x	—	—
Kmart	Sears	November 2004	$14.8B	7.3x	$500M	5.9x
Federated Department Stores	May Department Stores	February 2005	$17.0B	8.6x	$450M	7.0x
Bon-Ton Stores	Northern Department Stores	October 2005	$1.135B	6.7x	$33M	5.6x
Maple Leaf Heritage Investments	Hudson’s Bay Company	January 2006	$1.6B	8.1x	—	—

For each of the selected transactions, Goldman Sachs calculated and compared the transaction value, as implied by the precedent transaction, as a multiple of the target’s LTM EBITDA. While none of the companies that participated in the selected transactions are directly comparable to our company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of our company’s operations.

The following table presents the results of this analysis:

Multiple
Selected Transactions Range	6.2x-8.6x
Selected Transactions Median	7.3x
Belk Transaction (LTM unadjusted)	6.6x
Belk Transaction (LTM adjusted)	6.3x
Belk Transaction (FY ‘16 unadjusted)	6.9x
Belk Transaction (FY ‘16 adjusted)	6.4x

General. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses is directly comparable to our company or the transaction contemplated by the merger agreement.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to our board of directors as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of our common stock, taken in the aggregate, of the $68.00 in cash per share of our common stock to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither we nor Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The $68.00 in cash per share of our common stock to be paid pursuant to the merger agreement was determined through arm’s-length negotiations between our company and Parent and was approved by our board of directors. Goldman Sachs provided advice to our company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to us or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction contemplated by the merger agreement.

As described above, Goldman Sachs’ opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement and recommend that our stockholders vote their shares of our common stock in favor of the transaction contemplated by the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its opinion and is qualified in its entirety by reference to the full text of the written opinion of Goldman Sachs included as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of our company, Parent, any of their respective affiliates and third parties, including Sycamore Partners, or any currency or commodity that may be involved in the merger. Goldman Sachs acted as financial advisor to our company in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Sycamore Partners and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive compensation, including having acted as financial co-advisor to Sycamore Partners on the sale of its portfolio company, Stuart Weitzman Inc., in January 2015. During the two year period ended August 23, 2015, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided directly to Sycamore Partners and/or to its affiliates and portfolio companies (which may include companies that are not controlled by Sycamore Partners) of approximately $3.5 million. Goldman Sachs may also in the future provide financial advising and/or underwriting services to our company, Parent and their respective affiliates, and Sycamore Partners and its affiliates and portfolio companies, for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also have co-invested with Sycamore Partners and its affiliates from time to time and have invested in limited partnership units of affiliates of Sycamore Partners from time to time and may do so in the future.

Our board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the merger agreement in the industry in which the Company operates. Pursuant to a letter agreement dated January 5, 2015, our company engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a portion of our company. The engagement letter between our company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, as approximately $28.0 million, which is contingent upon consummation of the transaction contemplated by the merger agreement. In addition, our company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws. During the two year period ended January 5, 2015, the Investment Banking Division of Goldman Sachs did not receive any compensation for providing financial advisory or underwriting services to our company and/or its affiliates.

Projected Financial Information

As a matter of course, we do not publicly disclose long-term projections or internal projections of our future performance due to the unpredictability of the underlying assumptions and estimates. However, in connection with our review of strategic alternatives described in this proxy statement, our board of directors authorized our senior management to prepare and provide to the board and our financial advisor Goldman Sachs certain non-public, unaudited prospective financial information to assist our board of directors and Goldman Sachs in considering, analyzing and evaluating our strategic alternatives, including the merger. During our sale process, our senior management updated our financial projections to reflect the most current operating information of our business available to senior management.

The projected financial information set forth below (collectively, the “Management Projections”) was considered by our board of directors and Goldman Sachs in evaluating our strategic alternatives, including the merger. The Management Projections also were provided to potential purchasers during our sale process as described below. The Management Projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available as described above. The Management Projections were also not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. For example, certain metrics included in the Management Projections are non-GAAP financial measures, and the Management Projections do not include footnote disclosures as may be required by GAAP. Furthermore, KPMG LLP, our independent registered public accounting firm, has not examined, reviewed, compiled or otherwise applied procedures to the Management Projections and, accordingly, assumes no responsibility for, and expresses no opinion on, the Management Projections. The Management Projections included in this proxy statement have been prepared by, and are the responsibility of, our management.

The Management Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions, changes to our business, financial condition or results of operations, and other matters. Many of these estimates and assumptions are difficult to predict, subject to significant economic and competitive uncertainties, are beyond our control, and may cause the Management Projections or the underlying assumptions to be inaccurate. Since the Management Projections cover multiple years, the information contained therein, and the estimates and assumptions on which it is based, by their nature become less reliable with each successive year.

The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding our company contained in our company’s public filings with the SEC. Further, the Management Projections do not take into account any circumstances or events occurring after the date they were prepared. As a result, there can be no assurance that the Management Projections will be realized or that our actual results will not be significantly higher or lower than projected. Finally, the Management Projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurately reflecting the projected performance of the company in that context.

For the foregoing reasons, as well as the basis and assumptions on which the Management Projections were compiled, the inclusion of specific portions of the Management Projections in this proxy statement should not be regarded as an indication that such Management Projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, we do not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. We have made no representation to Sycamore Partners or any other person in the merger agreement or otherwise concerning the Management Projections.

The Management Projections are forward-looking statements and are protected accordingly under the securities laws. For information on factors that may cause our future financial results to materially vary see “Cautionary Note Regarding Forward-Looking Statements” and our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, which was filed with the SEC on April 14, 2015, and our Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2015, filed with the SEC on September 8, 2015, and in our subsequently filed reports with the SEC, including Forms 10-Q and 8-K.

In light of the foregoing factors and the uncertainties inherent in the Management Projections, we caution our stockholders not place undue, if any, reliance on the Management Projections included in this proxy statement.

March Base Projections

Our senior management prepared the below financial projections, referred to as the “March Base Projections,” and provided them to Party A and Party C on March 5, 2015. See “—Background of the Merger.” The March Base Projections were not provided to Party B because Party B did not sign a confidentiality agreement with us.

The March Base Projections assume (a) a compounded annual growth rate of 2.9% from fiscal year 2015 through fiscal year 2020, with increasing eCommerce penetration and growth in store-based sales driven by investment activity, (b) gross profit growth driven by systemic improvements from Project SMART, which is our company’s strategic merchandising and retail technology platform, and other investments in merchandising tools, and (c) EBITDA growth driven by sales and gross profit rate growth in addition to targeted expense savings strategies.

	March Base Projections
(dollars in millions)	2016 Estimated	2017 Estimated	2018 Estimated	2019 Estimated	2020 Estimated
Revenue	$4,145	$4,238	$4,420	$4,524	$4,693
Gross Profit	1,657	1,703	1,784	1,836	1,913
EBITDA(1)	416	450	505	529	557
Depreciation and Amortization	182	190	210	209	206
EBIT	234	259	296	321	351
Adjusted EBITDA(2)	446	475	505	529	557

(1)	EBITDA, is defined as earnings before interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of non-recurring items, including, but not limited to, costs associated with third-party consultants, Project SMART, which is our company’s strategic merchandising and retail technology platform, our digital commerce platform, IT matters and other expenses/contingencies.

April Base Projections

Our senior management prepared the below financial projections, referred to as the “April Base Projections,” and provided them to potential financial buyers, including Sycamore Partners, during the month of April, 2015. The April Base Projections were based on the same assumptions as the March Base Projections, except that the April Base Projections included senior management’s revised assumptions regarding the useful life of our company’s future capital, primarily related to our digital commerce platform. This resulted in a reduction from the March Base Projections in depreciation and amortization for fiscal years 2018, 2019 and 2020, with fiscal years 2019 and 2020 being partially offset by an increase in projected capital deployment during those periods.

	April Base Projections
(dollars in millions)	2016 Estimated	2017 Estimated	2018 Estimated	2019 Estimated	2020 Estimated
Revenue	$4,145	$4,238	$4,420	$4,525	$4,693
Gross Profit	1,657	1,702	1,784	1,836	1,914
EBITDA(1)	415	452	496	523	551
Depreciation and Amortization	180	192	200	205	200
EBIT	234	259	295	318	351
Adjusted EBITDA(2)	445	477	496	523	551

(1)	EBITDA, is defined as earnings before interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of non-recurring items, including, but not limited to, costs associated with third-party consultants, Project SMART, which is our company’s strategic merchandising and retail technology platform, our digital commerce platform, IT matters and other expenses/contingencies.

April Operating Plan Projections

Our senior management prepared the below financial projections, referred to as the “April Operating Plan Projections,” and provided them to potential financial buyers, including Sycamore Partners, during the month of April, 2015. As discussed in “—Background of the Merger,” after the March 26, 2015 meeting of the board of directors, pursuant to several of our independent directors’ recommendation that our senior management provide potential buyers financial projections for our 2016 through 2018 fiscal years to reflect our senior management’s best estimate of its expectations for the performance of our business during this period in light of, among other things, actual results of operation in the fourth quarter of our 2015 fiscal year and the first quarter of our 2016 fiscal year, our senior management revised our financial projections for fiscal years 2016 through 2018, to include opportunities above our then-existing April Base Projections. See “—Background of the Merger.”

The April Operating Plan Projections were based on the most current operating information of our business available to senior management, and included senior management’s revised assumptions regarding (a) increases in revenue growth from the April Base Projections for fiscal year 2016 through 2018 in light of our growth in revenue during the fourth quarter of our 2015 fiscal year and the first quarter of our 2016 fiscal year and (b) increases in targeted expense savings strategies during fiscal year 2018.

	April Operating Plan Projections
(dollars in millions)	2016 Estimated	2017 Estimated	2018 Estimated
Revenue	$4,185	$4,322	$4,507
Gross Profit	1,673	1,736	1,819
Adjusted EBITDA(1)	454	495	534

(1)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of non-recurring items, including, but not limited to, costs associated with third-party consultants, Project SMART, which is our company’s strategic merchandising and retail technology platform, our digital commerce platform, IT matters and other expenses/contingencies.

June Operating Plan Projections

Our senior management prepared the below financial projections, referred to as the “June Operating Plan Projections,” for the purpose of providing (a) Goldman Sachs with five full years of cash flow estimates for purposes of its discounted cash flow analysis and (b) potential financial buyers with five full years of projections to reflect our senior management’s best estimate of its expectations for the performance of our business during this period in light of, among other things, actual results of operation in the fourth quarter of our 2015 fiscal year and the first quarter of our 2016 fiscal year, to include opportunities above our then-existing April Base Projections. At our direction, Goldman Sachs relied on the June Operating Plan Projections in connection with its fairness opinion described in “—Opinion of Our Financial Advisor.”

The June Operating Plan Projections were based on the same assumptions as the April Operating Plan Projections, as extrapolated and applied to our 2019 and 2020 fiscal years, except that adjustments were made to the assumed capital in-service timing which impacted depreciation and amortization in fiscal years 2016 through 2018. These adjustments resulted in changes to our projections of Adjusted EBITDA in fiscal years 2016 through 2018 from projections of our Adjusted EBITDA during those periods in the April Operating Plan Projections.

	June Operating Plan Projections
(dollars in millions)	2016 Estimated	2017 Estimated	2018 Estimated	2019 Estimated	2020 Estimate
Revenue	$4,185	$4,322	$4,507	$4,614	$4,786
Gross Profit	1,673	1,736	1,819	1,872	1,951
EBITDA(1)	422	472	538	563	583
Depreciation and Amortization	178	192	200	205	200
EBIT	244	280	338	358	383
Adjusted EBITDA(2)	452	497	538	563	583
Unlevered Free Cash Flows(3)	196	136	230	256	262

(1)	EBITDA, is defined as earnings before interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of non-recurring items, including, but not limited to, costs associated with third-party consultants, Project SMART, which is our company’s strategic merchandising and retail technology platform, our digital commerce platform, IT matters and other expenses/contingencies.
(3)	Unlevered Free Cash Flows were calculated using the June Operating Plan Projections and were not provided to other bidders. Unlevered Free Cash Flows represents earnings before interest and taxes less total unlevered cash taxes, less non-deal contingent cash transaction costs, less capital expenditures, less increases in working capital, less net increases in certain other assets and other liabilities, plus depreciation and amortization.

Deregistration of Our Common Stock

Our Class A common stock and Class B common stock are currently registered under the Exchange Act and, although there is no established public trading market for either our Class A common stock or our Class B common stock, there are limited and sporadic quotations of bid and ask prices for our Class A common stock and our Class B common stock on the OTC Market, in the OTCPink Tier, under the symbols “BLKIA” and “BLKIB,” respectively.

As a result of the merger, we will cease to be an independent company and will become a wholly-owned subsidiary of Parent, and our common stock will be removed from quotation on the OTC Market. Following consummation of the merger, the registration for our Class A common stock and Class B common stock under the Exchange Act will be terminated. As such, we will no longer file periodic reports with the SEC on account of our common stock.

Financing of the Merger

Parent estimates that the total amount of funds required to complete the merger and related transactions, including to pay fees and expenses in connection with the merger, is approximately $3.1 billion. Parent expects to fund this amount through a combination of:

•	cash equity contributions from affiliates of Sycamore Partners of up to $658.8 million, which is described below under “—Financing of the Merger—Equity Financing,”

•	the contribution to Parent of shares of our common stock (an aggregate of 385,295 shares, the equivalent of an approximately $26.2 million investment based upon the merger consideration of $68.00 per share), which is described below under “—Financing of the Merger —Rollover Financing,” and

•	debt financing consisting of commitments for (i) a senior secured first lien term loan facility in an aggregate principal amount of up to $1.775.0 billion, (ii) a senior secured second lien term loan facility in an aggregate principal amount of up to $600.0 million, and (iii) an asset based revolving credit facility in an aggregate principal amount of $800.0 million. Parent has received firm commitments from certain financial institutions to provide the debt financing, which is described below under “—Financing of the Merger —Debt Financing.”

The consummation of the merger is not subject to a financing condition (although the funding of the debt, rollover and equity financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided).

Equity Financing

On August 23, 2015, Sycamore Partners II, L.P., a Cayman Islands exempted limited partnership, Sycamore Partners, L.P., a Delaware limited partnership, and Sycamore Partners A, L.P., a Delaware limited partnership (collectively, “Sponsor”), entered into an equity commitment letter (the “equity commitment letter” and, together with the debt commitment letters described below in “—Financing of the Merger—Debt Financing,” the “commitment letters”) with Parent pursuant to which Sponsor committed to contribute to Parent, immediately prior to the consummation of the merger, a cash equity contribution of up to $658.8 million in exchange for equity securities of Parent. We refer to the financing described above as the “equity financing.” The equity financing is subject to the following conditions:

•	satisfaction, or waiver by Parent in writing, of the conditions precedent to Parent’s and Merger Sub’s obligations to consummate the merger as set forth in the merger agreement (other than those conditions that by their nature are to be satisfied by actions to be taken at the closing, which must instead be capable of being satisfied on closing date);

•	the expiration of the marketing period with respect to the debt financing set forth in the merger agreement and the funding of the debt financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, the merger agreement) in accordance with the terms thereof at the closing of the merger if the equity financing is funded at the closing of the merger;

•	the execution and delivery of the merger agreement by the parties thereto; and

•	the contemporaneous consummation of the merger.

The amount of the equity financing may be reduced by an amount specified by Parent, but only to the extent that it will nevertheless be possible for Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement in accordance with all requirements therein with Sponsor contributing less than the full amount of its contribution obligation. The equity financing will terminate upon the earliest to occur of (i) the valid termination of the merger agreement in accordance with its terms, (ii) the consummation of the merger, provided that Sponsor has funded the equity financing in connection therewith, (iii) the Company or any of its affiliates making any claim against Sponsor or any of its affiliates in connection with the equity commitment letter, the limited guarantee, the merger agreement or any transactions contemplated thereby other than claims permitted under the equity commitment letter, limited guarantee or the merger agreement, or (d) we or any of our affiliates receive payment in full from Sponsor of the guaranteed obligations (as defined in “—Limited Guarantee”) under the terms of the limited guarantee. The Company is an express third-party beneficiary of the equity commitment letter and has the right to specific performance to enforce Sponsor’s obligations under the equity commitment letter solely to the extent we have the right to seek specific performance under the merger agreement to require Parent to cause the equity commitment under the equity commitment letter to be funded. Sponsor may assign its obligation to fund any portion of the equity commitment to one or more of its affiliates, or to one or more other investors, provided that such assignment will not relieve Sponsor of its obligation to fund the full amount of the equity commitment. See “The Merger Agreement—Remedies.”

Rollover Financing

On August 23, 2015, each of the rollover investors entered into separate letter agreements (the “rollover agreements”) with Fashion Holdings LLC, a Delaware limited liability company and an affiliate of Parent (“Holdings”), pursuant to which each rollover investor committed to contribute (or to cause one or more of each rollover investor’s respective immediate family members, or any trust or other entity controlled by the rollover investor and/or the rollover investor’s respective immediate family members that has been organized for the benefit of the rollover investor and/or the rollover investor’s respective family members to contribute) to Holdings, immediately prior to the effective time of the merger, shares of common stock of the Company held by such rollover investor in exchange for certain equity securities of Holdings (“Class L Units”), on the terms and subject to the conditions in the rollover agreements. Specifically, in connection with their continued employment by the Company following the effective time of the merger, Mr. Thomas M. Belk, Jr. has committed to rollover shares of Common Stock having an aggregate value of $15.0 million, Mr. John R. Belk has committed to rollover shares of Common Stock having an aggregate value of $10.0 million, Mr. Adam M. Orvos has committed to rollover an amount in cash and/or shares of Common Stock having an aggregate value of $500,000, and Mr. David B. Zant has committed to rollover an amount in cash and/or shares of Common Stock having an aggregate value of $700,000, in all cases, in exchange for equity interests of Holdings.

The rollover investors’ commitments pursuant to the rollover agreements are conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to complete the merger contemplated by the merger agreement (other than any conditions that by their nature are to be satisfied at the closing of the merger, but subject to the prior or substantially concurrent satisfaction of such conditions) (as determined by Sponsor or as determined by a court enforcing Sponsor’s equity commitments pursuant to the Company’s specific performance remedy under the merger Agreement) and upon the substantially simultaneous consummation of the merger. The Company is an express third-party beneficiary of the rollover agreements and has the right to seek specific performance of the commitments of the rollover investors under the rollover agreements under the circumstances in which the Company would be permitted by the merger agreement to obtain specific performance requiring Parent to enforce such commitments.

The following table sets forth, for each of the rollover investors, (i) the aggregate rollover amount of Company common stock to be contributed by such rollover investor, and (ii) the estimated percentage of Holdings’ total outstanding Class L Units that will be held by such rollover investor as of the closing of the merger. The disclosure in the table below assumes, for illustrative purposes only, that Sponsor fulfills its obligation to fully fund its equity commitment of $658,800,000, as described above in “—Financing of the Merger—Equity Financing.”

Name	Rollover Amount		Est. Percentage of Total Holdings Class L Units(3)
Thomas M. Belk, Jr.	$15,000,000	(1)	2.19%
John R. Belk	$10,000,000	(1)	1.46%
Adam M. Orvos	$500,000	(2)	0.07%
David B. Zant	$700,000	(2)	0.10%

(1)	Rollover amount to be contributed in shares of Company common stock based on a value of $68.00 per share.
(2)	Rollover amount to be contributed in shares of Company common stock based on a value of $68.00 per share and/or cash.
(3)	The exact number of Class L Units to be issued to each rollover investor will be determined by multiplying 100,000,000 Class L Units by the percentage of (i) the dollar amount of the rollover investor’s individual investment divided by (ii) the dollar amount of the total equity investments in Holdings of all rollover investors and Sponsor.

Debt Financing

In connection with the entry into the merger agreement, Parent has obtained commitment letters from (A) Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), Bank of America, N.A. (“Bank of America”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “Merrill Lynch”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, (“CS”)), Credit Suisse Securities (USA) LLC (“Credit Suisse Securities” and, together with CS and their respective affiliates, “Credit Suisse”), Jefferies Finance LLC (“Jefferies”), Nomura Securities International, Inc. (“Nomura”), Royal Bank of Canada (“Royal Bank,” and together with Morgan Stanley, Bank of America, DBNY, DBSI, Merrill Lynch, Credit Suisse, Jefferies and Nomura, the “First Lien Term Lenders”), RBC Capital Markets (“RBCCM”), Wells Fargo Bank, National Association (“Wells Fargo,” and together with Bank of America, the “ABL Lenders”; the ABL Lenders and the First Lien Term Lenders being collectively referred to as the “First Lien Lenders”) (as amended from time to time in accordance with the merger agreement, the “First Lien/ABL debt commitment letter”) pursuant to which the Lenders commit to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the First Lien/ABL debt commitment letter, in the aggregate up to $2,575.0 million in debt financing (not all of which is expected to be drawn at the closing of the merger), consisting of (i) a senior secured first lien term loan facility in an aggregate principal amount of up to $1.775.0 billion provided by the First Lien Term Lenders (the “first lien term loan facility”) and (ii) an asset based revolving credit facility in an aggregate principal amount of $800.0 million (not all of which is expected to be drawn at the closing of the merger) provided by the ABL Lenders (the “ABL facility”) and (B) GSO Capital Partners LP (together with its affiliates and funds managed or sub-advised by it or its affiliates, “GSO” and together with the First Lien Lenders, the “Lenders”) (as amended from time to time in accordance with the merger agreement, the “Second Lien debt commitment letter,” and together with the First Lien/ABL debt commitment letter, the “debt commitment letters”) pursuant to which GSO commits to provide, upon the terms and subject to the conditions set forth in the Second Lien debt commitment letter, debt financing, consisting of a senior secured second lien term loan facility in an aggregate principal amount of up to $600.0 million (the “second lien term loan facility” and, together with the first lien term loan facility, the “term loan facilities”). We refer to the financing described above as the “debt financing.”

The aggregate principal amount of the term loan facilities may be increased to fund certain original issue discount or upfront fees in connection with the debt financing. The proceeds of the debt financing will be used (i) to finance, in part, the payment of the amounts payable under the merger agreement, to repay our indebtedness outstanding as of the closing of the merger and the payment of related fees and expenses, (ii) to provide ongoing working capital and (iii) for capital expenditures and other general corporate purposes. The aggregate principal amount of the term loan facilities funded on the closing date may be less than the aggregate principal amount of the term loan facilities committed by the applicable Lenders in accordance with the terms and conditions set forth in the debt commitment letters.

The debt financing contemplated by the debt commitment letters is conditioned on the consummation of the merger in accordance with the merger agreement, as well as other customary conditions, including, but not limited to:

•	the execution and delivery by the borrowers and certain guarantors of definitive documentation, consistent with the debt commitment letters;

•	the accuracy of representations and warranties in the merger agreement as are material to the interests of the lenders under the term loan facilities and the ABL Facility to the extent the inaccuracy of such representations and warranties would permit Parent to terminate the merger agreement or refuse to complete the merger, and the accuracy in all material respects of certain specified representations and warranties in the loan documents;

•	the consummation of the equity financing prior to or substantially concurrently with the initial borrowing under the first lien term loan facility;

•	the consummation of the repayment and termination of our existing Credit Agreement, dated as of October 22, 2014, by and among us, certain of our affiliates, the lenders from time to time party thereto, the agents party thereto and Wells Fargo Bank, National Association as administrative agent;

•	subject to certain limitations, the absence of any event, change, occurrence, condition, development, state of fact or circumstance since August 23, 2015 that would result in a material adverse effect;

•	payment of all applicable costs, fees and expenses;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	receipt by the lead arrangers under the debt commitment letters of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act);

•	subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral; and

•	the completion of a marketing period to syndicate the term loan facility prior to the closing date, such marketing period (the “marketing period”) to be the first period of seventeen consecutive business days (subject to certain exceptions) after the date of the merger agreement commencing on the first business day after Parent shall have received certain financial information specified in the debt commitment letters which does not contain any untrue statement of a material fact regarding us or any of our subsidiaries or omit to state any material fact regarding us or any of our subsidiaries required to be stated therein or necessary in order to make such information, in light of the circumstances under which the statements contained in such information are made, not materially misleading, provided that, without the prior written consent of Parent, the marketing period will not commence prior to the adoption of the merger agreement by our stockholders.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letters, Parent is required to promptly notify us in writing and use its reasonable best efforts to obtain substitute financing on terms and conditions not materially less favorable (including with respect to conditionality) to Parent and Merger Sub, taken as a whole, than the terms and conditions of the debt commitment letters (including the “flex” provisions contained in the fee letter referenced in the debt commitment letters) in an amount sufficient to enable Parent to consummate the merger and the other transactions contemplated by the merger agreement. As of the last practicable date before the printing of this proxy statement, the debt commitment letters remain in effect, and Parent has not notified us of any plans to utilize substitute financing. Except as described in this proxy statement, there is no plan or arrangement regarding the refinancing or repayment of the debt financing. The documentation governing debt financing contemplated by the debt commitment letters has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

The Lenders may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the debt commitment letters and to undertake a portion of the commitments to provide such debt financing.

Limited Guarantee

Concurrently with the execution of the merger agreement, Sponsor executed and delivered a limited guarantee in our favor to guarantee, subject to the terms and conditions of the limited guarantee, the due and punctual payment by Parent of the following (collectively, the “guaranteed obligations”):

•	Parent’s obligation under the merger agreement to pay a reverse termination fee of $165.0 million if the merger agreement is terminated under specified circumstances described in “The Merger Agreement—Termination Fees,” and

•	certain additional amounts, including certain reimbursement and indemnification obligations of Parent and Merger Sub under the merger agreement.

The liability of each guarantor is several, and not joint, and the obligations of each guarantor under the limited guarantee are limited to such guarantor’s pro rata percentage (as set forth for each guarantor in the limited guarantee) of the guaranteed obligations.

The limited guarantee will terminate on the earliest to occur of (1) the effective time of the merger, (2) the termination of the merger agreement in accordance with its terms and payment in full of the guaranteed obligations due and owing upon such termination, and (3) subject to certain exceptions, the six-month anniversary following termination of the merger agreement in accordance with its terms.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors in favor of the proposal to approve the merger agreement, you should be aware that certain of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. These interests include, among others:

•	the merger agreement provides for accelerated vesting and cash-out of all outstanding Company equity awards upon the consummation of the merger,

•	under our severance plan, our executive officers are entitled to separation payments and benefits in the event of a termination of employment under certain conditions at the time of or within a period following the consummation of the merger,

•	the expected ownership of equity interests in Parent or its affiliates by the rollover investors (as described in “—Financing of the Merger—Rollover Financing”),

•	the entry by certain of our officers into retention agreements with us in connection with the execution of the merger agreement, and

•	our directors and executive officers, including our named executive officers, are entitled to continued indemnification and insurance coverage following completion of the merger under our bylaws and under indemnification agreements and the merger agreement.

These interests are discussed in more detail in “—Background of the Merger” and “—Reasons for the Merger and Recommendation of Our Board of Directors.” Our board of directors was aware of the different or additional interests set forth in this proxy statement and considered such interests along with other matters in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger. Our stockholders should take these interests into account in deciding whether to vote “FOR” adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Common Stock

Our directors and executive officers will receive the same cash consideration for their shares of our common stock as our other stockholders. As of October 1, 2015, our directors and executive officers beneficially owned an aggregate of 7,359,254 shares of our common stock. See “Common Stock Ownership of Management and Principal Stockholders” for more information. As described above under “—Financing of the Merger,” pursuant to the rollover agreements, each of Mr. Thomas M. Belk, Jr., Mr. John R. Belk, Mr. Adam M. Orvos and Mr. David B. Zant have committed to contribute a specified number of shares of our common stock held by such executives to Holdings in exchange for Class L Units. Excluding the shares of our common stock expected to be contributed to Holdings pursuant to the rollover agreements (assuming each of Mr. Adam M. Orvos and Mr. David B. Zant rollover an amount in shares of Common Stock having an aggregate value of $500,000 and $700,000, respectively), as of October 1, 2015, our directors and executive officers beneficially owned an aggregate of 6,973,959 shares of our common stock. If the directors and executive officers were to exchange all shares of common stock beneficially owed by them (other than the shares of common stock expected to be contributed pursuant to the rollover agreements and assuming each of Mr. Adam M. Orvos and Mr. David B. Zant rollover an amount in shares of Common Stock having an aggregate value of $500,000 and $700,000, respectively) for the merger consideration, they would be entitled to receive an aggregate of approximately $474.2 million in cash without interest, on the same terms and conditions as the other stockholders of our company.

Treatment of Outstanding Equity Awards

Under the merger agreement, equity-based awards held by our directors and executive officers will be treated as follows:

•	Immediately prior to the effective time of the merger, each Company RSU, whether or not vested, will, contingent upon consummation of the merger, become fully vested and all outstanding issuance and forfeiture conditions will be deemed fully satisfied. To the extent any issuance or forfeiture condition relates in whole or in part to a performance period extending beyond the date of the merger agreement, such condition will be deemed satisfied only to the extent of target level performance.

•	Immediately prior to the effective time of the merger, each Company Stretch Award that is either (1) outstanding immediately prior to the effective time of the merger or (2) if the effective time occurs after January 30, 2016, that was outstanding as of January 30, 2016, whether or not vested, will, contingent upon consummation of the merger, become fully vested and all outstanding issuance and forfeiture conditions will be deemed fully satisfied. To the extent any issuance or forfeiture condition applicable to such Company Stretch Award relates in whole or in part to a performance period extending beyond the date of the merger agreement, such issuance or forfeiture condition will be deemed satisfied only to the extent of target level performance.

•

Immediately prior to the effective time of the merger, we will issue to each holder of Company RSUs and Company Stretch Awards the number of shares of Class B common stock underlying each Company RSU and Company Stretch Award held by the applicable holder (as determined above), which shares of Class

B common stock will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes, at the effective time of the merger.

None of our directors (other than Mr. Thomas M. Belk, Jr., who is our Chairman of the Board and Chief Executive Officer, and Mr. John R. Belk, who is our President and Chief Operating Officer) currently hold any Company RSUs or Company Stretch Awards.

For more information on amounts that the executive officers are expected to receive relating to outstanding equity awards, see “—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

New Agreements with Affiliates of Parent

In connection with entering into the Merger Agreement, pursuant to the rollover agreements (as defined in “—Financing of the Merger—Rollover Financing”), Holdings and each of Mr. Thomas M. Belk, Jr., Mr. Adam M. Orvos and Mr. David B. Zant agreed that upon the closing of the merger, each such executive officer will be granted restricted equity interests (that are subject to time-based vesting and are junior to a liquidation preference in favor of Sycamore Partners and other preferred equity holders of Parent) in Holdings.

In the rollover agreements with Mr. Zant, Mr. Orvos and Mr. Thomas M. Belk Jr., Holdings also agreed that if the merger is consummated, each such executive officer is expected to continue in his current leadership role with his current base salary and annual bonus opportunity, with substantially similar employees benefits (except his current long term incentive compensation will be replaced by the new equity interests described in the agreement) and the same severance benefits (except that the definitions of “cause,” “good reason” and eligibility for change in control severance are modified per the agreement as described below in “—Interests of Our Directors and Executive Officers in the Merger—Severance Arrangements”). In addition, Holdings’ rollover agreement with Mr. Thomas M. Belk, Jr. provides that he will serve on the board of Holdings for so long as he serves as chief executive officer of our company.

Holdings and Mr. John R. Belk have agreed that Mr. Belk will remain in a leadership role until his retirement at the end of our fiscal year ended January 30, 2016 (“Fiscal Year 2016”) and that he will not receive any severance benefits. Mr. John R. Belk will serve on the board of Holdings for a minimum period of one year after the effective time and, after the end of Fiscal Year 2016, will receive cash compensation of $170,000 for his service as a non-employee director of our company in an amount that is consistent with the cash compensation that we currently pay our non-employee directors. This compensation will be paid to Mr. John R. Belk for this one-year period regardless of whether he serves as a member of the Holdings board.

See “—Financing of the Merger—Rollover Financing” for additional description of arrangements between our executive officers, on the one hand, and Holdings or any of its affiliates, on the other hand.

Other than the arrangements mentioned above, no employment, equity contribution or other agreement, arrangement or understanding between any of our executive officers or directors, on the one hand, and Holdings or any of its affiliates, on the other hand, existed as of the date of this proxy statement.

Annual Incentive Plan

Our Amended and Restated Annual Incentive Plan and guidelines provide cash bonuses to all eligible employees, including the executive officers, upon a change in control (such as the merger) on a prorated basis, at the target level, within 90 days after the effective time of the merger. For any remaining portion of Fiscal Year 2016 that follows the effective time of the merger, all eligible employees, including our executive officers, will retain the opportunity to earn a bonus determined based on the actual performance for Fiscal Year 2016, but reduced (but not below zero) by the amount of the bonus paid at the effective time of the merger, unless such executive officer is terminated and paid a bonus pursuant to the Severance Plan, as described below.

For more information on the amounts payable to our named executive officers under the Annual Incentive Plan, see “—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation” below.

Severance Arrangements

The Belk, Inc. Severance Pay Plan (the “Severance Plan”) is a broad based severance plan for eligible employees, including the executive officers, which provides for continuation of compensation following a participant’s termination of employment under certain circumstances. If an executive officer is involuntarily terminated, without cause, or resigns for good reason during an 18-month protection period following the consummation of a change in control (which includes the merger), he or she will be entitled to change in control severance benefits under the Severance Plan. Such benefits include a lump sum cash payment equal to 12 months of base salary for Mr. Thomas M. Belk, Jr. and Mr. John R. Belk and 18 months of base salary and a prorated bonus for Messrs. Orvos, Zant and Pitts. In addition, each executive officer will receive outplacement services (or a cash payment in lieu thereof) and the amount of any retention payments forfeited due to his termination of employment. The Severance Plan includes a provision for the Company to reduce an executive officer’s severance amounts if it is beneficial to the executive officer on an after-tax basis (taking into account the Parachute Tax described in “—Interests of Our Directors and Executive Officers in the Merger—280G Arrangements”) to have this reduction. As a condition to the receipt of these payments, an executive officer is required to execute a release of claims and, if requested by the Company, a non-disclosure and non-disparagement agreement. For more information on the Severance Plan, and the considerations our senior management and board of directors took into account in implementing a severance plan, see “—Background of the Merger.”

For purposes of the Severance Plan, “Good reason” is defined for the executive officers as a material diminution in base salary, a material diminution in authority, duties or responsibilities, or a material change in the geographic location for performing services.

For purposes of the Severance Plan as it applies to Mr. Thomas Belk, Mr. Orvos and Mr. Zant, “Cause” is defined as (i) the conviction of a felony that materially damages the property, business or reputation of Holdings or an affiliate or the engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud; (ii) the engagement in a material violation of Holdings’ or its affiliates’ standards of conduct, confidential information policy, conflict of interest policy, or equal employment opportunity and harassment policy; or (iii) the engagement in any willful act that materially damages or materially prejudices Holdings or its affiliates.

Notwithstanding the terms of the Severance Plan, as a condition to the grant of equity interests in Holdings under the rollover agreements, each of Mr. Thomas Belk, Mr. Orvos and Mr. Zant agreed (a) to waive his right to resign for good reason solely by reason of our company becoming a wholly owned direct or indirect subsidiary of Holdings (but not, for example, by reason of any actions taken by Holdings that would otherwise constitute good reason), and (b) that any increased severance payable following a change in control under the Severance Plan will not be available in connection with a subsequent transaction after this merger. These executive officers also agreed to receive basic severance benefits (rather than change in control severance) if an executive officer resigns for good reason. Mr. John R. Belk agreed that he will not be entitled to any severance benefits.

For more information on amounts that the named executive officers are expected to receive under the Severance Arrangements, see “—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

Retention Arrangements

We entered into retention agreements with each of Mr. Orvos, Mr. Pitts and Mr. Zant (each such agreement, a “Retention Agreement”). Each Retention Agreement provides for (1) the grant of an equity incentive award under the Belk, Inc. Revised Executive Long Term Incentive Plan at double the target award amount (which awards were granted on March 26, 2015), (2) (a) a cash retention bonus equal to the amount of each executive officer’s annual base salary, one half of which was paid on June 12, 2015 and one half of which will be paid on February 19, 2016 regardless of whether the merger or any alternative transaction is consummated and (b) another cash retention bonus equal to one half of each executive officer’s annual base salary which became payable on February 19, 2016 because we signed an agreement that contemplates a change in control (i.e., the merger agreement), with each such cash retention bonus subject to the condition that the relevant executive officer remains employed through the date payment is made (unless such executive officer becomes disabled or is terminated as an express condition of the change in control), (3) agreement by the executive officer to keep certain matters confidential, and (4) certain other benefits consistent with the equity, severance and bonus plan documents of our company.

For more information on amounts that the named executive officers are expected to receive under the Retention Agreements, see “—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

Deferred Compensation and Retirement Plan Arrangements for Executive Officers

We maintain deferred compensation plans for certain members of senior management, including our executive officers. Under one of these plans, participants are entitled to receive payment of the amount credited to their deferred compensation account in the event of any termination of employment (including any termination of employment following the merger). This plan also provides for us to pay a participant’s (including an executive officer’s) reasonable legal fees and expenses if incurred to enforce his rights under the plan after a change in control (such as the merger).

We maintain a supplemental executive retirement plan (“SERP”) that covers a select group of management and highly compensated employees, including our executive officers. The SERP provides that all accounts (including the accounts of the executive officers) will become 100% vested upon a change in control (such as the merger). Each of our executive officers is already 100% vested in accounts under the SERP as of the date of this proxy statement, and therefore no additional payments or benefits will become due upon the consummation of the merger.

Non-Employee Directors Deferred Compensation Plan

We maintain the Non-Employee Directors Deferred Compensation Plan (the “Directors’ Plan”). Under the Directors’ Plan, participants are entitled to receive the amount credited to their deferred compensation account in the event of any termination of service as a director (including a termination following the merger). The Directors’ Plan also provides that if there is a change in control or other corporate transaction (such as the merger), our company’s successor has the right to adopt the Directors’ Plan, and if such successor does not adopt the plan within 30 days of the change in control, each participant’s account is immediately distributable.

280G Arrangements

Section 4999 of the Internal Revenue Code imposes a 20% non-deductible excise tax (the “Parachute Tax”) on certain employees in connection with change in control payments. Certain of our company’s executive officers are potentially subject to the Parachute Tax. See “—Golden Parachute Compensation.” Pursuant to the terms of the Severance Plan the severance payments otherwise payable to an executive officer under the Severance Plan are reduced if (and only to the extent) such reduction would increase the total amount the executive officer will receive after reduction for all state and federal taxes (including the Parachute Tax, if applicable). The determination as to whether payments are reduced under this “best net” provision is made at our expense by a certified public accountant selected by the mutual agreement of us and the executive officer at issue. In connection with the merger, our board of directors has authorized us to enter into a separate agreement with any executive officer who wishes to reduce the payments he will receive under arrangements other than the Severance Plan in order to maximize, on an after-tax basis, the total amount he will receive after reduction for all such state and federal taxes, including the Parachute Tax. At this time, we are still analyzing whether any payments to our executive officers will be subject to the Parachute Tax.

Voting by Our Directors and Executive Officers

At the close of business on the record date, our directors and executive officers were entitled to vote 7,043,080 shares of Class A common stock and 316,174 shares of Class B common stock, representing approximately 18.4% of the votes entitled to be cast by all shares of our common stock as of the record date. Thomas M. Belk, Jr., John R. Belk, and certain of our other stockholders, have entered into voting agreements with Parent and Merger Sub, pursuant to which they have each agreed to vote their respective shares of common stock in favor of the proposal to adopt the merger agreement. See “Voting and Support Agreements” for additional information.

Indemnification and Insurance

We are a party to indemnification agreements with each of our directors and named executive officers that require us, among other things, to indemnify the directors and named executive officers against certain liabilities that may arise by reason of their status or service as directors or named executive officers. In addition, pursuant to the terms of the merger agreement, our directors and named executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. Such indemnification and insurance coverage is further described in “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”

Golden Parachute Compensation

The table below entitled “Potential Change in Control Payments to Named Executive Officers,” along with its footnotes, shows the compensation that is based on or otherwise relates to the merger that is potentially payable to our named executive officers identified in the most recent proxy statement with respect to the 2015 annual meeting of our shareholders (i.e., our principal executive officer, the principal financial officer, and the three other most highly compensated executive officers as determined for our most recent annual proxy statement), as required by Item 402(t) of Regulation S-K. In preparing the table, we made the following assumptions:

•	the merger will close on November 30, 2015;

•	the employment of our named executive officers employed by us at the effective time of the merger will be terminated on November 30, 2015 by us without cause;

•	all outstanding Company RSUs and Company Stretch Awards vest, and the holders thereof will receive an amount equal to $68.00 in cash for each such vested award;

•	no shares are withheld by us to cover the tax obligations of our named executive officers upon the vesting or payment of the Company RSUs and Company Stretch Awards;

•	no executive officer receives legal fees or expenses in conjunction with disputes over the Company’s deferred compensation plan; and

•	no payments or benefits provided to any executive officer are reduced pursuant to the Severance Plan and agreements described in “—Interests of Our Directors and Executive Officers in the Merger—280G Arrangements.”

Any changes in these assumptions or estimates would affect the amounts shown in the following table:

Potential Change in Control Payments to Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursements ($)(5)	Other ($)(6)	Total ($)(7)
Thomas M. Belk, Jr.	2,015,732	6,359,632	—	5,000	—	—	8,380,364
John R. Belk	452,060	3,503,632	—	—	—	170,000	4,125,692
Adam M. Orvos	1,921,146	2,602,700	—	5,000	—	—	4,528,846
Ralph A. Pitts	2,031,356	2,928,148	—	5,000	—	—	4,964,504
David B. Zant	2,038,613	2,538,032	—	5,000	—	—	4,581,645

(1)	Reflects (i) the pro rata portion of such executive’s Annual Incentive Plan award for Fiscal Year 2016 (at 100% of target) and (ii) cash payments under the Severance Plan, for base salary (12 months for Mr. Thomas M. Belk and 18 months for each of Messrs. Orvos, Pitts and Zant), and (iii), in the case of Messrs. Orvos, Pitts and Zant, the payments to such executives under the Retention Agreements, which payments shall be made under the Severance Plan if the executives are terminated prior to the date such payments are otherwise due under the Retention Agreements (as assumed in this table). The amounts payable under the Annual Incentive Plan are “single trigger” payments because they are conditioned only upon a change in control. The amounts payable under the Severance Plan are “double-trigger” payments because they are conditioned both on a change of control and a qualifying termination of the executive officer.

The following table quantifies each element of the cash reported in the column above for our named executive officers:

Name	Annual Incentive Plan	Severance Plan(a)	Retention Agreement
Thomas M. Belk, Jr.	$912,370	$1,103,362	—
John R. Belk	$452,060	—	—
Adam M. Orvos	$281,146	$1,020,000	$620,000
Ralph A. Pitts	$239,630	$1,086,726	$705,000
David B. Zant	$293,563	$1,065,050	$680,000

(a)	The amounts in this column are payable only if Mr. Thomas M. Belk, Jr. and Messrs. Orvos, Zant and Pitts are terminated under circumstances that give rise to benefits under the Severance Plan. The amounts shown may be greater than amounts actually paid to such executive if such executive elects to forego a portion of his severance pursuant to the “best net” provisions of the Parachute Tax. See “—Interests of Our Directors and Executive Officers in the Merger—280G Arrangements.”

(2)	Amounts represent the cash to be received upon completion of the merger due to the accelerated vesting of Company RSUs and Company Stretch Awards. These amounts are “single trigger” payments because they are conditioned only upon a “change of control”.

Name	Company RSUs	Company Stretch Awards
Thomas M. Belk, Jr.	$4,217,156	$2,142,476
John R. Belk	$2,176,680	$1,326,952
Adam M. Orvos	$1,797,648	$805,052
Ralph A. Pitts	$1,943,372	$984,776
David B. Zant	$1,830,832	$707,200

(3)	While we maintain pension plans and non-qualified deferred compensation plans, there is no acceleration or enhancement of payments under these plans as a result of the merger.

(4)	For all of the named executive officers, the amount represents the value of outplacement services for such executives under the Severance Plan. These amounts are “double-trigger” because they are conditioned both on a change of control and a qualifying termination of the executive officer.
(5)	None of the executive officers will receive any change in control excise tax gross-ups or other tax reimbursements. See “—Interests of Our Directors and Executive Officers in the Merger—280G Arrangements.”
(6)	Represents payments to Mr. John Belk under his rollover agreement for service on the Holdings board, which Mr. Belk is entitled to receive whether or not he serves as a member of the Holdings board following the merger. See “—Interests of Our Directors and Executive Officers in the Merger—New Agreements with Affiliate of Parent.”
(7)	Total assumes that the employment of Mr. Thomas M. Belk, Jr. and Messrs. Orvos, Zant and Pitts will be terminated on November 30, 2015. If the employment of these named executive officers is not terminated following the merger, the amounts shown for such executives in footnote (1) under “Severance Plan” will not be paid, and the total golden parachute compensation payable to such named executive officers would be as follows: Thomas M. Belk, Jr.—$7,272,002; Mr. Orvos—$3,503,846; Mr. Pitts—$3,872,778; and Mr. Zant—$3,511,595.

The “single-trigger” and “double-trigger” components of the aggregate total compensation amounts, respectively, for each named executive officer are as follows:

Name	Single-Trigger Payments ($)	Double-Trigger Payments ($)
Thomas M. Belk, Jr.	$7,272,002	$1,108,362
John R. Belk	$4,125,692	—
Adam M. Orvos	$3,503,846	$1,025,000
Ralph A. Pitts	$3,872,778	$1,091,726
David B. Zant	$3,511,595	$1,070,050

Employee Matters

In addition, under the merger agreement, Parent has agreed to provide certain employee benefits to employees after the consummation of the merger. For more information, see “The Merger Agreement—Employee Benefits.”

Appraisal Rights

If the merger is adopted by our stockholders, those stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262.

The following discussion summarizes appraisal rights under the DGCL. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by the full text of Section 262, a copy of which is attached as Annex C to this proxy statement. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that any stockholder exercise its appraisal rights under Section 262. Only a holder of record of shares of our common stock is entitled to demand appraisal rights under Section 262. A person having beneficial interest in shares of our common stock held of record in the name of another person, such a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to demand appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee.

Under Section 262, holders of shares of common stock who do not vote in favor of the adoption of the merger agreement, who continuously are the record holders of such shares from the date of making a demand through the effective time of the merger and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder of record on the record date for the special meeting who holds shares with respect to which appraisal rights are available pursuant to Section 262 that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex C.

ANY HOLDER OF COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX C BECAUSE FAILURE TO STRICTLY, TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. A STOCKHOLDER WHO LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION DESCRIBED IN THE MERGER AGREEMENT. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF COMMON STOCK, WE BELIEVE THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:

•	The stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, abstain or not vote its shares.

•	The stockholder must deliver to us a written demand for appraisal before the vote on the merger agreement at the special meeting.

•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares after making a demand and before the effective time of the merger.

•	The stockholder or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any such petition and has no intention of doing so.

Filing Written Demand

Any holder of common stock wishing to exercise appraisal rights must, before the stockholder vote on the adoption of the merger agreement is taken at the special meeting, deliver a written demand to us for the appraisal of the stockholder’s shares. A holder of common stock wishing to exercise appraisal rights must be a record holder of the shares on the date the written demand for appraisal is made and must continue to be a record holder of such shares through the effective date of the merger. The holder also must not vote in favor of the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and will effectively constitute a waiver of the stockholder’s right of appraisal and will effectively nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. The demand must reasonably inform us of the identity of the holder as well as the holder’s intention to demand an appraisal of the holder’s shares. A proxy or vote against the adoption of the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement will constitute a waiver of appraisal rights.

Only a record holder of shares of common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the record holder. The demand should set forth the record holder’s name as it appears on such holder’s stock certificates if the shares of common stock are certificated or as it appears in our stock ownership records if the shares of common stock are uncertificated. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, the agent must identify the record holder or holders and expressly disclose that, in executing the demand, the agent is acting as agent for the record holder or holders. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record holder. If a stockholder holds shares of common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be delivered to us at Belk, Inc., 2801 West Tyvola Road, Charlotte, North Carolina 28217, Attention: Ralph A. Pitts, Executive Vice President, General Counsel and Corporate Secretary.

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to us, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require our written approval, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within sixty days after the effective date of the merger. If we, as the surviving corporation, do not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation

Within 10 days after the effective date of the merger, we, as the surviving corporation, must notify each holder of common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement of the date on which the merger became effective.

Filing a Petition for Appraisal

Within 120 days after the effective date of the merger, we, as the surviving corporation, or any holder of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served upon the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all such holders. We are under no obligation to and have no present intention to file a petition and holders should not assume that we will file a petition. Accordingly, any holders of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. If a petition for appraisal is not timely filed, then the right to appraisal will cease.

Within 120 days after the effective date of the merger, any holder of common stock who has complied with the requirements of Section 262 will be entitled, upon written request, to receive from us as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by us as the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from us as the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of common stock and a copy thereof is served upon us as the surviving corporation, we will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders, the Delaware Court of Chancery will conduct a hearing on the petition in accordance with the procedures set forth in Section 262 to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded an appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment will be made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither we nor Parent anticipates offering more than the applicable merger consideration to any of our stockholders exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the applicable merger consideration.

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Each stockholder is responsible for his or her attorneys’ fees or the fees and expenses of experts, but, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares, other than with respect to payment of dividends or distributions payable to stockholders of record as of a date prior to the effective time of the merger.

If any stockholder who demands appraisal of shares of common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise such rights.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) and non-U.S. holders (as defined below) of common stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (“IRS”), each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the net investment income tax pursuant to Section 1411 of the Code, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling will be sought from the IRS with respect to the U.S. federal tax consequences of the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of common stock, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

This discussion applies only to beneficial owners of shares of common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a beneficial owner of shares of common stock in light of its particular circumstances, or that may apply to an owner that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, owners liable for the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, real estate investment trusts, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships, S corporations or such other entities, owners who hold shares of common stock as part of a hedge, straddle, constructive sale or conversion transaction, and owners who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership that beneficially owns shares of common stock, you should consult your tax advisor with respect to the U.S. federal income tax consequences of the merger to you.

Beneficial owners of common stock are urged to consult their tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in exchange for shares of common stock pursuant to the merger and (ii) the U.S. holder’s adjusted tax basis in such shares of common stock.

If a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long term capital gains of certain non-corporate U.S. holders, including individuals, generally are subject to U.S. federal income tax at reduced rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired common stock at different times or at different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each share of common stock.

Consequences to Non-U.S. Holders

A non-U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger generally will not be subject to U.S. federal income taxation unless:

•	the gain, if any, on such shares resulting from the merger is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the merger occurs and certain other conditions are satisfied; or

•	we are or have been a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period the non-U.S. holder held the shares of our common stock.

Gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as if such holder were a “United States person” as defined under the Code. In such a case, a non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits, including gain resulting from the merger, subject to certain adjustments.

Gain recognized by a non-U.S. holder described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate as may be specified under an applicable income tax treaty), but such gain may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder.

A non-U.S. Holder described in the third bullet point above will be subject to U.S. federal income tax under regular U.S. federal income tax rates with respect to gain recognized by such holder as a result of the Merger, except that the branch profits tax will not apply. Domestic corporations are generally presumed to be USRPHCs and withholding is required absent an exception applying. A non-U.S. holder may be subject to U.S. federal income tax with respect to any gain recognized by such holder as a result of the Merger and may be subject to withholding as described under “—Material U.S. Federal Income Tax Consequences of the Merger—FIRPTA Withholding” below.

FIRPTA Withholding

Section 1445 of the Code requires purchasers to withhold and remit to the Internal Revenue Service 10% of the amount paid in certain transactions in which “United States real property interests,” including certain interests in USRPHCs, are transferred. This withholding tax generally does not apply if the transferor provides its U.S. taxpayer identification number and certifies, under penalties of perjury, that it is not a foreign person for U.S. federal income tax purposes. In connection with the Merger, each of our stockholders (other than non-U.S. holders) will be asked to furnish to the paying agent a properly completed IRS Form W-9 and to certify to the paying agent, under penalties of perjury, that such stockholder is not a “foreign person” for U.S. federal income tax purposes. In general, if you are a U.S. holder, an appropriate form for making this certification will be included with the letter of transmittal that you will receive from the paying agent after the Merger is completed. If you are a foreign person, or if you otherwise fail to certify or are unable to certify your non-foreign status in the manner required, the paying agent intends to withhold and remit to the Internal Revenue Service 10% of the merger consideration otherwise payable to you in accordance with Section 1445 of the Code. If you are a foreign person, you should consult with your tax advisors regarding the procedures for obtaining a reduced amount of, or exemption from, withholding under Section 1445 of the Code, as well as the procedures for applying the withheld amounts as a credit against your U.S. federal income tax liability, if any.

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for shares of common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption from such withholding should complete and return IRS Form W-9 (or an applicable substitute IRS Form W-9), certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. Such IRS Form W-9 (or an applicable substitute IRS Form W-9) generally may be provided with a U.S. holder’s letter of transmittal.

Payments made to non-U.S. holders in exchange for shares of common stock pursuant to the merger that are effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding (currently at a rate of 28%) unless such non-U.S. holder provides a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or such other applicable IRS Form W-8) with such non-U.S. holders’ letter of transmittal certifying such non-U.S. holder’s non-U.S. status or such non-U.S. holder otherwise establishes an exemption. Payments made to non-U.S. holders that are effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or such other applicable IRS Form W-8) certifying such non-U.S. holder’s non-U.S. status or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock should consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and the effect of any U.S. federal, state, local, foreign and other tax laws.

Regulatory Approvals

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. On September 1, 2015, we and Sycamore Partners’ “ultimate parent entity” (as defined in the HSR Act) each filed our respective Notification and Report Forms with the Antitrust Division and the FTC. On September 14, 2015, we and Sycamore Partners each received notification of early termination of the waiting period under the HSR Act.

At any time before or after the effective time of the merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets by us or Parent or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at our principal executive offices located at 2801 West Tyvola Road, Charlotte, North Carolina 28217, at 10:00 a.m., local time, on November 4, 2015.

Purpose of the Special Meeting

The purpose of the special meeting is for our stockholders to consider and vote upon the merger agreement. Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement and the material provisions of the merger agreement are described under “The Merger Agreement.”

In addition, in accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to our named executive officers in connection with the merger, the value of which is disclosed in “The Merger (Proposal 1)—Interests of Our Directors and Executive Officers in the Merger.” This advisory (non-binding) vote on compensation is a vote separate and apart from the vote to adopt the merger. Accordingly, a stockholder may vote to approve the compensation that may be paid or will become payable to our named executive officers in connection with the merger and still vote not to adopt the merger agreement, or vice versa. Because the vote is advisory, it will not be binding on us, Parent or Merger Sub. Accordingly, if the merger is adopted, we intend to pay the disclosed compensation to our named executive officers in accordance with our existing contractual obligations regardless of the outcome of the advisory (non-binding) vote on the compensation that may be paid or become payable to our named executive officers in connection with the merger.

Our stockholders are also being asked to approve the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

Recommendation of Our Board of Directors

After careful consideration, our board of directors unanimously (1) determined that it was advisable and fair to, and in the best interest of, the Company and our stockholders to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, including the merger, (2) approved, adopted, declared advisable and authorized in all respects the merger, the merger agreement and the transactions contemplated by the merger agreement, (3) resolved to recommend, subject to the provisions of the merger agreement, that our stockholders adopt the merger agreement and (4) directed that the merger agreement and the transactions contemplated by the merger agreement, including the merger, be submitted to our stockholders for adoption. Certain factors considered by our board of directors in reaching its decision to approve the merger and adopt the merger agreement can be found in “The Merger (Proposal 1)—Reasons for the Merger and Recommendation of Our Board of Directors.”

Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, of the compensation that will or may become payable to our named executive officers in connection with the merger and “FOR” the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

Record Date and Quorum

The holders of record of our common stock as of the close of business on October 1, 2015, the record date for determining those stockholders entitled to notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, there were 38,292,393 shares of our Class A common stock and 1,097,872 shares of our Class B common stock outstanding.

The presence at the special meeting, in person or by proxy, of stockholders of outstanding shares of our common stock as of the close of business on the record date which, considered as a single class with each share of Class A common stock being entitled to 10 votes and each share of Class B common stock being entitled to 1 vote, represent a majority of the total votes entitled to be cast at the special meeting will constitute a quorum.

Once a share is present, either in person or by proxy, at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date for the special meeting is set by our board of directors, then a new quorum will have to be established. Proxies received, but marked as abstentions, will be included in the calculation of the number of shares considered to be present at the special meeting. If a quorum does not exist, the special meeting may be adjourned to another place, date or time by the affirmative vote of the shares of both classes of common stock taken together present in person or represented by proxy and constituting a majority of the total votes present and entitled to be cast at the meeting and entitled to vote on the subject matter.

Required Vote

To complete the merger, under Delaware law, stockholders holding shares of common stock representing at least a majority of the voting power of all outstanding shares of our Class A common stock and Class B common stock (voting together as a single class with each share of Class A common stock being entitled to 10 votes and each share of Class B common stock being entitled to 1 vote) as of the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. In addition, under the merger agreement, the receipt of this vote is a condition to the consummation of the merger. A failure to vote your shares of common stock or an abstention from voting your shares will have the same effect as a vote against the proposal to adopt the merger agreement.

The proposal to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the merger, as well as the proposal to approve the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, each require the affirmative vote of the shares of both classes of common stock taken together present in person or represented by proxy and constituting a majority of the total votes present and entitled to be cast at the meeting and entitled to vote on the subject matter (with shares of Class A common stock and Class B common stock voting together as a single class with each share of Class A common stock being entitled to 10 votes and each share of Class B common stock being entitled to 1 vote).

Voting by Our Directors and Executive Officers

At the close of business on the record date, our directors and executive officers were entitled to vote 7,043,080 shares of Class A common stock and 316,174 shares of Class B common stock, representing approximately 18.4% of the total voting power of the outstanding shares of common stock entitled to vote at the special meeting. Thomas M. Belk, Jr., John R. Belk and certain of our other stockholders have entered into voting and support agreements with Parent and Merger Sub. Unless the voting and support agreements are terminated in accordance with their terms, each of these support stockholder has agreed to vote all of the common stock owned or controlled by such support stockholder in favor of the proposal to adopt the merger agreement. See “Voting and Support Agreements” for additional information.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock as of the close of business on the record date for voting at the special meeting, including stockholders of record and beneficial owners of common stock registered in the street name of a bank, broker or other nominee, or their duly authorized proxies, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in street name, you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification. If you are a representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a legal proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting. You should contact your bank, broker or other nominee if you wish to request a legal proxy.

Submitting a Proxy or Providing Voting Instructions

To ensure that your shares are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares Held by Record Holder. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares will be voted in the manner directed by you on your proxy card. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of (i) the proposal to adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, (ii) the proposal to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the merger and (iii) the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement. If you fail to return your proxy card, unless you attend the special meeting and vote in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to adopt the merger agreement. Failure to return your proxy card will not affect the vote on the proposal to approve, on an advisory (non-binding) basis, the compensation payable to our named executive officers in connection with the merger or the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

Shares Held in Street Name. If your shares are held by a bank, broker or other nominee on your behalf in street name, your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone, in addition to providing voting instructions by proxy card.

Broker Non-Votes. Broker non-votes are shares held by brokers and other record holders with respect to which the broker or other record holder is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers and other record holders do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if a beneficial owner of shares of our common stock held in “street name” does not give voting instructions to the broker or other holder of record, then those shares will not be present in person or represented by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the proposals described in this proxy statement. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement. However, a failure to instruct your broker, bank or other nominee to vote on the proposal to approve, by advisory (non-binding) vote, compensation that will or may become payable to our named executive officers in connection with the merger or the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement, will have no effect on the outcome of such proposals.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date by completing, signing, dating and returning a new proxy card by mail,

•	attending the special meeting and voting in person, or

•	delivering to our corporate secretary a written notice of revocation at Belk, Inc., 2801 West Tyvola Road, Charlotte, North Carolina 28217.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to us or by sending a written notice of revocation, you should insure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by us before the special meeting.

If you hold your shares in street name through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote against the proposal to adopt the merger agreement, but will not affect the vote on the proposal to approve, on an advisory (non-binding) basis, compensation payable to our named executive officers in connection with the merger or the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

Adjournments and Postponements

Our stockholders are being asked to approve a proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement. If this proposal is approved, the special meeting could be adjourned to any date, including for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. In addition, we could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons.

Any adjournment or postponement of the special meeting will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We currently expect the merger to be consummated in the fourth quarter of calendar year 2015. In addition to obtaining stockholder approval, all other closing conditions must be satisfied or waived. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Solicitation of Proxies

Our board of directors is soliciting your proxy, and we will bear the cost of soliciting proxies. This may include the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. Proxies may be solicited in person or by mail, e-mail, telephone, or the Internet without additional compensation by certain of our directors, officers and employees.

Tabulation

Our Secretary, Ralph A. Pitts, will serve as the inspector of elections.

Other Information

You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of common stock for the merger consideration.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions contained in the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement and incorporated herein by reference. We encourage you to read the merger agreement carefully in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and the summary below are intended to provide you with information regarding the terms of the merger. They are not intended to modify or supplement any factual disclosures about us in our public reports filed with the SEC. In particular, the merger agreement and the summary below are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to us or any of our subsidiaries or affiliates. The merger agreement contains representations and warranties by us, Parent and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement and were made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts. The representations, warranties and covenants in the merger agreement may be subject to limitations agreed upon by the contracting parties, including being qualified by the disclosure letter delivered contemporaneously with the execution of the merger agreement and documents filed with the SEC by us after February 2, 2013 and at least two business days prior to the execution of the merger agreement, and being subject to contractual standards of materiality or material adverse effect that generally differ from those applicable to investors, however any specific material facts that qualify the representations, warranties and covenants in the merger agreement have been disclosed in this proxy statement or in the information incorporated by reference herein, as applicable. Investors are not third party beneficiaries under the merger agreement and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants and any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of our company, Parent, Merger Sub or any of their respective affiliates. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement. The merger agreement and the summary of the merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding our company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and other documents that we file with the SEC.

Structure of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company on the terms and subject to the conditions contained in the merger agreement. We will continue to exist as the surviving corporation in the merger and will be a wholly-owned subsidiary of Parent. Upon completion of the merger, Merger Sub will cease to exist.

Upon consummation of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and the officers of the Company immediately prior to the effective time of the merger will be the initial officers of the surviving corporation. At the effective time of the merger, the certificate of incorporation and bylaws of Merger Sub immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws, respectively, of the surviving corporation, in each case until amended.

Closing and Effective Time of the Merger

The closing of the merger (the “closing”) will take place on the third business day after the satisfaction or waiver, to the extent permitted by applicable law, of the conditions set forth in the merger agreement and described below under “—Conditions to the Merger” (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), unless we and Parent otherwise mutually agree. However, if the marketing period to syndicate participation in the debt financing has not ended prior to such time, the closing will occur instead (1) on the third business day after the satisfaction or waiver, to the extent permitted by applicable law, of the conditions set forth in the merger agreement that is the earlier to occur of (a) any business day before or during the marketing period specified by Parent on no fewer than two business days’ prior written notice and (b) the final day of the marketing period (2) or at such other date and time as we and Parent otherwise mutually agree (the date on which the closing actually occurs, the “closing date”).

The merger will be effective at the time (the “effective time”) the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as we and Parent otherwise mutually agree and specify in the certificate of merger. As of the date of this proxy statement, we expect to complete the merger in the fourth quarter of calendar year 2015. However, completion of the merger is subject to the satisfaction or waiver of various conditions as described in this proxy statement, and it is possible that factors outside the control of us or Parent could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals and the satisfaction or waiver of all other conditions to the closing.

Merger Consideration

At the effective time, each share of our common stock outstanding immediately prior to the effective time will be converted automatically into the right to receive the merger consideration of $68.00 per share in cash, without interest and less any applicable withholding taxes, other than the following shares of our common stock (the “excluded shares”):

•	shares owned by us or any of our direct or indirect subsidiaries,

•	shares owned by Parent or Merger Sub (or an affiliate of Parent’s), including certain shares to be contributed to Parent or any of its affiliates immediately prior to the effective time of the merger by the rollover investors as described in “The Merger (Proposal 1)—Financing of the Merger—Rollover Financing,” and

•	shares owned by any stockholder who has properly demanded, and not validly withdrawn or failed to perfect, appraisal rights in accordance with Delaware law.

Other than the excluded shares, after the effective time, all shares of our common stock will be cancelled and will cease to exist, and will thereafter represent only the right to receive the merger consideration of $68.00 per share in cash, without interest and less any applicable withholding taxes.

At the effective time, each share of our common stock held by us, any of our direct or indirect subsidiaries, Parent or Merger Sub (including shares to be contributed to Parent or any of its affiliates immediately prior to the effective time by the rollover investors) will be cancelled and will cease to exist without payment of any consideration. Each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation as a result of the merger.

Each share of our common stock the holder of which has properly demanded appraisal rights in accordance with Delaware law will not be canceled or converted into the right to receive merger consideration unless and until such holder fails to perfect or effectively withdraws or otherwise loses its right to appraisal with respect to such shares. If any holder of our common stock that demands appraisal rights properly perfects such rights, such holder will be entitled to the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value, as further described in “The Merger (Proposal 1)—Appraisal Rights.”

Payment for the Shares of Common Stock

Parent will select a U.S. bank or trust company to serve as paying agent approved in advance by us for the benefit of the holders of shares of our common stock. At or prior to the effective time of the merger, Parent will deposit, or cause to be deposited, with such paying agent a cash amount in U.S. dollars sufficient to pay the aggregate merger consideration payable in exchange for all of the shares of common stock outstanding immediately prior to the effective time (other than the excluded shares).

As soon as reasonably practicable after the effective time (and in any event not later than the second business day after the closing date), the paying agent will mail each record holder of our common stock whose shares were converted into the merger consideration a letter of transmittal and instructions for surrendering any stock certificates (or effective affidavits of loss) representing shares of common stock in exchange for the merger consideration. The paying agent will pay the aggregate merger consideration per share, without interest and less any applicable withholding taxes, to which each stockholder is entitled after the applicable stockholder provides the paying agent with a duly completed and signed letter of transmittal, together with stock certificates (or effective affidavits of loss) representing all shares of common stock exchanged for the merger consideration and such other documents as may be customarily required by the paying agent. You should not send your stock certificate with the enclosed proxy card, and you should not forward your stock certificate to the paying agent without a letter of transmittal.

If any portion of the merger consideration will be paid to someone other than the person in whose name a surrendered stock certificate is registered on our transfer records, the paying agent may condition such payment on such stock certificate being presented to the paying agent and accompanied by all documents required to evidence and effect the transfer of the shares of common stock represented by such stock certificate and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

If you have lost a stock certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration (without interest and less any applicable withholding taxes), you will be required to provide an affidavit of the loss, theft or destruction, and if required by the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against the paying agent with respect to such stock certificate. These procedures will be described in the letter of transmittal and related instructions that you will receive, which you should read carefully and in their entirety.

The paying agent will deliver any cash deposited with it which is not claimed within one year following the effective time to the surviving corporation. Holders of our common stock who have not surrendered their shares of our common stock will be entitled to look only to the surviving corporation or Parent with respect to payment of the merger consideration.

At the effective time of the Merger, there will be no further transfer of shares of our common stock.

Treatment of Equity-Based Awards

Awards under the Belk, Inc. Revised Executive Long Term Incentive Plan. Immediately prior to the effective time of the merger, each outstanding Company RSU, whether or not vested, will, contingent upon consummation of the merger, become fully vested and all outstanding issuance and forfeiture conditions will be deemed fully satisfied. To the extent any issuance or forfeiture condition relates in whole or in part to a performance period extending beyond the date of the merger agreement, such condition will be deemed satisfied only to the extent of target level performance.

Awards under the Belk, Inc. 2014-2016 Stretch Incentive Plan. Immediately prior to the effective time of the merger, each Company Stretch Award that is either (1) outstanding immediately prior to the effective time of the merger or (2) if the effective time occurs after January 30, 2016, that was outstanding as of January 30, 2016, whether or not vested, will, contingent upon consummation of the merger, become fully vested and all outstanding issuance and forfeiture conditions will be deemed fully satisfied. To the extent any issuance or forfeiture condition applicable to such Company Stretch Award relates in whole or in part to a performance period extending beyond the date of the merger agreement, such issuance or forfeiture condition will be deemed satisfied only to the extent of target level performance.

Immediately prior to the effective time of the merger, we will issue to each holder of Company RSUs and Company Stretch Awards the number of shares of Class B common stock underlying each Company RSU and Company Stretch Award held by the applicable holder (as determined above), which shares of Class B common stock will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes, at the effective time of the merger.

Representations and Warranties

We have made customary representations and warranties to Parent and Merger Sub in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, including in some cases the exclusion of information disclosed in our reports filed with the SEC after February 2, 2013 and at least two business days prior to the execution of the merger agreement. These representations and warranties relate to, among other things:

•	our organization, corporate power and authority to conduct our business and that of our subsidiaries, and to own, lease and operate our properties and assets and that of our subsidiaries,

•	our organizational documents and the organizational documents of our subsidiaries,

•	our capital structure,

•	our corporate power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement,

•	required stockholder approvals,

•	required regulatory consents, approvals, authorizations, permits, filings and notifications with and to governmental entities,

•	the absences of certain conflicts, violations or defaults under our organizational documents, the organizational documents of our subsidiaries, applicable law, and contracts binding on us or our subsidiaries as a result of the consummation of the transactions contemplated by the merger agreement,

•	our financial statements and filings with the SEC,

•	our internal system of disclosure controls and procedures and internal controls over financial reporting,

•	the absences of certain undisclosed liabilities,

•	compliance with legal requirements by us and our subsidiaries,

•	compliance with and possession of governmental authorizations by us and our subsidiaries,

•	compliance with environmental laws, treatment of hazardous substances and other environmental matters by or related to us and our subsidiaries,

•	employee benefits plans, the absence of certain tax obligations and penalties in connection with our employee benefits plans, and other employee matters,

•	the absence of certain changes, events, or actions since January 31, 2015,

•	the absence of certain legal proceedings or investigations involving us or our subsidiaries,

•	the accuracy of information included in this proxy statement,

•	certain tax matters related to us and our subsidiaries, including the timeliness of certain required filings and the absence of tax audits, investigations and tax liens,

•	certain labor matters related to us and our subsidiaries, including the absence of any union organization activities relating to our employees or those of our subsidiaries and compliance with laws related to labor and employment practices,

•	certain intellectual property matters related to us and our subsidiaries, including the validity of our rights to use our intellectual property assets and those of our subsidiaries

•	real property owned or leased by us or our subsidiaries,

•	certain material contracts of us and our subsidiaries, including the absence of breaches under such contracts,

•	maintenance of insurance coverage by us and our subsidiaries,

•	brokers’ and finders’ fees payable by us in connection with the transactions contemplated by the merger agreement,

•	the fairness opinion delivered by Goldman Sachs, as our financial advisor, and

•	the absences of restrictions on business combinations applicable to the merger and merger agreement.

Similarly, Parent and Merger Sub have made customary representations and warranties to us in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	the organization, power and authority to conduct business of Parent and Merger Sub,

•	the power and authority of Parent and Merger Sub to execute and deliver the merger agreement and to consummate the transactions contemplate by the merger agreement,

•	required equity holder approvals,

•	required regulatory consents, approvals, authorizations, permits, filings and notifications with and to governmental entities,

•	the absences of certain conflicts, violations or defaults under the organizational documents of Parent and Merger Sub, applicable law, and contracts binding on Parent and Merger Sub as a result of the consummation of the transactions contemplated by the merger agreement,

•	the absence of certain legal proceedings or investigations involving Parent or Merger Sub,

•	the accuracy of information supplied by Parent or its subsidiaries or affiliates for inclusion in this proxy statement,

•	the capitalization and formation of Merger Sub, and its ownership by Parent,

•	the execution, delivery and enforceability of the debt and equity commitment letters, and the absence of any breach or default under the debt and equity commitment letters,

•	the availability of proceeds from the financing sufficient to consummate the merger and pay all related fees and expenses,

•	the enforceability of, and absence of default under, the limited guarantee executed and delivered by the guarantors,

•	brokers’ and finders’ fees payable by Parent and its subsidiaries in connection with the transactions contemplated by the merger agreement,

•	the absence of any agreements with our management or board of directors relating to us, our securities the transactions contemplated by the merger agreement, or our operation or ownership after the effective time of the merger,

•	ownership of shares of our common stock, and

•	the solvency of the surviving corporation as of the effective time and immediately after consummation of the transactions contemplated by the merger agreement.

None of the representations and warranties in the merger agreement will survive the effective time of the merger.

Many of our representations and warranties are qualified by a “Company material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have a Company material adverse effect). For purposes of the merger agreement, a Company material adverse effect is defined to mean a material adverse effect on the financial condition, business or results of operations of us and our subsidiaries, taken as a whole, excluding any effect resulting from any event, change, occurrence, condition, development, state of facts or circumstance (a “Circumstance”) involving, resulting from, relating to or with respect to:

•	changes in GAAP or any other accounting requirements applicable to any industry in which we or any of our subsidiaries operates (except to the extent any such Circumstance has a disproportionate impact on us and our subsidiaries, taken as a whole, relative to other participants in the industries in which we or our subsidiaries operate),

•	changes in financial, securities, debt or financing markets or general economic or political conditions in the United States or any other country or region, including any Circumstance with respect to the U.S. federal budget or other governmental budget, any partial or other shutdown of the U.S. federal government or any other government (or similar event), or any Circumstance arising from or related to such budget or government shutdown (or similar event) in respect of any governmental agency, executive department or other governmental entity, or any worsening of such Circumstances (except to the extent any such Circumstance has a disproportionate impact on us and our subsidiaries, taken as a whole, relative to other participants in the industries in which we or our subsidiaries operate),

•	changes in the industries in which we or any of our subsidiaries operates (except to the extent any such Circumstance has a disproportionate impact on us and our subsidiaries, taken as a whole, relative to other participants in the industries in which we or our subsidiaries operate),

•	changes in applicable law or interpretations thereof (except to the extent any such Circumstance has a disproportionate impact on us and our subsidiaries, taken as a whole, relative to other participants in the industries in which we or our subsidiaries operate),

•	acts or declarations of war or other armed hostilities, sabotage, terrorism (including cyber-terrorism or cyber-attacks) or natural disasters or weather-related events or conditions (except to the extent any such Circumstance has a disproportionate impact on us and our subsidiaries, taken as a whole, relative to other participants in the industries in which we or our subsidiaries operate),

•	the execution and delivery of the merger agreement or the announcement or consummation of the transactions contemplated by the merger agreement or the identity of, or any facts or circumstances relating to, Parent, including the impact thereof on the relationships, contractual or otherwise, of us or any of our subsidiaries with employees, customers, suppliers or other third parties or any litigation, action, suit, proceeding or investigation involving or with respect to the merger agreement or any of the transactions contemplated by the merger agreement,

•

any failure by us or any of our subsidiaries to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period, including as a result of any failure of us or any of our subsidiaries to realize the anticipated benefits of any business-related launch, initiative or roll-out (provided that any Circumstance causing such failure may be taken into account in determining whether a Company material adverse effect has occurred or is reasonably likely to occur unless otherwise excluded from the definition of Company material adverse effect),

•	any action taken (or omitted to be taken) at the request, or with the consent, of Parent or Merger Sub,

•	changes in the price or trading volume of our common stock on any market on which our common stock is quoted for purchase and sale (provided that any Circumstance causing such changes may be taken into account in determining whether a Company material adverse effect has occurred or is reasonably likely to occur unless otherwise excluded from the definition of Company material adverse effect),

•	any action taken by us, Parent or any of our or its respective subsidiaries or affiliates that is required or expressly contemplated or permitted pursuant to the merger agreement, including any actions required under the merger agreement to obtain any approval or authorization under antitrust, competition, trade regulation, or other applicable laws for the consummation of the merger,

•	seasonal changes in the results of operations of us or any of our subsidiaries (except to the extent any such Circumstance has a disproportionate impact on us and our subsidiaries, taken as a whole, relative to other participants in the industries in which we or our subsidiaries operate), or

•	any litigation, action, suit, proceeding or investigation made or brought by any of our current or former stockholders (on their own behalf or on our behalf) that assert allegations of a breach of fiduciary duty relating to the merger agreement, violations of securities laws in connection with this proxy statement or otherwise arising out of any of the transactions contemplated by the merger agreement.

Certain of the representations and warranties made by Parent and Merger Sub are qualified by a “Parent material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have a material adverse effect on Parent). For purposes of the merger agreement, a Parent material adverse effect is defined to mean any Circumstance that would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Sub to perform its obligations under the merger agreement or prevent, impair or materially delay the consummation by Parent or Merger Sub of the merger or the other transactions contemplated the merger agreement.

Conduct of Business Prior to the Merger

We have agreed in the merger agreement that, until the effective time of the merger, except as required by law, as may be consented to in writing by Parent as may be consented to in writing by Parent , as expressly permitted or required by the merger agreement, or as set forth in the disclosure letter that we delivered to Parent in connection with execution of the merger agreement, we will and will cause our subsidiaries to:

•	conduct our business in the ordinary course consistent with past practice; and

•	use commercially reasonable efforts to preserve in all material respects our business organization and operations and to maintain in all material respects existing relations with governmental entities, customers, suppliers, employees, creditors and lessors.

We have also agreed that, until the effective time of the merger, except as required by law, as may be consented to in writing by Parent, as expressly permitted or required by the merger agreement, or as set forth in the disclosure schedule that we delivered to Parent in connection with execution of the merger agreement, we will not and will not permit any of our subsidiaries to take any of the following actions, among other limitations and with certain exceptions in addition to those described below:

•	authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock,

•	split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests,

•	increase the base salary, retainer or director fees or other fees or bonus opportunities or modify any bonus arrangements or bonus targets for any current or former director or any of our executive officers,

•	increase the base salary or bonus opportunities or modify any bonus arrangements or bonus targets for our or any of our subsidiaries’ employees or officers (other than directors and or any of our executive officers), except for annual, market-based, promotion-related or merit-based salary increases in the ordinary course of business consistent with past practice,

•	increase the benefits provided to our or any of our subsidiaries’ current or former directors, officers, or employees (other than immaterial increases resulting from changes to welfare benefit programs made in the ordinary course of business),

•	enter into any employment, change of control, severance or retention agreement with or grant, pay or agree to pay any severance or termination payments or any similar benefits to any of our or our subsidiaries’ employees, officers or directors,

•	grant or pay any bonus or equity-based awards to any of our or our subsidiaries’ current or former officers, directors or employees,

•	enter into, establish, adopt, amend, terminate or waive any rights with respect to any of our compensation or benefit plans or amend any of the performance criteria under any of our equity incentive plans,

•	accelerate the vesting, payment or funding of any compensation payable or benefits to become payable or provided to any of our or our subsidiaries’ current or former directors, officers or employees,

•	grant or make any equity awards that may be settled in capital stock, equity interests or any other securities of us or any of our subsidiaries, or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any capital stock, equity interests or other securities of us or any of our subsidiaries,

•	take any actions to partially or fully terminate or refrain from taking any actions that would result in the partial or full termination of, our pension plan or purchase one or more annuity contracts to, or otherwise, satisfy all or any portion of benefit obligations under our pension plan,

•	implement any facility closings or employee layoffs that do not comply with the Worker Adjustment and Retraining Notification Act, as amended, or any similar foreign, state or local law,

•	enter into or make any loans, advances or capital commitments to or investments in any person or make any change in its existing borrowing or lending arrangements for or on behalf of any executive officers, directors, employees, agents or consultants,

•	materially change financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rules or applicable law,

•	amend its charter or bylaws or similar organizational documents,

•	issue, sell, pledge, dispose of or encumber or otherwise subject to a lien (other than certain permitted liens specified in the merger agreement) any shares of its capital stock or other ownership interest in us or any of our subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities,

•

directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or other ownership interest in us or any of our subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares of capital stock or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities,

•	incur, issue, modify, offer, place, arrange, syndicate, assume, guarantee, prepay, defease, cancel, acquire or otherwise become responsible for any indebtedness for borrowed money (directly, contingently or otherwise) (including assuming, guaranteeing or otherwise becoming responsible for the obligations of any Person for borrowed money), except for (among other things) indebtedness for borrowed money incurred under or the issuance of letters of credit under our revolving credit facility in the ordinary course of business consistent with past practice;

•	sell, lease, license, transfer, exchange or swap, abandon, permit to lapse, divest, mortgage or otherwise encumber (including securitizations), or grant or subject to any lien (other than certain permitted liens specified in the merger agreement) or otherwise dispose of any material intellectual property owned by us or any of our subsidiaries or any properties or assets, including the capital stock of subsidiaries and leases (but excluding real property owned by us and our subsidiaries), other than (among other things) dispositions or non-exclusive licenses of supply or inventory or intellectual property in the ordinary course of business consistent with past practice;

•	sell, lease, license, transfer, exchange or swap, abandon, divest, mortgage or otherwise encumber (including securitizations), or subject to any lien (other than certain permitted liens specified in the merger agreement) or otherwise dispose of any real property it owns or remove any of the existing improvements on the real property it owns except to the extent that any such removal occurs in the ordinary course of business,

•	modify or amend, terminate or waive any rights under any specified material contract or lease with respect to any real property leased by us or our subsidiaries in any material respect in a manner which is adverse to us,

•	enter into certain material contracts or, other than any purchase order for supply, inventory or trading stock acquired in the ordinary course, any contract that would require payment by us and our subsidiaries of any amounts in excess of $5,000,000 and which cannot be cancelled on less than 30 days’ notice without material penalty or that would constitute a lease of real property (other than in connection with the expiration or renewal of any such contract or lease in accordance with its terms),

•	except in the ordinary course of business, waive any material default under, or release, settle or compromise any material claim against us or liability or obligation owing to us, under certain material contracts or leases,

•	remove any of the existing improvements on any real property leased by us or our subsidiaries except to the extent that such removal occurs in the ordinary course of business,

•	enter into any contract which contains a change in control or similar provision that pursuant to its terms would require a payment to the other party or parties thereto in connection with the transactions contemplated by the merger agreement or any subsequent change in control of us or any of our subsidiaries,

•	amend or modify the engagement letters of our financial advisors in any manner that materially increases the fees or commissions payable by us, or materially increase the fees or commissions payable by us to our financial advisors by reason of any discretionary compensation that might otherwise be awarded by us,

•	voluntarily settle, pay, discharge or satisfy any legal proceeding, other than any legal proceeding (1) brought by our stockholders against us or our directors or officers and arising out of or relating to the transactions contemplated by the merger agreement or (2) that involves only the payment of monetary damages not in excess of $750,000 individually or $3,000,000 in the aggregate (in each cash excluding any amounts covered by any insurance policy maintained by us or any of our subsidiaries),

•	except in the ordinary course of business consistent with past practice, (1) make, change or revoke any material tax election, (2) file any material amended tax return, (3) surrender any right to a refund of material taxes, (4) change any method of accounting for tax purposes, (5) settle or compromise any material tax claim or assessment or (6) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material taxes,

•	acquire (by merger, consolidation, purchase of stock or assets, joint venture, investment or capital contribution or otherwise) or agree to so acquire any entity, business or division or material assets from any other person (excluding ordinary course purchases of inventory, products, services and licensing of intellectual property under a non-exclusive license in the ordinary course of business),

•	make or agree to make any capital expenditure or any information technology or e-commerce expenditure;

•	merge or consolidate with any other person or restructure, reorganize or completely or partially liquidate, or adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us or any of our subsidiaries (other than the merger or in compliance with the provisions of the merger agreement),

•	enter into or amend any material transaction with any affiliate or any stockholder,

•	enter into any new line of business or change its material operating policies in any material respect,

•	fail to keep in full force and effect our or any of our subsidiaries’ current insurance policies or other comparable insurance covering our business, assets or properties or those of any of our subsidiaries,

•	close any stores, consolidate or shut down any distribution facility or open any new stores,

•	commence any legal proceeding, except (1) with respect to routine matters in the ordinary course of business, (2) in such cases where we reasonably determine in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business or (3) in connection with a breach of the merger agreement or any other agreements contemplated by the merger agreement, and

•	agree, authorize or commit, in any case, in writing or otherwise, to take any of the foregoing actions.

Board Recommendation and Stockholders Meeting

We have agreed to take all actions necessary in accordance with applicable law and our charter and bylaws to duly call, give notice of, convene and hold the special meeting to consider and vote upon the adoption of the merger agreement as promptly as practicable after the date on which the SEC staff advises us that it has no further comments on this proxy statement or that it is not reviewing this proxy statement. We may adjourn or postpone the special meeting (1) if a quorum necessary to conduct business is not present, (2) to allow reasonable additional time to file and mail any required supplement or amendment to this proxy statement that our board of directors (or any committee thereof) has determined in good faith after consultation with outside counsel is reasonably necessary under applicable law and for such supplement or amendment to be disseminated to, and reviewed by, our stockholders prior to the special meeting, or (3) to allow reasonable additional time to solicit additional proxies in favor of adoption of the merger agreement to the extent our board of directors or any committee thereof reasonably believes necessary in order to adopt the merger agreement.

Except in the circumstances described in this proxy statement under “—Adverse Recommendation Change,” our board of directors has agreed to use reasonable best efforts to solicit from our stockholders proxies in favor of adoption of the merger agreement necessary to adopt the merger agreement.

Restrictions on Solicitation of Other Offers

Under the merger agreement, we have agreed that, except as expressly permitted by the merger agreement, from the execution of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms, neither we nor any of our subsidiaries will, nor will we authorize any of our or their representatives to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any alternative proposal (as defined below),

•	enter into or participate in any discussions or negotiations with or furnish any information relating to us or any of our subsidiaries or afford access to our business, properties, assets, books or records or those of any of our subsidiaries to, any third party relating to an alternative proposal or any inquiry or proposal that may reasonably be expected to lead to an alternative proposal,

•	fail to make, withdraw or modify in a manner adverse to Parent the recommendation of our board of directors that stockholders adopt the merger agreement (or recommend an alternative proposal or authorize the Company to enter into a written agreement concerning an alternative proposal),

•	fail to publicly reaffirm the recommendation of our board of directors that stockholders adopt the merger agreement following any written request by Parent to provide such reaffirmation following an alternative proposal, within such time periods as are set forth in the merger agreement (any of the actions contained in this bullet or the immediately preceding bullet being referred to as an adverse recommendation change), or

•	enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement, option agreement or other similar agreement relating to an alternative proposal.

We also agreed to (and to cause our subsidiaries and our and their respective representatives to) immediately cease and cause to be terminated as of the execution of the merger agreement any discussions and negotiations with any parties that were then ongoing with respect to an alternative proposal.

Notwithstanding these restrictions, if at any time after the execution of the merger agreement and prior to the time that our stockholders adopt the merger agreement, (1) we or any of our representatives receive an alternative proposal that our board of directors believes in good faith after consultation with our outside legal and financial advisors, is or may reasonably be expected to lead to a superior proposal (as defined below) and (2) our board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then we, directly or indirectly through our representatives, may:

•	engage in negotiations or discussions with such third party and its representatives,

•	furnish such third party or its representatives with non-public information relating to us or any of our subsidiaries or our business, properties, assets, books or records or that of any of our subsidiaries pursuant to a confidentiality agreement having provisions regarding the confidential treatment of information that are substantially comparable in the aggregate to those contained in the confidentiality agreement we executed with Sycamore Partners, as long as we promptly provide Parent any information that is provided to any third party or its representatives which was not previously provided to or made available to Parent, and

•	take any non-appealable, final action that any court of competent jurisdiction orders us to take.

We have agreed that, after the execution of the merger agreement and prior to the time that our stockholders adopt the merger agreement, we will promptly (and in any event within 24 hours) notify upon receiving, or upon any of our representatives receiving, any alternative proposal or any request for information relating to us or any of our subsidiaries or for access to our business, properties, assets, books or records or those of any of our subsidiaries by any third party that we reasonably believe is considering making, or has made, an alternative proposal. Any notice we provide to Parent must contain the material terms and conditions of any such alternative proposal, indication or request.

Notwithstanding the restrictions above, nothing in the merger agreement prevents us or our board of directors (or any committee thereof) from (1) taking and disclosing to our stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to our stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure to our stockholders with regard to the transactions contemplated by the merger agreement or an alternative proposal which our board of directors (or any committee thereof) determines is reasonably required by applicable law or fiduciary duty (provided that neither we nor our board of directors (nor any committee thereof) may recommend any alternative proposal unless permitted as described in “—Adverse Recommendation Change” below), (2) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (3) contacting and engaging in discussions with any person or group and their respective representatives who has made an alternative proposal solely for the purpose of clarifying such alternative proposal and the terms thereof.

The merger agreement defines an “alternative proposal” as any bona fide proposal or offer made by any person or group of person other than Parent and its affiliates relating to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving us (other than a leveraged recapitalization transaction, share exchange or similar transaction that would not result in any person beneficially owning 20% or more of the voting power of the outstanding equity interests of us or any successor or parent company thereto), (2) the direct or indirect acquisition by any person (including by any asset acquisition, joint venture, license or similar transaction) of more than 20% of the revenues or assets of us and our subsidiaries, on a consolidated basis and, in the case of assets, measured by fair market value of such assets, (3) the direct or indirect acquisition by any person of more than 20% of the voting power of the outstanding shares of our common stock, including any tender offer or exchange offer that, if consummated, would result in any person beneficially owning shares of our common stock with 20% or more of the voting power of the outstanding shares of our common stock, or (4) any combination of the foregoing, whether in a single transaction or a series of related transactions.

The merger agreement defines a “superior proposal” as a written alternative proposal, substituting 50% for each reference to 20% contained in the definition of alternative proposal, that our board of directors (or any committee thereof) determines in good faith, after consultation with our outside legal and financial advisors, and taking into account all legal, financial, regulatory and other aspects and risks of the proposal (including required conditions or financing requirements) and the person making the proposal, to be more favorable to our stockholders from a financial point of view than that provided by the merger agreement (including any adjustment to the terms and conditions of the merger agreement provided by Parent in response to any such alternative proposal).

Adverse Recommendation Change

After careful consideration, our board of directors unanimously (1) determined that it was advisable and fair to, and in the best interest of, the Company and our stockholders to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, including the merger, (2) approved, adopted, declared advisable and authorized in all respects the merger, the merger agreement and the transactions contemplated by the merger agreement, (3) resolved to recommend, subject to the provisions of the merger agreement, that our stockholders adopt the merger agreement and (4) directed that the merger agreement and the transactions contemplated by the merger agreement, including the merger, be submitted to our stockholders for adoption.

However, prior to the time that our stockholders adopt the merger agreement, our board of directors may, if they determine in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, make an adverse recommendation change (as described in “—Restrictions on the Solicitation of Other Offers” above) (1) in response to a written alternative proposal that our board of directors has determined in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a superior proposal (provided that, if our board of directors authorizes entry into a written agreement with respect to such superior proposal, we terminate the merger agreement, pay the $80.0 million termination fee described in “—Termination Fees” and enter into such written agreement immediately thereafter), or (2) in response to an intervening event (as defined below).

Before making an adverse recommendation change or terminating the merger agreement based on a superior proposal, however:

•	we must provide Parent with at least three business days’ (the “notice period”) prior written notice of our intention to take such action, including the terms and conditions of any superior proposal, the identity of the person making such proposal, and a copy of the most recent draft of any written agreement related to such proposal or, if in response to an intervening event, reasonable detail regarding the intervening event,

•	we must negotiate in good faith with Parent (to the extent Parent wishes to negotiate) during the notice period to make adjustments to the terms and conditions of the merger agreement such that the superior proposal ceases to be a superior proposal or such that the adverse recommendation change in response to an intervening event is no longer necessary, and

•	at the end of the notice period, our board of directors must determine in good faith (after consultation with its outside legal counsel and financial advisors) that such superior proposal has not been withdrawn and continues to constitute a superior proposal (taking into account any changes to the terms of the merger agreement proposed by Parent) or the intervening event continues to necessitate an adverse recommendation change.

Any amendment to the terms of a superior proposal made, including a revision to the price in any superior proposal, will require us to give a new notice to Parent and commence an additional notice period of at least two business days during which we must again comply with the requirements summarized above.

The merger agreement defines an “intervening event” as a material event or circumstance that was not known to our board of directors on the date of the merger agreement (or if known, the consequences of which were not known to or reasonably foreseeable by our board of directors as of the date of the merger agreement), which event or circumstance, or any material consequences thereof, becomes known to our board of directors prior to the time at which our stockholders adopted the merger agreement and does not relate to any alternative proposal.

Required Efforts to Complete the Merger

Subject to certain exceptions, we, Parent and Merger Sub have agreed to use our respective reasonable best efforts to promptly take, and cause to be taken, all actions, and to do promptly, and cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following: (1) preparing and filing as promptly as practicable with any governmental entity or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (2) obtaining and maintaining all approvals, consents, waivers, clearances, registrations, permits, authorizations and other confirmations from any governmental entity or other third party that are necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement.

We, Parent and Merger Sub have agreed (1) to respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or from any state attorney general or any other governmental entity in connection with antitrust, competition, trade regulation or similar matters, and (2) not to extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the merger or any other transactions contemplated by the merger agreement, except with prior written consent of the other parties to the merger agreement.

Parent has agreed to offer to take (and if such offer is accepted, commit to take and take) any and all actions necessary, proper or advisable to avoid and eliminate each and every impediment under any antitrust, competition, trade regulation or applicable law that may be asserted by the FTC, the Antitrust Division, any state attorney general, any other governmental entity or any other person with respect to the merger or any of the other transactions contemplated by the merger agreement so as to enable the consummation thereof as promptly as practicable, and in any event no later than February 12, 2016, including the following:

•	proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to effect and effecting), by order, consent decree, hold separate order, trust or otherwise, the sale, divestiture, license, disposition or hold separate of assets or business of Parent, Merger Sub, us or the surviving corporation, or their respective subsidiaries or controlled affiliates,

•	proposing, negotiating and offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, Merger Sub us or the surviving corporation, or their respective subsidiaries or controlled affiliates), and if the offer is accepted, commit to and take such action,

•	terminating, relinquishing, modifying or waiving existing or future relationships, ventures, contractual rights, obligations or other arrangements of us, Parent, Merger Sub or the surviving corporation, or their respective subsidiaries or controlled affiliates,

•	creating any relationships, ventures, contractual rights, obligations or other arrangements of us, Parent, Merger Sub or the surviving corporation, or their respective subsidiaries or controlled affiliates, and

•	entering or offering to enter into agreements and stipulating to the entry of an order, decree or filing appropriate applications with any governmental entity in connection with any of the actions contemplated above, in each case, as may be necessary, proper or advisable in order to (1) obtain clearance under the HSR Act, (2) avoid the entry of, or effect the dissolution of or to vacate or life, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would have the effect of restraining, preventing or delaying the consummation of the merger or any of the other transactions contemplated by the merger agreement, or (3) avoid the commencement of any action or proceeding that seeks to prohibit the merger or the other transactions contemplated by the merger agreement.

In addition, Parent has agreed to defend (including through litigation on the merits) against any claim asserted by any governmental entity or any other person in order to avoid the entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, prevent or delay the consummation of the merger or any of the transactions contemplated by the merger agreement. We and our counsel will have the opportunity to participate in any such litigation, action, suit or proceeding, and Parent and its counsel will cooperate with and keep us and our counsel informed in connection with any such litigation, action, suit or proceeding.

Parent has agreed that it will not, and will cause its controlled affiliates not to, take any action if such action (including the acquisition by it or its affiliates of any interest in any person that derives revenues from products, services or lines of business similar to the products, services or lines of business of us and our subsidiaries) could make it more likely that there would arise any impediments under any antitrust, competition, trade regulation or other applicable law that may be asserted by the FTC, the Antitrust Division, any state attorney general or any other governmental entity to the consummation of the merger and the other transactions contemplated by the merger agreement as promptly as practicable.

Each party to the merger agreement must (1) promptly notify the other parties of any written communication to that party from the FTC, the Antitrust Division, any state attorney general or any governmental entity, and, subject to applicable law, permit the other parties to review any proposed written communication to any of the foregoing and incorporate the other party’s reasonable comments, (2) not participate in or agree to participate in any substantive meeting or discussion with any governmental entity in respect of any filing, investigation or inquiry concerning any antitrust, competition or trade regulation matters in connection with the merger agreement or merger unless it consults with the other parties in advance and gives the other parties the opportunity to attend and participate, and (iii) furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives, on the one hand, and any governmental entity or members or their respective staffs, on the other hand, with respect to any antitrust, competition or trade regulation matters in connection with the merger agreement and the merger, except that any materials concerning our valuation of the transactions contemplated by the merger agreement, our internal financial information or competitively sensitive information of ours or our subsidiaries may be redacted or limited to outside counsel to pursuant to an applicable joint defense or common interest agreement. Parent agrees that, at any time in an investigation, if a governmental entity suggests or proffers a settlement of the investigation to permit the merger and the other transactions contemplated by the merger agreement to be consummated, Parent will promptly (within two calendar day) communicate the terms of the offer to us.

On September 14, 2015, we and Sycamore Partners each received notification of early termination of the waiting period under the HSR Act.

Financing

In the merger agreement, Parent and Merger Sub expressly acknowledged and agreed that their respective obligations thereunder are not conditioned upon obtaining financing. In addition, Parent provided us with a true and complete copy of the debt commitment letters prior to executing the merger agreement and represented that such letter was in full force and effect and was a valid and binding obligation (subject to certain enforceability exceptions) on Parent and, to the knowledge of Parent, the Lenders. We have agreed to use reasonable best efforts, and to use reasonable best efforts, to cause our representatives, at Parent’s sole expense, to cooperate with Parent’s efforts to consummate the debt financing.

Furthermore, after the date of the merger agreement until the effective time of the merger, neither Parent nor Merger Sub shall permit or consent to any amendment, supplement or modification to the debt commitment letters if such amendment, supplement or modification would reasonably be expected to (i) reduce the aggregate amount of funds available to Parent below the amount of funds required to consummate the transactions contemplated by the merger agreement or (ii) impose new or additional conditions to the drawdown of funds under the debt commitment letters that would reasonably be expected to materially delay or prevent the closing date of the merger or adversely impact the ability of Parent to consummate the transaction contemplated by the merger agreement or the debt commitment letters.

Directors’ and Officers’ Indemnification and Insurance

Subject to the limitations set forth in the merger agreement, from and after the effective time of the merger, Parent has agreed to cause the surviving corporation to indemnify and hold harmless, and advance expenses to, to current and former officers, directors, employees and fiduciaries of us and our subsidiaries in respect of acts or omissions occurring at or prior to the effective time of the merger to the fullest extent required by the certificate of incorporation, bylaws, any indemnification agreements and any other governing documents of us and our subsidiaries in effect on the date of the merger agreement.

From and after the effective time of the merger, Parent has agreed to cause the surviving corporation to maintain in effect the provisions in its certificate of incorporation and bylaws and in the certificate of incorporation, bylaws and other governing documents of our subsidiaries regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the merger agreement.

Prior to the effective time of the merger, we will, after consulting with Parent and using the nationally recognized insurance broker designated by Parent, obtain and pay the full premium for the non-cancellable extension of the directors’ and officers’ liability coverage of our existing directors’ and officers’ insurance policies and our existing fiduciary liability insurance policies, or if we are unable or do not obtain and pay the full premium for such an extension, from and after the effective time of the merger Parent will and will cause the surviving corporation to obtain and pay the full premium for such an extension, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the merger.

If we or the surviving corporation fail to obtain such insurance policy extensions as of the effective time of the merger, the surviving corporation will continue to maintain in effect, for a period of at least six years from and after the effective time of the merger, the directors’ and officers’ liability insurance and fiduciary liability insurance in place as of the date of the merger agreement with our current insurance carrier or with an insurance carrier with the same or better credit rating as our current insurance carrier and with conditions, retentions and limits of liability that are no less favorable than the coverage provided under our existing policies, or the surviving corporation will purchase from our current insurance carrier, or from an insurance carrier with the same or better credit rating as our current insurance carrier, comparable insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in our existing policies. Notwithstanding the foregoing, neither Parent nor the surviving corporation will not be required to pay for an annual premium for any such policies in excess of 300% of the aggregate premium amount we paid for such insurance in our last full fiscal year, and, if the premium for such insurance coverage would exceed such amount, the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

On August 23, 2015, our board of directors approved a form of indemnification agreement (the “indemnification agreement”) for certain of its directors and named executive officers, including Thomas M. Belk, Jr., John R. Belk, H. W. McKay Belk, Erskine B. Bowles, Jerri L. DeVard, Elizabeth Valk Long, Thomas C. Nelson, John R. Thompson, John L. Townsend, III, Adam M. Orvos, Rodney F. Samples, David B. Zant, and Ralph A. Pitts. The indemnification agreement supplements our company’s bylaws and Delaware law in providing certain indemnification rights to our company’s directors and officers. The indemnification agreement provides, among other things, that we will indemnify our directors and officers to the fullest extent permitted by Delaware law (and to any greater extent that Delaware law may in the future permit). The indemnification agreement provides procedures for the determination of a director’s and/or officer’s right to receive indemnification and the advancement of expenses. Subject to the express terms of the indemnification agreement, our obligations under the indemnification agreement continue after a covered party ceases to be a director and/or officer of our company until the later of (1) 10 years after the date that such director or officer ceased to serve as a director or officer of our company and (2) one year after the final termination of any proceeding, including any appeal, then pending in respect of which such director or officer is granted rights of indemnification or advancement or commenced by such director or officer under the indemnification agreement.

Employee Benefits

Parent has agreed, from and after the effective time of the merger until December 31, 2016 (or, if earlier, the date of termination of the relevant employee), that it will provide, or cause to be provided, to each of our and our subsidiaries’ current employees and, for purposes of severance benefits, each eligible former employee, (1) base cash compensation (including commission rates) and annual cash bonus opportunities that, in each case, are substantially similar to the base cash compensation (including commission rates) and annual cash bonus opportunities that were provided to the applicable employee immediately before the effective time of the merger and (2) employee benefits or compensation in lieu thereof that are substantially comparable in the aggregate to the employee benefits that were provided to the applicable employee immediately before the effective time of the merger under our employee benefit plans disclosed to Parent.

Parent has also agreed (subject to certain exceptions) that it will provide, or cause to be provided, to each of our and our subsidiaries’ current employees and, for purposes of severance benefits, each eligible former employee whose employment terminates prior to December 31, 2016, severance benefits equal to the greater of (A) the severance benefits provided for under our severance plan in effect immediately prior to the effective time of the merger, and (B) the severance benefits provided to similarly situated employees of Parent and its subsidiaries.

For the purposes of vesting, eligibility to participate and level of vacation or severance and retiree welfare benefits under each employee benefit plan sponsored or maintained by Parent or its subsidiaries, Parent will credit all continuing employees and eligible former employees from and after the closing for all service with us and our subsidiaries and our respective predecessors prior to the effective time of the merger to the same extent as such employee was entitled before the merger under any similar employee benefit plan we maintained and in which such employee participated or was eligible to participate immediately prior to the effective time of the merger, other than with respect to benefit accruals under any defined benefit pension plan, to the extent such credit would result in duplication of benefits or to the extent Parent establishes a new broad based employee benefit plan providing benefits that are materially different from any benefits provided at the effective time of the merger and which does not provide any service credit for periods before the effective date of the new plan.

Other Covenants

The merger agreement contains other covenants between us, Parent and Merger Sub, including (among others) agreements relating to access to information, control of stockholder litigation, public announcements related to the merger agreement and the merger, notices of certain events, and matters related to exempt transactions under Section 16 of the Exchange Act.

Conditions to the Merger

Conditions to Each Party’s Obligations

The obligations of us, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger agreement at a meeting duly called for such purpose by a majority of the voting power represented by the outstanding shares of our common stock, and

•	the absence of any injunction, order, ruling, decree, judgment or similar order by any governmental entity of competent jurisdiction which makes illegal, enjoins or prohibits the consummation of the merger having been entered and continuing in effect.

Conditions to the Obligations of the Company

Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of Parent’s and Merger Sub’s representations and warranties contained in the merger agreement (subject to the Parent material adverse effect standard described above and other qualifications specified in the merger agreement),

•	Parent and Merger Sub having performed in all material respects all obligations, and having complied in all material respects with all covenants, required by the merger agreement to be performed by them prior to the closing of the merger, and

•	Parent’s delivery of an officer’s certificate certifying that the conditions in the two bullets above have been satisfied.

Conditions to the Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of our representations and warranties contained in the merger agreement (subject to the Company material adverse effect standard described above and other qualifications specified in the merger agreement),

•	our having performed in all material respects all obligations, and having complied in all material respects with all covenants, required by the merger agreement to be performed by us at or prior to the closing of the merger,

•	our delivery of an officer’s certificate certifying that the conditions in the two bullets above have been satisfied, and

•	since the date of the merger agreement, there having not been any circumstance that has had or would reasonably be expected to have, either individually or in the aggregate, a Company material adverse effect.

Frustration of Closing Conditions

None of us, Parent or Merger Sub may rely on the failure of any condition set forth above to be satisfied, either as a basis for not consummating the merger or the other transactions contemplated by the merger agreement or terminating the merger agreement and abandoning the merger, if such failure was caused by such party’s breach of any provision of the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of our stockholders has been obtained and whether before or after the effectiveness of Parent’s approval (as sole stockholder of Merger Sub):

•	by the mutual written consent of us and Parent,

•	by either us or Parent if:

•	the merger has not been consummated on or before the end date of February 12, 2016 and the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has caused or resulted in the failure to consummate the merger on or before the end date of February 12, 2016,

•	any court of competent jurisdiction shall have issued or entered an injunction or similar order or taken any other action permanently enjoining or otherwise prohibiting the consummation of the merger and such injunction or similar order or other action shall have become final and non-appealable, so long as the party seeking to terminate the merger agreement has complied with its requirements described in “—Required Efforts to Complete the Merger” to prevent, oppose and remove such injunction or similar order, or

•	stockholder approval of the merger agreement is not obtained at the special meeting (including any adjournments or postponements thereof),

•	by the Company if:

•

prior to obtaining stockholder approval of the merger agreement, our board of directors authorizes us to enter into a written agreement with respect to a superior proposal, but only if we (1) have complied with our obligations described in “—Restrictions on Solicitation of Other Offers” and

“—Adverse Recommendation Change” above, (2) pay the termination fee as described in “—Termination Fees” and (3) enter into the written agreement for such superior proposal immediately after such termination,

•	Parent or Merger Sub has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, and such breach or failure to perform (1) would result in the condition to our obligations regarding the accuracy of Parent’s and Merger Sub’s representations and warranties, or Parent’s and Merger Sub’s compliance with covenants and other agreements, not to be satisfied or would result in the failure of the closing to occur and (2) cannot be cured by the end date or, if curable, is not cured (i) within 45 days following our written notice to Parent of such breach or (ii) within any shorter period of time that remains between the date we deliver written notice to Parent and the day prior to the end date, provided that we are not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement, or

•	all of the conditions to Parent’s and Merger Sub’s obligations as set forth in “—Conditions to the Merger” have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing, each of which will be capable of being satisfied at the closing), we have given irrevocable written notice to Parent and Merger Sub that we are prepared to consummate the closing, and Parent and Merger Sub fail to consummate the transactions contemplated by the merger agreement by no later than the third business day following the later of (1) delivery of our written notice to Parent and (2) the date by which the closing should have occurred pursuant to the merger agreement, provided that we are not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement,

•	by Parent, if:

•	an adverse recommendation change has occurred or our board of directors publicly proposes to make an adverse recommendation change, or

•	we have breached or failed to perform in any material respect any of our representations, warranties, covenants or other agreements contained in the merger agreement, and such breach or failure to perform (1) would result in the condition to Parent’s and Merger Sub’s obligations regarding the accuracy of our representations and warranties, or our compliance with covenants and other agreements, not to be satisfied and (2) cannot be cured by the end date or, if curable, is not cured (i) within 45 days following Parent’s written notice to us of such breach or (ii) within any shorter period of time that remains between the date Parent delivers written notice to us and the day prior to the end date, provided that Parent and Merger Sub are not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement.

Termination Fees

Termination Fees Payable by Us

We have agreed to pay to Parent a termination fee of $80.0 million (the “termination fee”) if (subject, in each case, to certain qualifications and limitations) (1) Parent terminates the merger agreement as a result of the failure of the merger to occur prior to the end date or as a result of the failure to obtain stockholder approval of the merger agreement at the special meeting or as a result of our material breach of any representation, warranty, agreement or covenant contained in the merger agreement, and in each case, we close an alternative proposal within twelve months of such date of termination by Parent, (2) we terminate the merger agreement in connection with our acceptance of a superior proposal or (3) Parent terminates the merger agreement as a result of an adverse recommendation change, or our board of directors publicly proposes to make an adverse recommendation change.

Termination fees Payable by Parent

Parent has agreed to pay us a termination fee of $165.0 million (the “reverse termination fee”) if we terminate the merger agreement as a result of:

•	Parent or Merger Sub’s breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement and such breach or failure to perform (1) would result in the condition to our obligations regarding the accuracy of Parent’s and Merger Sub’s representations and warranties, or Parent’s and Merger Sub’s compliance with covenants and other agreements, not to be satisfied or would result in the failure of the closing to occur and (2) cannot be cured by the end date or, if curable, is not cured (i) within 45 days following our written notice to Parent of such breach or (ii) within any shorter period of time that remains between the date we deliver written notice to Parent and the day prior to the end date, provided that we are not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement, or

•	all of the conditions to Parent’s and Merger Sub’s obligations as set forth in “—Conditions to the Merger” having been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing, each of which will be capable of being satisfied at the closing), our having given irrevocable written notice to Parent and Merger Sub that we are prepared to consummate the closing, and Parent and Merger Sub failing to consummate the transactions contemplated by the merger agreement by no later than the third business day following the later of (1) delivery of our written notice to Parent and (2) the date by which the closing should have occurred pursuant to the merger agreement, provided that we are not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement.

Remedies

Our right to receive the reverse termination fee and certain reimbursement and indemnification payments from Parent (or the guarantors pursuant to the limited guarantee) will be, subject to certain rights to equitable relief (including specific performance), the sole and exclusive remedy of us and our related parties against Parent, Merger Sub, the Sponsor, the sources of the debt and equity financing or any of their respective affiliates or related parties for all losses and damages suffered in connection with the merger agreement and the transactions contemplated by the merger agreement (including as a result of the failure of the transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform the merger agreement or otherwise). While we may pursue both a grant of specific performance and the payment of the reverse termination fee, under no circumstances will we be permitted or entitled to receive both a grant of specific performance and money damages, including all or any portion of the reverse termination fee, or any money damages in excess of the reverse termination fee.

Parent’s right to receive the termination fee will be, subject to certain rights to equitable relief (including specific performance), the sole and exclusive remedy of Parent and Merger Sub against us and our subsidiaries and our respective related parties for all losses and damages suffered as a result of any breach or failure to perform under the merger agreement giving rise to such termination.

In the event of any breach or threatened breach by any other party of any covenant or obligation contained in the merger agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Notwithstanding the foregoing, our right to seek an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Merger Sub to cause, or to directly cause (in accordance with our third party beneficiary rights under the equity commitment letter), the equity financing to be funded (on the terms and subject to the conditions set forth in in the equity commitment letter and the merger agreement) will be subject to the following requirements:

•	all conditions to Parent’s and Merger Sub’s obligations under the merger agreement (other than those conditions that by their terms are to be satisfied by actions taken at the closing, each of which shall be capable of being satisfied at the closing) have been satisfied at the time when the closing would have occurred but for the failure of the equity financing to be funded, and remain satisfied,

•	the debt financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, the merger agreement) has been funded in accordance with its terms or will be funded at the closing in accordance with its terms if the equity financing is funded at the closing,

•	with respect to any funding of the equity financing to occur at the closing, we have irrevocably confirmed that if specific performance is granted and the equity financing and debt financing are funded, then the closing will occur, and

•	Parent fails to consummate the closing in accordance with the terms of the merger agreement.

Amendment

At any time prior to the effective time of the merger, any provision of the merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by us, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective, provided that, after the adoption of the merger agreement by our stockholders and by Parent (as sole stockholder of Merger Sub), if any such amendment or waiver requires, by applicable law, further approval of our stockholders or Parent (as sole stockholder of Merger Sub), the effectiveness of such amendment or waiver shall be subject to the approval of our stockholders or Parent (as sole stockholder of Merger Sub), as applicable.

VOTING AND SUPPORT AGREEMENTS

Concurrently with the execution of the merger agreement, Thomas M. Belk, Jr., John R. Belk and certain of our other stockholders entered into voting and support agreements with Parent and Merger Sub, pursuant to which the support stockholders have agreed (1) not to transfer or otherwise dispose of any shares of common stock owned or controlled by such support stockholders, (2) to vote all shares of our common stock owned or controlled by such support stockholders in favor of the adoption of the merger agreement and the approval of the merger and any other matter necessary for the consummation of the merger, (3) to vote all shares of our common stock owned or controlled by such support stockholders against any action or agreement that would reasonably be expected to impede, interfere or prevent the merger (including any alternative proposal as defined in “The Merger Agreement—Restrictions on Solicitation of Other Offers”) and not to solicit such action, proposal, transaction or agreement in such person’s capacity as a stockholder, and (4) to waive and agree not to exercise, in connection with the merger agreement or the merger, any appraisal, dissenters’ or similar rights they may have with respect to their shares of our common stock. The support stockholders own or control shares of our common stock representing approximately 58% of the total voting power of the outstanding shares of common stock entitled to vote at the special meeting. The voting agreements do not restrict any of our directors or officers from complying with their fiduciary duties under applicable law and terminate upon certain events, including any termination of the merger agreement in accordance with its terms or if an adverse recommendation change has occurred.

Certain other of our stockholders with voting power representing approximately 23% of the total voting power represented by all outstanding shares of our common stock entitled to vote at the special meeting entered into separate agreements with Parent and Merger Sub, pursuant to which such stockholders have agreed in such agreements to waive and agree not to exercise, in connection with the merger agreement or the merger, any appraisal, dissenters’ or similar rights they may have with respect to their shares of our common stock.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER

MERGER-RELATED COMPENSATION

(PROPOSAL 2)

We are submitting to our stockholders a proposal to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the merger. This compensation is summarized in “The Merger (Proposal 1)—Interests of Our Directors and Executive Officers in the Merger.”

Our board of directors encourages you to review carefully the merger-related compensation information disclosed in this proxy statement. Our board of directors unanimously recommends that our stockholders approve the following resolution:

“RESOLVED, that the stockholders of Belk, Inc. hereby approve, on an advisory (non-binding) basis, the compensation that will or may become payable by Belk, Inc. to its named executive officers that is based on or otherwise relates to the merger as disclosed in the proxy statement for this special meeting of stockholders.”

The vote to approve the compensation that will or may become payable to our named executive officers is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote for the proposal to adopt the merger agreement, and against the proposal to approve the merger-related compensation, or vice versa. Approval of this proposal to approve, on an advisory (non-binding) basis, the merger-related compensation that will or may become payable to our named executive officers is not a condition to the completion of the merger, and the approval or failure of this proposal will have no impact on the completion of the merger.

Because the vote to approve the merger-related compensation to be paid or become payable to our named executive officers is advisory only, it will not be binding on us, Parent or Merger Sub. Accordingly, if the merger agreement is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of this advisory (non-binding) vote.

The above resolution approving the merger-related compensation of our named executive officers on an advisory (non-binding) basis will require the affirmative vote of the shares of both classes of common stock taken together present in person or represented by proxy and constituting a majority of the total votes present and entitled to be cast at the meeting and entitled to vote on the subject matter (with each share of Class A common stock being entitled to 10 votes and each share of Class B common stock being entitled to 1 vote).

Our board of directors unanimously recommends you vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation that will or may become payable to our named executive officers in connection with the merger.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)

Our stockholders are being asked to approve a proposal that will give us authority to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement. If this proposal is approved, the special meeting could be adjourned to any date, including for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

In addition, we could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons.

If the special meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke their proxies at any time prior to their use. We do not intend to call a vote on this proposal if the proposal to adopt the merger agreement has been approved at the special meeting.

Approval of this proposal relating to the adjournment of the special meeting will require the affirmative vote of the shares of both classes of common stock taken together present in person or represented by proxy and constituting a majority of the total votes present and entitled to be cast at the meeting and entitled to vote on the subject matter (with each share of Class A common stock being entitled to 10 votes and each share of Class B common stock being entitled to 1 vote).

Our board of directors unanimously recommends you vote “FOR” the proposal to adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by the Company), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

MARKET PRICE OF OUR COMMON STOCK

There is no established public trading market for either our Class A common stock or our Class B common stock. There were limited and sporadic quotations of bid and ask prices for our Class A common stock and our Class B common stock on the OTC Market, in the OTCPink Tier, under the symbols “BLKIA” and “BLKIB,” respectively. The market for our Class A common stock and our Class B common stock must be characterized as a limited market due to its relatively low trading volume.

The following table sets forth during each fiscal quarter indicated the high and low bid and ask quotations for our Class A common stock and our Class B common stock on the OTC Market. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions, and may not necessarily represent actual transactions.

	Class A Common Stock				Class B Common Stock
	High	Low	Dividend	Aggregate Quarterly Trading Volume (in individual shares)	High	Low	Dividend	Aggregate Quarterly Trading Volume (in individual shares)
Fiscal Year ending January 31, 2016
Third Quarter (through September 30, 2015)	$78.00	$66.00	—	2,900	$68.00	$65.05	—	89,663
Second Quarter	$78.00	$78.00	—	—	$73.00	$59.00	—	5,399
First Quarter	$78.00	$49.50	$0.80	12,449	$79.99	$49.21	$0.80	8,083

Fiscal Year ended January 31, 2015
Fourth Quarter	$49.50	$49.50	—	9,125	$60.00	$45.00	—	3,764
Third Quarter	$52.10	$49.50	—	26,780	$85.00	$46.25	—	5,931
Second Quarter	$52.10	$52.10	—	—	$52.00	$47.18	—	1,333
First Quarter	$52.10	$50.10	$0.80	500	$54.98	$50.00	$0.80	762

Fiscal Year ended February 1, 2014
Fourth Quarter	$50.10	$49.00	—	100	$54.99	$50.00	—	1,695
Third Quarter	$49.00	$49.00	—	—	$53.00	$49.55	—	2,865
Second Quarter	$49.00	$41.00	—	7,320	$49.75	$49.00	—	936
First Quarter	$45.00	$40.00	—	423	$49.00	$39.10	—	1,520

On August 21, 2015, the last trading day prior to the public announcement of the merger agreement, the closing sales prices, as reported by the OTC Markets Group, for our Class A common stock and our Class B common stock were $78.00 and $68.00, respectively. There was no trading volume on either of our Class A common stock or our Class B common stock on August 21, 2015. On September 30, 2015, the most recent practicable date prior to the distribution of this proxy statement to our stockholders, the closing sales prices, as reported by the OTC Markets Group, for our Class A common stock and our Class B common stock were $73.00 and $67.51, respectively.

As of the close of business on the record date, we had 38,292,393 shares of our Class A common stock and 1,097,872 shares of our Class B common stock issued and outstanding and had approximately 816 holders of record. You are encouraged to obtain current market quotations for our Class A common stock and Class B common stock in connection with voting your shares in connection with the special meeting.

On March 26, 2015, our company declared a regular dividend of $0.80 on each share of Class A and Class B Common Stock outstanding on that date. On March 26, 2014, our company declared a regular dividend of $0.80 on each share of Class A and Class B Common Stock outstanding on that date.

Following the consummation of the merger, neither our Class A common stock nor our Class B common stock will be traded or quoted on any public market or exchange.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our Class A common stock and Class B common stock as of October 1, 2015 held by each of our directors and named executive officers, all our directors and executive officers as a group, and each stockholder that holds more than 5% of the outstanding shares of our Class A common stock or Class B common stock. Unless otherwise noted below, the address for each of our directors and officers listed is Belk, Inc., 2801 West Tyvola Road, Charlotte, North Carolina 28217.

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned(1)		Percent of Class(2)	Shares of Class B Common Stock Beneficially Owned(1)		Percent of Class(3)
Directors and Executive Officers
Thomas M. Belk, Jr.	4,120,532	(4)	10.8	56,034	(5)	5.1
H.W. McKay Belk	3,484,704	(6)	9.1	5,412		*
John R. Belk	4,215,988	(7)	11.0	39,272	(8)	3.6
Erskine B. Bowles	—		*	14,627		1.3
Jerri L. DeVard	—		*	18,089		1.6
Elizabeth Valk Long	—		*	27,779		2.5
Thomas C. Nelson	—		*	35,094		3.2
John R. Thompson	—		*	25,779		2.3
John L. Townsend, III	—		*	26,779		2.4
Ralph A. Pitts	—		*	37,205		3.4
Adam M. Orvos	—		*	16,569		1.5
Davis B. Zant	—		*	13,535		1.2
All directors and executive officers as a group (12 persons)	7,043,080		18.4	316,174		28.8

Other Five Percent Stockholders
Claudia W. Belk	5,387,459	(9)	14.1	—		*
John M. Belk Educational Endowment	2,254,326	(10)	5.9	—		*
Mary Claudia Belk Pilon	8,122,605	(11)	21.2	18,865	(12)	1.7
Sarah Belk Gambrell	9,677,438	(13)	25.3	454	(14)	*
Katherine McKay Belk	3,463,526	(15)	9.0	24,725	(16)	2.3
Katherine Belk Morris	6,837,353	(17)	17.9	—		*
J. Kirk Glenn, Jr.	1,611,479	(18)	4.2	16,664		1.5
B. Frank Matthews, II	2,588,195	(19)	6.8	—		*
Susan N. Jamison	6,812,485	(20)	17.8	5,906		*
Bessemer Trust Company, N.A.	6,356,453	(21)	16.6	—		*

*	Beneficial ownership represents less than 1% of the applicable class of our outstanding common stock.
(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named above have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown as being beneficially owned by them.
(2)	38,292,393 shares of Class A common stock were outstanding as of September 14, 2015.
(3)	1,097,872 shares of Class B common stock were outstanding as of September 14, 2015.

(4)	Includes:
•	154,890 shares held by Thomas M. Belk, Jr. Grantor Retained Annuity Trust dated January 27, 2006.
•	142,304 shares held by Thomas M. Belk, Jr. Grantor Retained Annuity Trust dated 12/17/2010.
•	14,761 shares held by Thomas M. Belk, Jr. as custodian for his minor child.
•	23,750 shares held by The Katherine McKay Belk FWP Trust f/b/o Thomas M. Belk, Jr. Descendants dated June 3, 2015. Thomas M. Belk, Jr. is the trustee.
•	35,201 shares held by Sarah Fortune Belk Revocable Trust dated 12/11/07. The wife of Thomas M. Belk, Jr. is the trustee.
•	147,527 shares held by Adelaide Lucinda Fortune Belk Irrevocable Trust dated August 23, 2010. Thomas M. Belk, Jr., his wife and child, the trustees, share voting and investment power.
•	36,765 shares held by Thomas M. Belk, Jr. & Sarah F. Belk Family Wealth Preservation Trust dated November 28, 2012, f/b/o Adelaide Lucinda Fortune Belk. The wife and child of Thomas M. Belk, Jr., the trustees, share voting and investment power.
•	144,566 shares held by Thomas M. Belk, III Irrevocable Trust dated September 7, 2010. Thomas M. Belk, Jr., his wife and child, the trustees, share voting and investment power.
•	36,765 shares held by Thomas M. Belk, Jr. & Sarah F. Belk Family Wealth Preservation Trust dated November 28, 2012, f/b/o Thomas M. Belk, III. The wife and child of Thomas M. Belk, Jr., the trustees, share voting and investment power.
•	143,515 shares held by Katherine McKay Belk Irrevocable Trust dated August 29, 2012. Thomas M. Belk, Jr., his wife and child, the trustees, share voting and investment power.
•	36,765 shares held by Thomas M. Belk, Jr. & Sarah F. Belk Family Wealth Preservation Trust dated November 28, 2012, f/b/o Katherine McKay Belk. The wife and child of Thomas M. Belk, Jr., the trustees, share voting and investment power.
•	124,210 shares held by Margaret Elizabeth Belk Irrevocable Trust dated March 27, 2015. Thomas M. Belk, Jr., his wife and child, the trustees, share voting and investment power.
•	36,765 shares held by Thomas M. Belk, Jr. & Sarah F. Belk Family Wealth Preservation Trust dated November 28, 2012, f/b/o Margaret Elizabeth Belk. The wife and child of Thomas M. Belk, Jr., the trustees, share voting and investment power.
•	36,765 shares held by Thomas M. Belk, Jr. & Sarah F. Belk Family Wealth Preservation Trust dated November 28, 2012, f/b/o Louisa Alexandra Belk. The wife of Thomas M. Belk, Jr. is the trustee.
•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. Thomas M. Belk, Jr. and the other shareholders share voting and investment power.
•	444,212 shares held by Milburn Investment Company. Thomas M. Belk, Jr. and the other shareholders share voting and investment power.
•	402,284 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Thomas M. Belk, Jr. and the other trustees share voting and investment power.
•	228,016 shares held in a trust established by the Will of W.H. Belk for the benefit of Thomas M. Belk. Thomas M. Belk, Jr. and the other trustees share voting and investment power.
•	92,718 shares held by Katherine and Thomas Belk Foundation, Inc. Thomas M. Belk, Jr. and the other board members share voting and investment power.

(5)	Includes:
•	312 shares held by Thomas M. Belk, Jr. as custodian for his minor child.
•	1,720 shares held by Adelaide Lucinda Fortune Belk Irrevocable Trust dated August 23, 2010. Thomas M. Belk, Jr., his wife and child, the trustees, share voting and investment power.
•	4,681 shares held by Thomas M. Belk, III Irrevocable Trust dated September 7, 2010. Thomas M. Belk, Jr., his wife and child, the trustees, share voting and investment power.
•	5,732 shares held by Katherine McKay Belk Irrevocable Trust dated August 29, 2012. Thomas M. Belk, Jr., his wife and child, the trustees, share voting and investment power.

•	25,037 shares held by Margaret Elizabeth Belk Irrevocable Trust dated March 27, 2015. Thomas M. Belk, Jr., his wife and child, the trustees, share voting and investment power.

(6)	Includes:
•	144,587 shares held by H.W. McKay Belk Grantor Retained Annuity Trust dated June 16, 2006.
•	75,232 shares held by H.W. McKay Belk 2010 Grantor Retained Annuity Trust.
•	23,750 shares held by The Katherine McKay Belk FWP Trust f/b/o H.W. McKay Belk Descendants dated June 3, 2015. H.W. McKay Belk is the trustee.
•	97,130 shares held by The ALBARICOQUERITO Trust dated April 4, 2008. H.W. McKay Belk, his wife and child, the trustees, share voting and investment power.
•	97,130 shares held by The CODACO Trust dated April 9, 2008. H.W. McKay Belk, his wife and child, the trustees, share voting and investment power.
•	97,130 shares held by The BARNACLEB Trust dated October 22, 2010. H.W. McKay Belk, his wife and child, the trustees, share voting and investment power.
•	97,130 shares held by D400PHRESH Irrevocable Trust dated August 21, 2015. H.W. McKay Belk, his wife and child, the trustees, share voting and investment power.
•	97,130 shares held by Inbound Mudcat Irrevocable Trust dated August 18, 2015. H.W. McKay Belk, his wife and child, the trustees, share voting and investment power.
•	2,798 shares held by Nina F. Belk, his wife.
•	149,527 shares held by Tres Casas Lodging, LLC. H.W. McKay Belk and the other members share voting and investment power.
•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. H.W. McKay Belk and the other shareholders share voting and investment power.
•	444,212 shares held by Milburn Investment Company. H.W. McKay Belk and the other shareholders share voting and investment power.
•	402,284 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. H.W. McKay Belk and the other trustees share voting and investment power.
•	228,016 shares held in a trust established by the Will of W.H. Belk for the benefit of Thomas M. Belk. H.W. McKay Belk and the other trustees share voting and investment power.
•	92,718 shares held by Katherine and Thomas Belk Foundation, Inc. H.W. McKay Belk and the other board members share voting and investment power.

(7)	Includes:
•	154,543 shares held by John R. Belk Grantor Retained Annuity Trust dated January 23, 2006.
•	211,389 shares held by John R. Belk Grantor Retained Annuity Trust dated October 12, 2009.
•	146,809 shares held by John R. Belk Grantor Retained Annuity Trust dated October 22, 2010.
•	14,250 shares held by The Katherine McKay Belk FWP Trust f/b/o John R. Belk Descendants dated June 3, 2015. John R. Belk is the trustee.
•	191,932 shares held by Kimberly Dupree Belk Revocable Trust dated July 27, 2007. The wife of John R. Belk is the trustee.
•	190,264 shares held by Anna Dupree Belk Irrevocable Trust dated May 28, 2010. John R. Belk, his wife and child, the trustees, share voting and investment power.
•	61,275 shares held by John R. Belk & Kimberly D. Belk Family Wealth Preservation Trust dated December 21, 2012, f/b/o Anna Dupree Belk. The wife and child of John R. Belk, the trustees, share voting and investment power.
•	190,265 shares held by John Robert Belk, Jr. Irrevocable Trust dated August 11, 2011. John R. Belk, his wife and child, the trustees, share voting and investment power.
•	61,275 shares held by John R. Belk & Kimberly D. Belk Family Wealth Preservation Trust dated December 21, 2012, f/b/o John Robert Belk, Jr. The wife and child of John R. Belk, the trustees, share voting and investment power.

•	190,265 shares held by Frances Whitner Belk Irrevocable Trust dated August 18, 2014. John R. Belk, his wife and child, the trustees, share voting and investment power.
•	61,275 shares held by John R. Belk & Kimberly D. Belk Family Wealth Preservation Trust dated December 21, 2012, f/b/o Frances Whitner Belk. The wife and child of John R. Belk, the trustees, share voting and investment power.
•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. John R. Belk and the other shareholders share voting and investment power.
•	444,212 shares held by Milburn Investment Company. John R. Belk and the other shareholders share voting and investment power.
•	402,284 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. John R. Belk and the other trustees share voting and investment power.
•	228,016 shares held in a trust established by the Will of W.H. Belk for the benefit of Thomas M. Belk. John R. Belk and the other trustees share voting and investment power.
•	92,718 shares held by Katherine and Thomas Belk Foundation, Inc. John R. Belk and the other board members share voting and investment power. 100,000 of these shares are subject to pledge.

(8)	Includes:
•	9,542 shares held by Anna Dupree Belk Irrevocable Trust dated May 28, 2010. John R. Belk, his wife and child, the trustees, share voting and investment power.
•	9,541 shares held by John Robert Belk, Jr. Irrevocable Trust dated August 11, 2011. John R. Belk, his wife and child, the trustees, share voting and investment power.
•	9,541 shares held by Frances Whitner Belk Irrevocable Trust dated August 18, 2014. John R. Belk, his wife and child, the trustees, share voting and investment power.

(9)	Includes:
•	436,011 shares held by Bessemer Trust Company, N.A., et al, Trustees U/A dated 12/29/76 with John M. Belk f/b/o Claudia W. Belk. Bessemer Trust Company, N.A., Susan N. Jamison and Katherine Belk Morris, the trustees, share voting and investment power.
•	618,433 shares held by John M. Belk QTIP GST Non-Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees. The co-trustees share voting and investment power.
•	21,519 shares held by John M. Belk QTIP GST Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees. The co-trustees share voting and investment power.
•	247,792 shares held by Claudia Watkins Belk 2015 GST Non Exempt Family Wealth Preservation Trust dated May 27, 2015. Mary Claudia Belk Pilon, Susan N. Jamison and Bessemer Trust Company, N.A., the co-trustees, share voting and investment power.
•	464,286 shares held by Claudia Watkins Belk 2015 GST Exempt Family Wealth Preservation Trust dated May 27, 2015. Mary Claudia Belk Pilon, Susan N. Jamison and Bessemer Trust Company, N.A., the co-trustees, share voting and investment power.
•	178,571 shares held by Claudia W. Belk Charitable Remainder Unitrust dated June 23, 2015. Mary Claudia Belk Pilon, Susan N. Jamison and Bessemer Trust Company, N.A., the co-trustees, share voting and investment power.
•	119,087 shares held by Mary Claudia Belk Irrevocable Trust dated 1/4/94. Voting and investment power is vested in Claudia W. Belk, the trustee.
•	2,079,910 shares held by Montgomery Investment Company, a corporation owned by Claudia Watkins Belk 2015 GST Non Exempt Family Wealth Preservation Trust dated May 27, 2015 (“CWB 2015 GST NE FWPT dtd 5/27/15”), Claudia Watkins Belk 2015 Grantor Retained Annuity Trust dated May 27, 2015 (“CWB 2015 GRAT dtd 5/27/15”) and Mary Claudia Belk Irrevocable Trust dated 1/4/94. Claudia W. Belk and the other shareholders share voting and investment power.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. The shareholders share voting and investment power. Claudia W. Belk’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(10)	Includes:
•	2,254,326 shares held by John M. Belk Educational Endowment. Voting and investment power is vested in Mary Claudia Belk Pilon. John M. Belk Educational Endowment’s address is 4201 Congress Street, Suite 470, Charlotte, North Carolina 28209.

(11)	Includes:
•	119,087 shares held by Mary Claudia Belk Irrevocable Trust dated 1/4/94. Voting and investment power is vested in Claudia W. Belk, the trustee.
•	702,117 shares held by Mary Claudia Belk Irrevocable Trust dated January 22, 1999, Bessemer Trust Company, N.A., Susan N. Jamison and Katherine B. Morris, Co-Trustees. Mary Claudia Belk Pilon, Katherine Belk Morris, Susan N. Jamison and Bessemer Trust Company, N.A., the trustees, share voting and investment power.
•	385,972 shares held by John M. Belk GST Non Exempt Trust fbo Mary Claudia Belk Pilon Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees. The co-trustees share voting and investment power.
•	89,286 shares held by Mary Claudia Belk Pilon 2015 Grantor Retained Annuity Trust dated June 30, 2015.
•	62,948 shares held by Mary Claudia Belk Pilon as custodian for her minor children.
•	1,966 shares held by Jeffrey N. Pilon, her husband.
•	8 shares held by Claudia Watkins Belk Grantor Trust dated 2/23/96. Voting and investment power is vested in Claudia W. Belk and Mary Claudia Belk Pilon, co-trustees.
•	247,792 shares held by Claudia Watkins Belk 2015 GST Non Exempt Family Wealth Preservation Trust dated May 27, 2015. Mary Claudia Belk Pilon, Susan N. Jamison and Bessemer Trust Company, N.A., the co-trustees, share voting and investment power.
•	464,286 shares held by Claudia Watkins Belk 2015 GST Exempt Family Wealth Preservation Trust dated May 27, 2015. Mary Claudia Belk Pilon, Susan N. Jamison and Bessemer Trust Company, N.A., the co-trustees, share voting and investment power.
•	178,571 shares held by Claudia W. Belk Charitable Remainder Unitrust dated June 23, 2015. Mary Claudia Belk Pilon, Susan N. Jamison and Bessemer Trust Company, N.A., the co-trustees, share voting and investment power.
•	228,016 shares held in a trust established by the Will of W.H. Belk for the benefit of John M. Belk. Mary Claudia Belk Pilon and the other trustees share voting and investment power.
•	21,557 shares held by The Charles Christian Patterson Knight Accumulation Trust dtd 29 December 1998. Mary Claudia Belk Pilon and Karen Miller, the trustees, share voting and investment power.
•	21,557 shares held by The Cooper Steven Belk Knight Accumulation Trust dtd 29 December 1998. Mary Claudia Belk Pilon and Karen Miller, the trustees, share voting and investment power.
•	21,557 shares held by The Sarah Belk Gambrell Knight 2002 Irrevocable Trust for the benefit of Christopher Irwin Gambrell Knight. Mary Claudia Belk Pilon and Karen Miller, the trustees, share voting and investment power.
•	21,557 shares held by The Sarah Belk Gambrell Knight Irrevocable Trust for the benefit of Caleb Axel Latimer Knight dated May 3, 2005. Mary Claudia Belk Pilon and Karen Miller, the trustees, share voting and investment power.
•	2,254,326 shares held by John M. Belk Educational Endowment. Voting and investment power is vested in Mary Claudia Belk Pilon.
•

2,079,910 shares held by Montgomery Investment Company, a corporation owned by Claudia Watkins Belk 2015 GST Non Exempt Family Wealth Preservation Trust dated May 27, 2015 (“CWB 2015 GST NE FWPT dtd 5/27/15”), Claudia Watkins Belk 2015 Grantor Retained Annuity Trust dated May 27,

2015 (“CWB 2015 GRAT dtd 5/27/15”) and Mary Claudia Belk Irrevocable Trust dated 1/4/94. Mary Claudia Belk Pilon and the other shareholders share voting and investment power.
•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. The shareholders share voting and investment power.

(12)	Includes:
•	17,773 shares held by Mary Claudia Belk Pilon as custodian for her minor children.
•	273 shares held by The Charles Christian Patterson Knight Accumulation Trust dtd 29 December 1998. Mary Claudia Belk Pilon and Karen Miller, the trustees, share voting and investment power.
•	273 shares held by The Cooper Steven Belk Knight Accumulation Trust dtd 29 December 1998. Mary Claudia Belk Pilon and Karen Miller, the trustees, share voting and investment power.
•	273 shares held by The Sarah Belk Gambrell Knight 2002 Irrevocable Trust for the benefit of Christopher Irwin Gambrell Knight. Mary Claudia Belk Pilon and Karen Miller, the trustees, share voting and investment power.
•	273 shares held by The Sarah Belk Gambrell Knight Irrevocable Trust for the benefit of Caleb Axel Latimer Knight dated May 3, 2005. Mary Claudia Belk Pilon and Karen Miller, the trustees, share voting and investment power. Mary Claudia Belk Pilon’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(13)	Includes:
•	186,078 shares held by Gambrell Legacy, LLC. Voting and investment power is vested in the managers Sarah Belk Gambrell and Sally Belk Gambrell.
•	760,000 shares held by Gambrell Family Foundation. Sarah Belk Gambrell, Sally Belk Gambrell and Pauline Davis share voting and investment power.
•	1,140,080 shares held in several trusts established by the Will of W.H. Belk for the benefit of his children. Sarah Belk Gambrell and the other trustees of each trust share voting and investment power.
•	1,436,385 shares held in several trusts established by the Will of Mary I. Belk for the benefit of her children. Sarah Belk Gambrell and the other trustees of each trust share voting and investment power.

(14)	Includes:
•	454 shares held by Gambrell Legacy, LLC. Voting and investment power is vested in the managers Sarah Belk Gambrell and Sally Belk Gambrell. Sarah Belk Gambrell’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(15)	Includes:
•	307,330 shares held by Katherine McKay Belk Cook Charitable Remainder Unitrust dated 11/1/02.
•	46,801 shares held by Katherine McKay Belk 2012 Grantor Retained Annuity Trust dated July 24, 2012.
•	109,874 shares held by Katherine McKay Belk 2013 Grantor Retained Annuity Trust dated May 30, 2013.
•	223,002 shares held by Katherine McKay Belk 2014 Grantor Retained Annuity Trust dated April 23, 2014.
•	120,800 shares held by Katherine McKay Belk 2015 Grantor Retained Annuity Trust dated June 3, 2015.
•	109,449 shares held as custodian for her minor grandchild.
•	100 shares held by James Fielder Cook (deceased), her husband.
•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. Katherine M. Belk and the other shareholders share voting and investment power.
•	444,212 shares held by Milburn Investment Company. Katherine M. Belk and the other shareholders share voting and investment power.

•	92,718 shares held by Katherine and Thomas Belk Foundation, Inc. Katherine M. Belk and the other board members share voting and investment power.

(16)	Includes:
•	24,725 shares held as custodian for her minor grandchild. Katherine McKay Belk’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(17)	Includes:
•	319,130 shares held by Katherine B. Morris Grantor Retained Annuity Trust dated September 8, 2004.
•	24,281 shares held by Katherine Belk Morris 2010 Grantor Retained Annuity Trust Number Three dated August 30, 2010.
•	26,581 shares held by Katherine Belk Morris 2010 Grantor Retained Annuity Trust Number Four dated August 30, 2010.
•	28,294 shares held by Katherine Belk Morris 2010 Grantor Retained Annuity Trust Number Five dated August 30, 2010.
•	125,144 shares held by Katherine Belk Morris 2011 Grantor Retained Annuity Trust Number One dated November 30, 2011.
•	14,250 shares held by The Katherine McKay Belk FWP Trust f/b/o Katherine Belk Morris Descendants dated June 3, 2015. Katherine Belk Morris is the trustee.
•	28,829 shares held by Katherine W.M.B. Morris Irrevocable Trust dated 8/10/2004. Charles Walker Morris, the husband of Katherine Belk Morris, and Lewis S. Morris, III, the trustees, share voting and investment power.
•	191,734 shares held by Miss Katherine Belk Morris Irrevocable Trust dated January 10, 2003. Katherine Belk Morris, her husband and child, the trustees, share voting and investment power.
•	85,365 shares held by Katherine Belk Morris Family Wealth Preservation Trust dated December 21, 2012, f/b/o Katherine Morris Stanley. The husband and child of Katherine Belk Morris, the trustees, share voting and investment power.
•	193,204 shares held by Rebecca Price Morris Irrevocable Trust dated January 6, 2009. Katherine Belk Morris, her husband and child, the trustees, share voting and investment power.
•	85,365 shares held by Katherine Belk Morris Family Wealth Preservation Trust dated December 21, 2012, f/b/o Rebecca Price Morris. The husband and child of Katherine Belk Morris, the trustees, share voting and investment power.
•	188,791 shares held by Charles Walker Morris, Jr. Irrevocable Trust dated May 25, 2005. Katherine Belk Morris, her husband and child, the trustees, share voting and investment power.
•	85,365 shares held by Katherine Belk Morris Family Wealth Preservation Trust dated December 21, 2012, f/b/o Charles Walker Morris, Jr. The husband and child of Katherine Belk Morris, the trustees, share voting and investment power.
•	36,712 shares held by Charles Walker Morris Revocable Trust dated September 8, 2004. The husband of Katherine Belk Morris is the trustee.
•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. Katherine Belk Morris and the other shareholders share voting and investment power.
•	444,212 shares held by Milburn Investment Company. Katherine Belk Morris and the other shareholders share voting and investment power.
•	402,284 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Katherine Belk Morris and the other trustees share voting and investment power.
•	228,016 shares held in a trust established by the Will of W.H. Belk for the benefit of Thomas M. Belk. Katherine Belk Morris and the other trustees share voting and investment power.
•	92,718 shares held by Katherine and Thomas Belk Foundation, Inc. Katherine Belk Morris and the other board members share voting and investment power.

•	436,011 shares held by Bessemer Trust Company, N.A., et al, Trustees U/A dated 12/29/76 with John M. Belk f/b/o Claudia W. Belk. Bessemer Trust Company, N.A., Susan N. Jamison and Katherine Belk Morris, the trustees, share voting and investment power.
•	702,117 shares held by Mary Claudia Belk Irrevocable Trust dated January 22, 1999, Bessemer Trust Company, N.A., Susan N. Jamison and Katherine B. Morris, Co-Trustees. Mary Claudia Belk Pilon, Katherine Belk Morris, Susan N. Jamison and Bessemer Trust Company, N.A., the trustees, share voting and investment power.
•	618,433 shares held by John M. Belk QTIP GST Non-Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees. The co-trustees share voting and investment power.
•	21,519 shares held by John M. Belk QTIP GST Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees. The co-trustees share voting and investment power.
•	385,972 shares held by John M. Belk GST Non Exempt Trust fbo Mary Claudia Belk Pilon Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees. The co-trustees share voting and investment power.
•	228,016 shares held in a trust established by the Will of W.H. Belk for the benefit of John M. Belk. Katherine Belk Morris and the other trustees share voting and investment power. Katherine Belk Morris’ address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(18)	Includes:
•	871 shares held by Madlon C. Glenn, his wife.
•	1,000,000 shares held by Bank of America, N.A., Successor Trustee Daisy Belk Mattox Trustee Under Will Dtd 12/22/52, Modified 01/25/10. Voting power is vested in Bank of America, N.A., Successor Trustee, and investment power is vested in J. Kirk Glenn, Jr., Special Trustee. J. Kirk Glenn, Jr.’s address is P.O. Box 2736, Winston-Salem, North Carolina 27102.

(19)	Includes:
•	128,282 shares held by Wells Fargo Bank, NA, B. Frank Matthews, II and Annabelle Z. Royster, Co-TTEES of the JH Matthews TUW FBO Annabelle Royster. The co-trustees have voting and investment powers.
•	500 shares held by Betty C. Matthews, his wife.
•	66,141 shares held by Robinson Investment Company; 425,077 shares held by Matthews Group Limited Partnership; 205,933 shares held by Elizabeth Matthews Welton Family Limited Partnership Phase II; and 1,760,000 shares held by the David Belk Cannon Foundation. B. Frank Matthews, II’s address is P.O. Box 3737, Gastonia, North Carolina 28054.

(20)	Includes:
•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. Susan N. Jamison and the other shareholders share voting and investment power.
•	2,079,910 shares held by Montgomery Investment Company, a corporation owned by Claudia Watkins Belk 2015 GST Non Exempt Family Wealth Preservation Trust dated May 27, 2015 (“CWB 2015 GST NE FWPT dtd 5/27/15”), Claudia Watkins Belk 2015 Grantor Retained Annuity Trust dated May 27, 2015 (“CWB 2015 GRAT dtd 5/27/15”) and Mary Claudia Belk Irrevocable Trust dated 1/4/94. Susan N. Jamison and the other shareholders share voting and investment power.
•	436,011 shares held by Bessemer Trust Company, N.A., et al, Trustees U/A dated 12/29/76 with John M. Belk f/b/o Claudia W. Belk. Bessemer Trust Company, N.A., Susan N. Jamison and Katherine Belk Morris, the trustees, share voting and investment power.

•	702,117 shares held by Mary Claudia Belk Irrevocable Trust dated January 22, 1999, Bessemer Trust Company, N.A., Susan N. Jamison and Katherine B. Morris, Co-Trustees. Mary Claudia Belk Pilon, Katherine Belk Morris, Susan N. Jamison and Bessemer Trust Company, N.A., the trustees, share voting and investment power.
•	618,433 shares held by John M. Belk QTIP GST Non-Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees. The co-trustees share voting and investment power.
•	21,519 shares held by John M. Belk QTIP GST Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees. The co-trustees share voting and investment power.
•	385,972 shares held by John M. Belk GST Non Exempt Trust fbo Mary Claudia Belk Pilon Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees. The co-trustees share voting and investment power.
•	247,792 shares held by Claudia Watkins Belk 2015 GST Non Exempt Family Wealth Preservation Trust dated May 27, 2015. Mary Claudia Belk Pilon, Susan N. Jamison and Bessemer Trust Company, N.A., the co-trustees, share voting and investment power.
•	464,286 shares held by Claudia Watkins Belk 2015 GST Exempt Family Wealth Preservation Trust dated May 27, 2015. Mary Claudia Belk Pilon, Susan N. Jamison and Bessemer Trust Company, N.A., the co-trustees, share voting and investment power.
•	178,571 shares held by Claudia W. Belk Charitable Remainder Unitrust dated June 23, 2015. Mary Claudia Belk Pilon, Susan N. Jamison and Bessemer Trust Company, N.A., the co-trustees, share voting and investment power.
•	228,016 shares held in a trust established by the Will of W.H. Belk for the benefit of John M. Belk. Susan N. Jamison and the other trustees share voting and investment power.
•	228,016 shares held in a trust established by the Will of W.H. Belk for the benefit of Sarah Belk Gambrell. Susan N. Jamison and the other trustees share voting and investment power. Susan N. Jamison’s address is c/o Belk Stores Services, Inc., 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(21)	Includes:
•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk QTIP GST Non-Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees (“John M. Belk QTIP GST Non-Exempt Marital Trust”) and the heirs of Thomas M. Belk. Bessemer Trust Company, N.A. and the other shareholders share voting and investment power.
•	2,079,910 shares held by Montgomery Investment Company, a corporation owned by Claudia Watkins Belk 2015 GST Non Exempt Family Wealth Preservation Trust dated May 27, 2015 (“CWB 2015 GST NE FWPT dtd 5/27/15”), Claudia Watkins Belk 2015 Grantor Retained Annuity Trust dated May 27, 2015 (“CWB 2015 GRAT dtd 5/27/15”) and Mary Claudia Belk Irrevocable Trust dated 1/4/94. Bessemer Trust Company, N.A. and the other shareholders share voting and investment power.
•	436,011 shares held by Bessemer Trust Company, N.A., et al, Trustees U/A dated 12/29/76 with John M. Belk f/b/o Claudia W. Belk. Bessemer Trust Company, N.A., Susan N. Jamison and Katherine Belk Morris, the trustees, share voting and investment power.
•	702,117 shares held by Mary Claudia Belk Irrevocable Trust dated January 22, 1999, Bessemer Trust Company, N.A., Susan N. Jamison and Katherine B. Morris, Co-Trustees. Mary Claudia Belk Pilon, Katherine Belk Morris, Susan N. Jamison and Bessemer Trust Company, N.A., the trustees, share voting and investment power.
•	618,433 shares held by John M. Belk QTIP GST Non-Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees. The co-trustees share voting and investment power.

•	21,519 shares held by John M. Belk QTIP GST Exempt Marital Trust Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees. The co-trustees share voting and investment power.
•	385,972 shares held by John M. Belk GST Non Exempt Trust fbo Mary Claudia Belk Pilon Bessemer Trust Company, N.A., Susan N Jamison and Katherine B Morris, Co-Trustees. The co-trustees share voting and investment power.
•	247,792 shares held by Claudia Watkins Belk 2015 GST Non Exempt Family Wealth Preservation Trust dated May 27, 2015. Mary Claudia Belk Pilon, Susan N. Jamison and Bessemer Trust Company, N.A., the co-trustees, share voting and investment power.
•	464,286 shares held by Claudia Watkins Belk 2015 GST Exempt Family Wealth Preservation Trust dated May 27, 2015. Mary Claudia Belk Pilon, Susan N. Jamison and Bessemer Trust Company, N.A., the co-trustees, share voting and investment power.
•	178,571 shares held by Claudia W. Belk Charitable Remainder Unitrust dated June 23, 2015. Mary Claudia Belk Pilon, Susan N. Jamison and Bessemer Trust Company, N.A., the co-trustees, share voting and investment power. Bessemer Trust Company, N.A.’s address is 3455 Peachtree Road, N.E., Suite 850, Atlanta, Georgia 30326-3257.

STOCKHOLDER PROPOSALS

If the merger is completed, we may not hold an annual meeting of our stockholders in 2016. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2016 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2016 annual meeting will be held. If the 2016 annual meeting is held, stockholder proposals submitted for inclusion in our proxy statement in accordance with Rule 14a-8 of the Exchange Act must be received by us no later than December 25, 2015.

Stockholder proposals to be brought before our 2016 annual meeting of stockholders other than in accordance with Rule 14a-8 must satisfy the requirements of our certificate of incorporation. To be timely, if our 2016 annual meeting is held, written notice of each such proposal must be received by our corporate secretary not less than 60 nor more than 90 days prior to the meeting, or between February 27, 2016 and March 28, 2016. However, if we provide less than 70 days’ notice of the meeting to stockholders, then the notice of the proposal must be received by our corporate secretary no later than 10 days after the date notice of the meeting is mailed or publicly disclosed by us. The notice of the proposal must address the specific information set forth in our certificate of incorporation.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless we have received contrary instructions from a stockholder, in which case each stockholder will receive his or her own proxy. We have undertaken householding to reduce printing costs and postage fees.

Upon oral or written request, we will promptly deliver a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of this proxy statement may contact us to request multiple copies in the future, and stockholders residing at the same address and currently receiving multiple copies of this proxy statement may contact us to request a single copy in the future. All such requests should be sent to Belk, Inc., 2801 West Tyvola Road, Charlotte, North Carolina 28217, Attention: Ralph A. Pitts, Executive Vice President, General Counsel and Corporate Secretary, telephone: (704) 357-1000.

OTHER MATTERS

No business may be transacted at the special meeting other than the matters set forth in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public over the Internet at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Corporate Information page of our corporate website at www.belk.com.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting (in each case other than any information deemed, under SEC rules, not to be filed with the SEC):

•	Annual Report on Form 10-K for the fiscal year ended January 31, 2015, filed with the SEC on April 14, 2015,

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended May 2, 2015, filed with the SEC on June 9, 2015, and for the fiscal quarter ended August 1, 2015, filed with the SEC on September 8, 2015,

•	Current Reports on Form 8-K filed with the SEC on June 1, 2015, August 24, 2015, and August 26, 2015, and

•	Definitive Proxy Statement for our 2015 Annual Meeting of Stockholders, filed with the SEC on April 23, 2015.

You may request a copy of these filings or any other document we file with the SEC (in each case, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling our corporate secretary at Belk, Inc., 2801 West Tyvola Road, Charlotte, North Carolina 28217, telephone: (704) 357-1000. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of our common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly and in no event later than 10 business days prior to the date of the special meeting, or no later than October 21, 2015.

We have not authorized anyone to give you any information or to make any representations other than those contained in or incorporated by reference into this proxy statement. We take no responsibility for, and cannot provide you any assurance of, the reliability of any information that others may give you. This proxy statement is dated October 2, 2015. You should not assume that the information contained in this proxy statement, or the information contained in any document incorporated by reference into this proxy statement, is accurate as of any date other than the date of this proxy statement or the date of such document incorporated by reference, as applicable, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

BEAR PARENT INC.,

BEAR MERGER SUB INC.

and

BELK, INC.

Dated as of AUGUST 23, 2015

A - i

A - ii

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 23, 2015 (this “Agreement”), by and among Bear Parent Inc., a Delaware corporation (“Parent”), Bear Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Belk, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously authorized and adopted this Agreement and resolved that the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (“DGCL”), is advisable, fair to and in the best interests of the Company and the stockholders of the Company;

WHEREAS, concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed limited guaranty of Sycamore Partners II, L.P., a Cayman Islands exempted limited partnership, Sycamore Partners, L.P., a Delaware limited partnership, and Sycamore Partners A, L.P., a Delaware limited partnership (collectively, the “Guarantors”) in favor of the Company, which irrevocably and unconditionally guarantees certain obligations of Parent hereunder (the “Guaranty”);

WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company owning or controlling not less than a majority of the voting power of the outstanding Shares of Common Stock have delivered to Parent voting and support agreements (collectively, the “Voting Agreements”);

WHEREAS, the board of directors of Parent has approved this Agreement and declared it advisable for Parent to enter into this Agreement;

WHEREAS, the board of directors of Merger Sub has authorized and adopted this Agreement and resolved that the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL, is advisable and in the best interests of Merger Sub and its stockholder; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the following respective meanings:

“2022 Notes” means the Company’s 5.21% Senior Notes due January 25, 2022.

“Acceptable Confidentiality Agreement” means a confidentiality agreement having provisions as to confidential treatment of information that are substantially comparable in the aggregate to those contained in the confidentiality provisions of the Confidentiality Agreement; provided that such confidentiality agreement shall not include an obligation of the Company to reimburse such Person’s expenses.

“Action” has the meaning set forth in Section 6.10(a).

“Adverse Recommendation Change” has the meaning set forth in Section 6.4(b).

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 6.11(c).

“Alternative Financing Commitment Letter” has the meaning set forth in Section 6.11(c).

“Alternative Proposal” means any bona fide proposal or offer made by any Person or group of Persons other than Parent and its Affiliates relating to (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company (other than a leveraged recapitalization transaction, share exchange or similar transaction that would not result in any Person beneficially owning twenty percent (20%) or more of the voting power of the outstanding equity interests of the Company or any successor or parent company thereto), (b) the direct or indirect acquisition by any Person (including by any asset acquisition, joint venture, license or similar transaction) of more than twenty percent (20%) of the revenues or assets of the Company and its Subsidiaries, on a consolidated basis and, in the case of assets, measured by fair market value of such assets, (c) the direct or indirect acquisition by any Person of more than twenty percent (20%) of the voting power of the outstanding Shares of Common Stock, including any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning Shares with twenty percent (20%) or more of the voting power of the outstanding Shares of Common Stock, or (d) any combination of the foregoing, in each case of subclauses (a) through (c) whether in a single transaction or a series of related transactions.

“Antitrust Division” has the meaning set forth in Section 6.7(b).

“Board of Directors” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York or North Carolina are authorized by Law or executive order to be closed.

“Cancelled Shares” has the meaning set forth in Section 3.1(b).

“Capitalization Date” has the meaning set forth in Section 4.2(a).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.1(a).

“Circumstance” has the meaning set forth in this Section 1.1.

“Class A Common Stock” has the meaning set forth in Section 3.1(a).

“Class B Common Stock” has the meaning set forth in Section 3.1(a).

“Class A Share” has the meaning set forth in Section 3.1(a).

“Class B Share” has the meaning set forth in Section 3.1(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 3.2(b)(iii).

“Commitment Letters” has the meaning set forth in Section 5.6(a).

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 4.9(a).

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Employees” has the meaning set forth in Section 6.6(a).

“Company Financial / Opinion Advisor” has the meaning set forth in Section 4.20.

“Company Long Term Incentive Plan” means the Belk, Inc. Revised Executive Long Term Incentive Plan which is part of (i.e., sub-plan under) the Company Stock Plan.

“Company Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from any event, change, occurrence, condition, development, state of facts or circumstance (a “Circumstance”) involving, resulting from, relating to or with respect to: (a) changes in GAAP or any other accounting requirements applicable to any industry in which the Company or any of its Subsidiaries operates, (b) changes in financial, securities, debt or financing markets or general economic or political conditions in the United States or any other country or region, including any Circumstance with respect to the U.S. federal budget or other governmental budget, any partial or other shutdown of the U.S. federal government or any other government (or similar event), or any Circumstance arising from or related to such budget or government shutdown (or similar event) in respect of any governmental agency, executive department or other Governmental Entity, or any worsening of such Circumstances, (c) changes in the industries in which the Company or any of its Subsidiaries operates, (d) changes in applicable Law or interpretations thereof, (e) acts or declarations of war or other armed hostilities, sabotage, terrorism (including cyber-terrorism or cyber-attacks) or natural disasters or weather-related events or conditions, (f) the execution and delivery of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of, or any facts or circumstances relating to, Parent, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or other Third Parties or any litigation, action, suit, proceeding or investigation involving or with respect to this Agreement or any of the transactions contemplated by this Agreement (except that this sub-clause (f) shall not apply with respect to the Company’s representations and warranties in Section 4.3(c) and to the extent related thereto, the condition in Section 7.3(a)), (g) any failure by the Company or any of its Subsidiaries to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period, including as a result of any failure of the Company or any of its Subsidiaries to realize the anticipated benefits of any business-related launch, initiative or roll-out (provided that any Circumstance causing such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur unless excluded by another clause of this definition), (h) any action taken (or omitted to be taken) at the request, or with the consent, of Parent or Merger Sub, (i) changes in the price and/or trading volume of the Common Stock on any market in which such securities are quoted for purchase and sale (provided that any Circumstance causing such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur unless excluded by another clause of this definition), (j) any action taken by Parent, the Company or any of their respective Subsidiaries or Affiliates that is required or expressly contemplated or permitted pursuant to this Agreement (including pursuant to Section 6.1, Section 6.7, Section 6.11 or Section 6.18), including any actions required under this Agreement to obtain any approval or authorization under antitrust, competition, trade regulation, or other applicable Laws for the consummation of the Merger, (k) seasonal changes in the results of operations of the Company and/or any of its Subsidiaries or (l) any litigation, action, suit, proceeding or investigation made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) that assert allegations of a breach of fiduciary duty relating to this Agreement, violations of securities laws in connection with the Proxy Statement or otherwise arising out of any of the transactions contemplated by this Agreement, except in the case of each of clauses (a) through (e) and clause (k), to the extent any such Circumstance referred to therein has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company or its Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 4.17(a).

“Company Meeting” has the meaning set forth in Section 6.5(c).

“Company Permits” has the meaning set forth in Section 4.7(c).

“Company Real Property” has the meaning set forth in Section 4.16.

“Company Related Parties” has the meaning set forth in Section 8.3(c).

“Company RSU” has the meaning set forth in Section 3.3(a).

“Company Medical Plan” means the Belk, Inc. Employees’ Healthcare Plan.

“Company SEC Documents” has the meaning set forth in Section 4.4(a).

“Company Severance Pay Plan” means the Belk, Inc. Severance Pay Plan.

“Company Stockholder Approval” has the meaning set forth in Section 4.21.

“Company Stock Plan” means the Belk, Inc. 2010 Stock Incentive Plan and any other plan or arrangement pursuant to which compensatory equity-based awards have been made.

“Company Stretch Award” has the meaning set forth in Section 3.3(b).

“Company Stretch Incentive Plan” means the Belk, Inc. 2014-2016 Stretch Incentive Plan which is part of (i.e., sub-plan under) the Company Stock Plan.

“Company Termination Fee” means $80,000,000.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture or other binding obligation.

“Data Room” means the online data room as of the date of this Agreement hosted by Merrill DataSite that was established by the Company and its Representatives under the project name “Bear 2015.”

“Debt Commitment Letters” has the meaning set forth in Section 5.6(a).

“Debt Financing” has the meaning set forth in Section 5.6(a).

“Debt Financing Documents” means the definitive credit documentation required to be executed and delivered as a condition to the consummation of the Debt Financing to be provided pursuant to the Debt Commitment Letters, including: all (a) credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Debt Financing will be governed or otherwise contemplated by the Debt Commitment Letters, (b) officer, secretary, solvency and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Debt Commitment Letters, (c) documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations and (d) agreements, documents or certificates that facilitate the creation of Liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consents and access letters) as required by the Debt Commitment Letters.

“DGCL” has the meaning set forth in the Recitals.

“D&O Insurance” has the meaning set forth in Section 6.10(c).

“Effective Time” has the meaning set forth in Section 2.3.

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Enforceability Exceptions” means the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

“Environmental Law” has the meaning set forth in Section 4.8(b).

“Equity Commitment Letter” has the meaning set forth in Section 5.6(a).

“Equity Financing” has the meaning set forth in Section 5.6(a).

“ERISA” has the meaning set forth in Section 4.9(a).

“ERISA Affiliate” has the meaning set forth in Section 4.9(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Financing” has the meaning set forth in Section 5.6(a).

“Financing Sources” has the meaning set forth in Section 5.6(a).

“First Lien Debt Commitment Letter” has the meaning set forth in Section 5.6(a).

“FTC” has the meaning set forth in Section 6.7(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 4.3(b).

“GSO” has the meaning set forth in Section 5.6(a).

“Guarantors” has the meaning set forth in the Recitals.

“Guaranty” has the meaning set forth in the Recitals.

“Hazardous Substance” has the meaning set forth in Section 4.8(c).

“HSR Act” has the meaning set forth in Section 4.3(b).

“Indemnified Person” has the meaning set forth in Section 6.10(a).

“Intellectual Property” has the meaning set forth in Section 4.15.

“Intervening Event” means a material event or circumstance that was not known to the Board of Directors on the date of this Agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the Board of Directors as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Board of Directors prior to the time at which the Company obtains the Company Stockholder Approval and does not relate to any Alternative Proposal.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.1 of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge of either of the chief executive officer and/or the chief financial officer of Parent.

“Law” or “Laws” has the meaning set forth in Section 4.7(a).

“Leased Real Property” has the meaning set forth in Section 4.16.

“Leases” means all leases and subleases of real property leased or subleased by the Company or any of its Subsidiaries (other than leases for storage facilities).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, license, encumbrance or other similar adverse claim of any kind in respect of such property or asset.

“Marketing Period” means the first period of 17 consecutive Business Days after the date of this Agreement beginning on the first day on which (a) Parent shall have received the Required Information and during which period such information shall remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act; provided, that if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with such obligation to provide the Required Information unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information (or Parent cannot confirm whether the Company has completed the delivery of the Required Information) and within five (5) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating which Required Information the Company has not delivered) and (b) the condition set forth in Section 7.1(c) has been satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in

Section 7.3 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such 17 consecutive Business Day period; provided that (i) the Marketing Period shall commence no earlier than September 8, 2015, (ii) November 27, 2015 shall not be considered a Business Day for the purposes of the Marketing Period and (iii) the Marketing Period shall either end on or prior to December 18, 2015 or, if the Marketing Period has not ended on or prior to December 18, 2015, then the Marketing Period shall commence no earlier than January 4, 2016. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced (i) prior to the time at which the Company obtains the Company Stockholder Approval, (ii) if prior to the completion of the Marketing Period, the Company’s auditors shall have withdrawn any audit opinion contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the Company’s auditors or another independent public accounting firm reasonably acceptable to Parent, (iii) if prior to the completion of the Marketing Period, the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP or (iv) if prior to the completion of the Marketing Period, the Company shall have been delinquent in filing any Annual Report on Form 10-K or Quarterly Report on Form 10-Q, in which case the Marketing Period will not be deemed to commence unless and until all such delinquencies have been cured; provided that the Marketing Period shall end on any earlier date on which the proceeds of the Debt Financing are obtained.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Stockholder Consent” has the meaning set forth in Section 5.2(a).

“Multiemployer Plan” has the meaning set forth in Section 4.9(a).

“New Plans” has the meaning set forth in Section 6.6(b).

“Notes” means, collectively, the 6.20% Senior Notes due August 31, 2017, 5.70% Senior Notes due November 23, 2020 and the 2022 Notes.

“Notes Amendments” has the meaning set forth in Section 6.18(a).

“Notes Takeout Amount” has the meaning set forth in Section 6.18(a).

“Old Plans” has the meaning set forth in Section 6.6(b).

“Owned Real Property” has the meaning set forth in Section 4.16.

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 5.2(b).

“Parent Material Adverse Effect” means any Circumstance that would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Sub to perform its obligations hereunder or prevent, impair or materially delay the consummation by Parent or Merger Sub of the Merger or the other transactions contemplated hereby.

“Parent Related Parties” has the meaning set forth in Section 8.3(c).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“PBGC” has the meaning set forth in Section 4.9(d).

“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent or the amount or validity of which is being contested in good faith or that may thereafter be paid without penalty and for which adequate reserves have been established in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other similar liens arising in the ordinary course of business with respect to amounts not yet delinquent, (c) requirements of any Law, including zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity, (d) any exceptions disclosed by any title insurance commitment or title insurance policy for any Company Real Property issued by a title company prior to the date hereof, (e) statutory Liens in favor of lessors arising in connection with any property leased to the Company and its Subsidiaries, (f) any Liens, encroachments, covenants, restrictions or state of facts that would be disclosed by a current, accurate survey or inspection of the Company Real Property issued prior to the date hereof, (g) Liens that are disclosed on the most recent consolidated balance sheet as of January 31, 2015 of the Company or notes thereto (or securing liabilities reflected on such balance sheet), (h) Liens created by or resulting from the acts or omissions of Parent or any of its Affiliates or their respective Representatives, (i) Liens created by or resulting from matters disclosed to Parent in writing prior to the execution of this Agreement and (j) easements, rights of way, restrictions, covenants, Liens and title imperfections which, in each case of this clause (j), would not materially interfere with the present use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole, and which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such “Person.”

“Policies” has the meaning set forth in Section 4.18.

“Preferred Stock” has the meaning set forth in Section 4.2(a).

“Proxy Statement” has the meaning set forth in Section 4.12.

“Real Estate Contracts” means any reciprocal easement agreement or similar instrument between the Company and a developer or other owners of a retail shopping district, mall, shopping center or other similar retail development that governs the construction, operation and use of the Company Real Property (excluding the Leases).

“Recommendation” has the meaning set forth in Section 4.3(a).

“Representatives” has the meaning set forth in Section 6.4(a).

“Required Information” means all customary financial information of the Company and its Subsidiaries that is reasonably available to or readily obtainable by the Company that is required (i) to permit Parent and Merger Sub to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days in case such four-fiscal quarter period is the end of the Company’s fiscal year), prepared after giving effect to the Merger as if the Merger had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), and (ii) under paragraph 10 of (x) in the case of the First Lien Debt Commitment Letter, Exhibit D thereto and (y) in the case of the Second Lien Debt Commitment Letter, Exhibit C thereto (as in effect on the date of this Agreement), including financial statements prepared in accordance with GAAP, audit reports, and other financial information and financial data regarding the Company and its Subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-3 (or any successor form thereto) under the Securities Act (excluding information required by Rules 3-10 and 3-16 under Regulation S-X), and information reasonably and customarily required for the preparation of a confidential information memorandum or similar lender presentation to syndicate the loans included in the Financing; provided that with respect to the pro forma data described in clause (i) above, the following shall not be considered part of the Required Information: (a) any post-Closing or pro forma cost savings, capitalization and other post-Closing or pro forma adjustments (and the assumptions relating thereto) desired by the Parent to be reflected in such pro forma data, and (b) any other information concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma and summary financial data, which assumptions shall be the responsibility of Parent.

“Reverse Termination Fee” means $165,000,000.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Second Lien Debt Commitment Letter” has the meaning set forth in Section 5.6(a).

“Section 16 Officer” has the meaning set forth in Section 6.14.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in Section 3.1(a).

“Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X promulgated by the SEC.

“Solvent” has the meaning set forth in Section 5.11.

“Specified Approvals” has the meaning set forth in Section 4.3(b).

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (a) more than 50% of the outstanding voting securities or equity interests are directly or indirectly owned by such party, or (b) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” means a written Alternative Proposal, substituting “fifty percent (50%)” for each reference to “twenty percent (20%)” contained in the definition of Alternative Proposal, that the Board of Directors or any committee thereof determines in good faith, after consultation with the Company’s outside legal and financial advisors, and taking into account all legal, financial, regulatory and other aspects and risks of the proposal (including required conditions or financing requirements) and the Person making the proposal, to be more favorable to the Company’s stockholders from a financial point of view than as provided hereunder (including any adjustment to the terms and conditions thereof provided by Parent in response to any such Alternative Proposal).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Law” has the meaning set forth in Section 4.22.

“Tax Return” has the meaning set forth in Section 4.13(b).

“Taxes” has the meaning set forth in Section 4.13(b).

“Termination Date” has the meaning set forth in Section 6.1(a).

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

“Voting Agreements” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 4.14.

Section 1.2 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 1.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. All references to “dollars” or “$” in this Agreement are to United States dollars. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II.

THE MERGER

Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of King & Spalding LLP located at 1180 Peachtree Street NE, Atlanta, Georgia, 30309-3521, at 10:00 a.m., local time, on the date which shall be the third (3rd) Business Day after the satisfaction or waiver in accordance with this Agreement by the party having the benefit of the applicable condition (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the

Closing, but subject to the satisfaction (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing), or (b) at such other place, date and time as the Company and Parent may agree in writing. Notwithstanding the foregoing, if the Marketing Period has not ended prior to the date on which the Closing is to occur pursuant to the immediately preceding sentence, then the Closing shall occur instead on the third (3rd) Business Day following the satisfaction or waiver, if permitted by applicable Law, of all of the conditions set forth in Article VII that is the earlier to occur of (i) any Business Day before or during the Marketing Period as may be specified by Parent on no fewer than two (2) Business Day’s prior written notice to the Company and (ii) the final day of the Marketing Period, or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by executing and delivering a certificate of merger (the “Certificate of Merger”) to the Secretary of State of the State of Delaware for filing with the Secretary of State of the State of Delaware and shall make all other filings, deliveries or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed to by the Company and Parent and specified in the Certificate of Merger).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable Laws of the State of Delaware.

Section 2.5 Charter and Bylaws of the Surviving Corporation. At the Effective Time, the charter and bylaws of Merger Sub as of immediately prior to the Effective Time shall be the charter and bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be Belk, Inc.), in each case until thereafter amended. Nothing in this Section 2.5 shall affect in any way the indemnification or other obligations provided for in Section 6.10.

Section 2.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the charter and bylaws of the Surviving Corporation.

Section 2.7 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the charter and bylaws of the Surviving Corporation.

ARTICLE III.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Common Stock. Except as otherwise provided in Section 3.1(b) or Section 3.1(d), each share of Class A common stock, par value $0.01 per share, of the Company outstanding immediately prior to the

Effective Time (such shares, collectively, the “Class A Common Stock,” and each, a “Class A Share”), and each share of Class B common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”; and each, a “Class B Share”; and a Class A Share or a Class B Share referred to as a “Share”), shall be converted automatically into and shall thereafter represent the right to receive $68.00 in cash without interest (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Shares (“Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration (in each case, less any applicable withholding Taxes).

(b) Parent- and Merger Sub-Owned Shares. Each Share that is owned directly by the Company (or any direct or indirect Subsidiary of the Company), Parent or Merger Sub immediately prior to the Effective Time (including any Shares acquired by or contributed to Parent or any of Parent’s Affiliates immediately prior to the Effective Time pursuant to agreements with holders of Shares (the “Rollover Agreements”)) (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares of common stock of Merger Sub so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which such shares of common stock of Merger Sub were converted in accordance with the immediately preceding sentence.

(d) Dissenters’ Rights. Notwithstanding this Section 3.1, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL shall not be converted into the right to receive the Merger Consideration (unless and until such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal with respect to such Shares), but instead shall be converted into the right to receive such consideration as may be due such holder pursuant to Section 262 of the DGCL. If, after the Effective Time, such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal with respect to such Shares, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as required by applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

(e) For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares to Parent or any of Parent’s Affiliates pursuant to the Rollover Agreements shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event described above in this Section 3.1.

Section 3.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (subject to the Company’s reasonable prior written approval) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and dissenting shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article III (such cash, the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Closing Date, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 3.1 (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree prior to the Closing), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) shall be entitled to receive in exchange therefor an amount in cash equal to the product of (A) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) and (B) the Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof). In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(iii) The Paying Agent, the Company, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Law relating to Taxes with respect to the making of such payment. To the extent that amounts are so deducted or withheld and paid over to the applicable taxing authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, the holder of any such Certificates shall be given a copy of the letter of transmittal referred to in Section 3.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 3.2 shall thereafter look only to the Surviving Corporation or Parent for payment of their claim for the Merger Consideration upon due surrender of their Shares. Any portion of the Exchange Fund remaining unclaimed by stockholders of the Company as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent (or at Parent’s election, the Surviving Corporation) free and clear of any claims or interest of any Person previously entitled thereto.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable hereunder, and, following any losses, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall only be in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. Until the termination of the Exchange Fund pursuant to Section 3.2(d), if for any reason (including dissenting shares ceasing to be dissenting shares) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent will promptly deposit cash into the Exchange Fund in an amount equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(g) Lost, Stolen or Destroyed Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration (less any applicable withholding Taxes).

Section 3.3 Treatment of Company Stock Based Awards. The Company shall take all actions necessary or appropriate to implement the following:

(a) Immediately prior to the Effective Time, each then outstanding award settled in shares of Class B Common Stock under the Company Long Term Incentive Plan (the “Company RSUs”), whether or not vested, and whether or not any issuance or forfeiture conditions to which such Company RSUs are subject have been achieved, shall, contingent upon consummation of the Merger, become 100% vested under the Company Long Term Incentive Plan and all outstanding issuance and forfeiture conditions shall be deemed 100% satisfied. For purposes of this Section 3.3(a), to the extent any issuance or forfeiture condition applicable to any award of Company RSUs relates in whole or in part to a performance goal for which the performance period extends beyond the date hereof, such issuance or forfeiture condition shall be deemed satisfied only to the extent of the target level for such performance goal. Immediately prior to the Effective Time, the Company shall issue to each holder of an award of Company RSUs the number of shares of Class B Common Stock underlying such award of Company RSUs (as determined above), which shares of Class B Common Stock shall be entitled to receive the Merger Consideration (less any applicable withholding Taxes) pursuant to Section 3.1(a).

(b) Immediately prior to the Effective Time, each award settled in shares of Class B Common Stock under the Company Stretch Incentive Plan (each, a “Company Stretch Award”) that is either (i) outstanding immediately prior to the Effective Time or (ii) if the Effective Time occurs following January 30, 2016, that was outstanding on January 30, 2016, whether or not vested, and whether or not any such issuance or forfeiture conditions have been achieved, shall, contingent upon consummation of the Merger, become 100% vested under the Company Stretch Incentive Plan and all outstanding issuance and forfeiture conditions shall be deemed 100% satisfied. For purposes of this Section 3.3(b), to the extent any issuance or forfeiture condition applicable to a Company Stretch Award relates in whole or in part to a performance goal for which the performance period extends beyond the date hereof, such issuance or forfeiture condition shall be deemed satisfied only to the extent of the target level for such performance goal. For the avoidance of doubt, the Company and Parent agree that, for purposes of the Company Stretch Incentive Plan, the fair market value of the Class B Common Stock immediately prior to the Closing Date will be equal to the Merger Consideration. Immediately prior to the Effective Time, the Company shall issue to each holder of a Company Stretch Award the number of shares of Class B Common Stock underlying such award (as determined above), which shares of Class B Common Stock shall be entitled to receive the Merger Consideration (less any applicable withholding Taxes) pursuant to Section 3.1(a).

(c) The Company shall terminate the Company Stock Plan immediately as of the Effective Time, and following the Effective Time, no participant in the Company Stock Plan shall have any right under the Company Stock Plan other than the right to receive the awards or payments in accordance with the terms of this Section 3.3. All payments under this Section 3.3 shall be made at or as soon as practicable after the Effective Time, pursuant to the Company’s ordinary payroll practices, and shall be subject to any applicable withholding.

Section 3.4 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur by reason of any reclassification, recapitalization, stock split, reverse stock split, or combination or exchange of shares, or any stock dividend thereon with a record date during such period or any similar event, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted, without duplication, to proportionally reflect such change.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Documents publicly filed with the SEC between February 2, 2013 and the date that is two Business Days prior to the execution of this Agreement (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such Company SEC Documents to the extent they are predictive or forward-looking in nature, but including any description of historic facts or events included therein) or (b) in the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that (i) disclosure in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Company Disclosure Letter to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent on the face of the disclosure and (ii) nothing in the Company SEC Documents shall be deemed to be an exception to, or a disclosure for the purposes of, the Company’s representations and warranties set forth in Section 4.2, Section 4.3(a), or Section 4.10(b)), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. (a) Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (b) each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of the foregoing clauses (a) and (b) where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the charter and bylaws (or similar organizational documents) of the Company and each of its Subsidiaries. Section 4.1 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and each Subsidiary’s jurisdiction of organization. Each of the outstanding shares of capital stock or other equity securities (including partnership interests, limited liability company interests or other equity interests) (i) of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, directly or indirectly, by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Liens and (ii) of each of the other Subsidiaries of the Company is owned, directly or indirectly, by the Company or by a direct or indirect wholly owned Subsidiary of the Company.

Section 4.2 Capital Stock.

(a) The authorized share capital of the Company consists of 200,000,000 shares of Class A Common Stock, 200,000,000 shares of Class B Common Stock, and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on August 18, 2015 (the “Capitalization Date”), there were (i) 38,292,393 shares of Class A Common Stock issued and outstanding, (ii) 1,097,872 shares of Class B Common Stock issued and outstanding excluding any shares of Class B Common Stock described in clause (v) or (vi) of this Section 4.2(a), (iii) no shares of Preferred Stock issued and outstanding, (iv) no shares of Common Stock held by the Company in its treasury, (v) a maximum aggregate number of 549,628 shares of Class B Common Stock issuable pursuant to Company RSUs outstanding under the Company Long Term Incentive Plan after giving effect to Section 3.3(a), assuming that the Effective Time occurred on the Capitalization Date, and (vi) 188,833 shares of Class B Common Stock issuable pursuant to Company Stretch Awards after giving effect to Section 3.3(b), assuming that the Effective Time occurred on the Capitalization Date. All outstanding Shares are (or, if issued after the date hereof, will be upon issuance) duly authorized, validly issued, fully paid and non-assessable, and are not (and will not be) subject to and were not (and will not be) issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b) Except as set forth in subsection (a) above or as expressly permitted by Section 6.01(b) of the Company Disclosure Letter, (i) the Company does not have any shares of its capital stock or other equity interests issued or outstanding (or reserved for issuance) as of the date hereof, (ii) there are no outstanding subscriptions, options, warrants, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of the Company’s Subsidiaries is subject obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, and (iii) there are no outstanding obligations of the Company or any Subsidiary of the Company to make any payment based on the price or value of any capital stock or other equity securities of the Company or any of its Subsidiaries. Since the Capitalization Date, no shares of capital stock or other equity interests of the Company or any of its Subsidiaries, and no other securities directly or indirectly convertible into or exchangeable for capital stock or other equity interests of the Company or any of its Subsidiaries have been issued other than issuances of shares of Common Stock in respect of any vesting of Company RSUs and Company Stretch Awards outstanding on the date hereof in accordance with the applicable terms thereof as in effect on the date of this Agreement (and which shares of common stock are included in the maximum number of shares of Class B Common Stock issuable under the Company Long Term Incentive Plan or the number of shares of Class B Common Stock issuable pursuant to Company Stretch Awards as set forth in clause (v) and clause (vi), respectively, of Section 4.2(a)).

(c) Except for any Company RSUs and Company Stretch Awards, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) Section 4.2(e) of the Company Disclosure Letter provides a list as of the Capitalization Date of (i) the name of each holder of Company RSUs and Company Stretch Awards, (ii) the date such Company RSUs or Company Stretch Awards were granted, (iii) the maximum number of shares of Class B Common Stock underlying such Company RSUs, (iv) the actual number of shares of Class B Common Stock issuable to such holder of Company RSUs under the Company Stock Plan in accordance with Section 3.3(a), assuming that the Effective Time occurred on the Capitalization Date, and (v) the actual number of shares of Class B Common Stock issuable to such holder of Company Stretch Awards under the Company Stretch Incentive Plan in accordance with Section 3.3(b), assuming that the Effective Time occurred on the Capitalization Date.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Assuming the accuracy of the representations and warranties in Section 5.10, the Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The Board of Directors at a duly held meeting has unanimously (i) determined that the terms of the Merger and the transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of, and adopted and declared advisable, this Agreement and the Merger, and (iii) subject to Section 6.4, resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Recommendation”) and directed that such matter be submitted for consideration by the stockholders of the Company at the Company Meeting. Assuming the accuracy of the representations and warranties in Section 5.10, except for the Company Stockholder Approval and the Specified Approvals, no other corporate actions on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub and the accuracy of the representation and warranties in Section 5.10, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, filing with or notification to any federal, state, local or non-U.S. governmental or regulatory agency, commission, court, arbitrator, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger, (ii) the filing of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement with the SEC, and (iv) compliance with any applicable foreign or state securities or blue sky laws (collectively, clauses (i) through (iv), the “Specified Approvals”), and other than any consent, approval, authorization, permit, filing or notification the failure of which to make or obtain would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Assuming compliance with the matters referenced in Section 4.3(b) and the accuracy of the representation and warranties in Section 5.10, receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) except in connection with the Leases, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, Contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens or Liens incurred in connection with the Debt Financing) upon any of the properties or assets of the Company or any of its

Subsidiaries, other than, in the case of clauses (i) (only with respect to Subsidiaries), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, statements, certifications, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (as amended and supplemented from time to time, the “Company SEC Documents”) since January 31, 2015, each of which, on the date filed or furnished with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and on such date, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of outstanding SEC comment or outstanding SEC investigation. None of the Subsidiaries of the Company are, or have been at any time since February 2, 2013, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) The consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included or incorporated by reference in the Company SEC Documents (if amended, as of the date of the last such amendment) fairly present in all material respects, or in the case of Company SEC Documents filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows and changes in stockholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto and which are not material individually or in the aggregate), and were prepared or will be prepared, as applicable, in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) which would be reasonably likely to have a material effect on the Company and its Subsidiaries, taken as a whole.

Section 4.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed with the objective of providing reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act as of January 31, 2015, and such assessment concluded that such controls were effective and did not identify any (A) “significant deficiency” or “material weakness” in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) or (B) fraud or allegation of fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Such internal controls over financial reporting are designed with the objective of providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 4.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2015 (or the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement, (b) for liabilities incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities incurred in the ordinary course of business since January 31, 2015 and (d) for liabilities that have been discharged or paid in full, neither the Company nor any of its Subsidiaries has any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) To the Knowledge of the Company, since February 2, 2013, the Company and each of the Company’s Subsidiaries have been and are in compliance with, and have not been and are not in default under or in violation of, any applicable federal, state, local or non-U.S. law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree, ruling or other similar legal requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had, and would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Anything contained in this Section 4.7(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 4.7(a) in respect of the matters referenced in Section 4.4 or Section 4.5, or in respect of environmental, tax, intellectual property, employee benefits or labor Law matters, each of which is addressed by other sections of this Article IV.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective agents authorized to act, and acting, on behalf of the Company or its Subsidiaries has, in connection with the business activities of the Company, (i) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any similar Law of any other applicable jurisdiction or (ii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official.

(c) To the Knowledge of the Company, the Company and each of its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are conducting and since February 2, 2013 have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) since February 2, 2013 (or earlier if not fully resolved), neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any federal, state, local or foreign Governmental Entity or any other Person alleging that the Company or any of its Subsidiaries is in violation of, or has liability under, any Environmental Law, (iii) to the Knowledge of the Company, there has been no treatment, storage, disposal or release of, or exposure to, any Hazardous Substance in violation of, or so as to give rise to liability under, any applicable Environmental Law, including at or from any properties owned or leased by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned or leased by the Company or any of its Subsidiaries and (iv) neither the Company nor any of its Subsidiaries is subject to any judgment, order, decree or Action pursuant to, or has assumed, provided an indemnity with respect to (other than indemnities provided in the ordinary course of business in connection with leases of real property and the like), or become subject to, any liability of any other Person under, any Environmental Law.

(b) As used herein, “Environmental Law” means all foreign, federal, state and local Laws relating to protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air), public or worker health and safety, pollution or Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company or any Subsidiary is governed by or subject to applicable Law.

(d) The generality of any other representations and warranties in this Agreement notwithstanding, Sections 4.4, 4.6, 4.7(c), 4.10 and 4.11 and this Section 4.8 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

Section 4.9 Employee Benefit Plans.

(a) Section 4.9(a) of the Company Disclosure Letter lists all material Company Benefit Plans. “Company Benefit Plans” means all compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plans are subject to ERISA, and any bonus, stock bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, retention, restricted stock, stock appreciation right, equity compensation, employment, change of control, fringe benefit or other plan, program, agreement, policy or arrangement (whether written or unwritten, insured or self-insured, covering a single individual or a group of individuals) (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), in each case that is sponsored, maintained, contributed to or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of current or former employees, officers, directors or consultants of the Company or its Subsidiaries or under which the Company or any of its Subsidiaries has any liability or obligation (including contingent liability or obligation).

(b) The Company has heretofore made available to Parent true and complete copies of each of the material Company Benefit Plans and certain related documents, including (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; and (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan.

(c) (i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan has been established, maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. (ii) Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, is entitled to rely upon a favorable opinion issued by the Internal Revenue Service or had an application timely filed with the Internal Revenue Service seeking such a favorable determination letter or favorable opinion and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to cause the loss of the qualified status of any such plan. (iii) No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any material liability or obligation for the provision of, medical or other welfare benefits with respect to current or former employees, directors, officers or consultants of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by Section 4980B of the Code (or similar state Law) for which the covered individual pays the full cost of coverage, (B) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA) or (C) retiree or post-employment coverage and benefits provided under the existing terms of the Company Severance Pay Plan, the Company Medical Plan, and the Company Employees’ Group Life Insurance Plan. (iv) No obligation to a governmental agency or liability under or with respect to Title IV of ERISA or Sections 412 or 430 of the Code or under or with respect to any Multiemployer Plan has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full prior to the date hereof, and, to the Knowledge of the Company, no event occurred and no condition exists that would reasonably be expected to result in a risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring any such obligation or liability thereunder. (v) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums and contributions required to be paid by the Company or its Subsidiaries as of the date hereof under the terms of each Company Benefit Plan or pursuant to applicable Law in respect of current or prior plan years have been paid or accrued in accordance with GAAP. (vi) No employee benefit plan of the Company or its ERISA Affiliates is a Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. (vii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending, or, to the Knowledge of the Company, threatened Actions (other than routine claims for benefits in accordance with the terms of the Company Benefit Plans) or audits or investigations by any Governmental Entity on behalf of, with respect to or against any of the Company Benefit Plans or any trusts related thereto. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) (1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code as of the date hereof: (i) there does not exist any failure to make contributions to such Company Benefit Plan required by such provisions of ERISA and the Code, or any violations of the applicable benefits restrictions under Section 436 of the Code; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) as of the date hereof have been timely paid; (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates; and (v) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan and, to the Knowledge of the Company, no condition exists which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan.

(e) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) complies in all material respects with the requirements of Section 409A of the Code and the regulations thereunder by its terms and has been operated in all material respects in accordance with such requirements such that no material additional Taxes are due with respect to any such arrangement under Section 409A of the Code.

(f) Except as provided in this Agreement or as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event (including a termination of employment following the Effective Time), (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to any compensation, severance pay, unemployment compensation or any other payment or material benefit, (ii) accelerate the time of payment or vesting, cause the funding of (through a grantor trust or otherwise), or increase the amount of compensation or benefits due to any such employee, director, consultant or officer, (iii) subject to the assumptions and qualifications set forth in Section 4.9(f) of the Company Disclosure Letter, give rise to the payment of any amount that would subject any Person to Section 4999 of the Code or result in the non-deductibility of any payment under Section 280G of the Code or (iv) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan.

(g) Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any contract, agreement, plan or arrangement with any current or former director, officer, employee, consultant, advisor or other service provider that provides for the Company or any of its Subsidiaries to provide a gross-up, indemnification, or reimbursement of or other payment for any Taxes, interest or penalties imposed by Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax). The Company has made available to Parent copies of calculations related to Taxes under Section 4999 of the Code and loss of deductibility under Section 280G of the Code, and related interest or penalties, prepared in good faith (whether or not final) by outside consultants in connection with the transactions contemplated by this Agreement with respect to any employee of the Company whose position is senior vice president or more senior, and upon written request of Parent, shall provide any additional such calculations prepared on behalf of the Company with respect to other employees as soon as practicable following the date hereof.

Section 4.10 Absence of Certain Changes or Events.

(a) From January 31, 2015 through the date of this Agreement, other than the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practice.

(b) From January 31, 2015 through the date of this Agreement there has not been any event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) From January 31, 2015 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in clauses (i), (vi), (vii), (x), (xi), (xii), (xv), (xvi), (xvii), (xix) or (xxii) of Section 6.1(b).

Section 4.11 Investigations; Litigation. (a) There is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries, (b) there are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of or before, any Governmental Entity, and (c) there are no settlements to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound, in the case of each of clauses (a), (b) and (c) that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Proxy Statement; Other Information. Subject to the last sentence of this Section 4.12, the proxy statement (including the letter to stockholders, notice of meeting and form of proxy and any other document of the Company incorporated by reference therein, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company (including any amendments or supplements thereto and any other document of the Company incorporated by reference therein) will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. Notwithstanding anything to the contrary contained herein, no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

Section 4.13 Tax Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) the Company and each of its Subsidiaries have paid all Taxes due on such Tax Returns (whether or not reflected on such Tax Returns), except for any Taxes contested in good faith or for which adequate reserves have been established in accordance with GAAP; (iii) there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries; (iv) there are no Liens for material Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens; (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; and (vi) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b) As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, escheat or unclaimed or abandoned property, workers’ compensation, net worth, excise, duties, withholding, ad valorem and value added taxes, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(c) The generality of any other representations and warranties in this Agreement notwithstanding, Section 4.9 and this Section 4.13 shall be deemed to contain the only representations and warranties in this Agreement with respect to Tax matters.

Section 4.14 Labor Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a)(i) there are no strikes or lockouts pending or, to the Knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, there is no union organizing effort underway relating to employees of the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iv) there is no slowdown or work stoppage in effect with respect to employees of the Company or any of its Subsidiaries, (b) since February 2, 2013, the Company and its Subsidiaries have been in compliance with all applicable Laws with respect to (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) unfair labor practices, and (iv) the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local statute (collectively, the “WARN Act”), and (c) there are no employment-

related Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. It is agreed and understood that no representation or warranty is made in respect of labor matters in any Section of this Agreement other than this Section 4.14 or Sections 4.4, 4.6, 4.7(c), 4.10, 4.11 and 4.17.

Section 4.15 Intellectual Property. Section 4.15 of the Company Disclosure Letter sets forth all patents, patent applications, registered trademarks, trademark applications, registered copyrights, and domain name registrations owned by the Company or any of its Subsidiaries, in each case identifying, as applicable, the owner, registration number, registration date, application number, and application date. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries either own or have a valid and enforceable right to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, software and other intellectual property rights (collectively, “Intellectual Property”) as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated any Intellectual Property of any Third Party since February 2, 2013 and (ii) to the Knowledge of the Company, no Third Party is currently infringing, misappropriating or violating, in any material respect, any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement there are no Actions pending or, to the Knowledge of the Company, threatened that (A) challenge or question the Company’s ownership or right to use any Intellectual Property of the Company or any of its Subsidiaries or (B) assert infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of a Third Party (except matters for which the Company or any of its Subsidiaries is indemnified by a supplier or service provider). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since February 2, 2013, the Company and its Subsidiaries have complied with the Payment Card Industry Data Security Standard in connection with processing of consumer payment card transactions and privacy policies of the Company and its Subsidiaries concerning the collection, dissemination, storage or use of personal information. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since February 2, 2013, the Company and its Subsidiaries have not experienced any material breaches of the Company’s or its Subsidiaries’ information technology systems that resulted in a Third Party’s unauthorized use or access that is known to the Company or its Subsidiaries. It is agreed and understood that no representation or warranty is made in respect of Intellectual Property matters in any section of this Agreement other than this Section 4.15 and Sections 4.4, 4.6, 4.7, 4.10, 4.11 and 4.17.

Section 4.16 Real Property.

(a) The Data Room contains a copy of each Lease with respect to real property leased by the Company or its Subsidiaries (the “Leased Real Property”), together with any supplements and amendments thereto other than site plans, which such copy is true and correct in all material respects, and a list which is true and correct in all respects of real property owned by the Company and used in the operation of the Company’s business (the “Owned Real Property”; and, together with the Leased Real Property, the “Company Real Property”). The Company Real Property comprises all of the real property occupied or otherwise used in the operation of the Company’s business as of the date hereof.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid title to all of the Owned Real Property and good title to all its personal property and has valid leasehold or subleasehold interests in all of the Leased Real Property, free and clear of all Liens (except for Permitted Liens). To the Knowledge of the Company, except pursuant to the Leases in the Data Room, (i) neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any of the Company Real Property or any material portion thereof and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(c) There are no pending or threatened, in writing, condemnation proceedings with respect to any of the Owned Real Property or, to the Knowledge of the Company any Leased Real Property that would materially affect the use, operation and/or maintenance thereof as the same are now being used, operated and/or maintained.

Section 4.17 Contracts.

(a) Except for this Agreement, agreements filed as exhibits to the Company SEC Documents or Company Benefit Plans (other than with respect to clauses (vi) and (ix) in this Section 4.17(a)) and except as set forth in Section 4.17(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act), or would be required to be disclosed by the Company under Item 1.01 on a Current Report on Form 8-K or pursuant to Section 404(a) of Regulation S-K under the Securities Act;

(ii) is a joint venture or partnership Contract that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) is an indenture, credit agreement, loan agreement, security agreement, swap or hedging agreement, letter of credit, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000;

(iv) is a settlement, conciliation or similar agreement (A) with any Governmental Entity, or (B) which would require the Company or any of its Subsidiaries to pay consideration of more than $3,000,000 after the date of this Agreement;

(v) is a collective bargaining or other agreement with any labor organization;

(vi) is an agreement for the engagement of any Person on a full-time, part-time, or independent contractor basis and providing for annual compensation in excess of $250,000;

(vii) contains any covenant limiting, to a degree that is material to the Company and its Subsidiaries, taken as a whole, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or in any geographic area (other than radial restrictions in the Leases entered into in the ordinary course of business);

(viii) (A) for the acquisition, directly or indirectly (by merger or otherwise), of a material portion of the assets (other than goods, products or services in the ordinary course) or capital stock or other equity interests of any Person for aggregate consideration in excess of $1,500,000 or pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other similar contingent payment obligations after the date hereof in excess of $1,000,000; or (B) gives any Person the right to acquire any assets of the Company or its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date hereof with a total consideration of more than $5,000,000;

(ix) indemnifies or holds harmless any director or executive officer of the Company or its Subsidiaries (other than pursuant to the certificate of incorporation or bylaws or equivalent governing documents of the Company or its Subsidiaries or pursuant to a customary director or executive officer indemnification contract);

(x) requires any capital commitment or capital expenditure (or series of capital expenditures), including for information technology or e-commerce capital expenditures, or any loan or investment, by the Company or any of its Subsidiaries in an amount in excess of $5,000,000 individually, other than any purchase order or Contract for supply, inventory or trading stock acquired in the ordinary course of business or rental payments made under Leases; or

(xi) restricts payment of dividends or distributions in respect of the capital stock or equity interests of the Company or any of its Subsidiaries.

Each Contract of the type described in this Section 4.17(a), together with each Lease with respect to Leased Real Property, each Real Estate Contract and each Contract filed as an exhibit to the Company SEC Documents, is referred to herein as a “Company Material Contract.”

(b) A true and complete copy of each Company Material Contract (other than Real Estate Contracts) and, to the Knowledge of the Company, each Real Estate Contract has been made available to Parent. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute, to the Knowledge of the Company, a breach or default on the part of the Company or any of its Subsidiaries under a Company Material Contract, and (ii) no party to any Company Material Contract has provided written notice (A) exercising or threatening exercise of any termination rights with respect thereto or (B) of any material dispute with respect to any Company Material Contract.

Section 4.18 Insurance Policies. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all material insurance policies covering the Company and its Subsidiaries and their respective assets, properties and operations (the “Policies”) provide insurance in such amounts and against such risks as is commercially reasonable, and (b) all of the Policies are in full force and effect. Since January 31, 2015 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any such Policies, and no claim or claims have been reported to an insurance provider under any such Policies involving an amount in excess of $500,000 individually or $5,000,000 in the aggregate.

Section 4.19 Finders or Brokers. Except for the Company Financial / Opinion Advisor, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger. Section 4.19 of the Company Disclosure Letter sets forth the Company’s good faith estimate, as of the date hereof, of the out-of-pocket fees it will incur to the Company Financial / Opinion Advisor in connection with this Agreement and the transactions contemplated hereby.

Section 4.20 Opinion of Financial Advisor. The Board of Directors has received the opinion of Goldman Sachs & Co. (the “Company Financial / Opinion Advisor”), dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Common Stock, taken in the aggregate, in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion will be delivered by the Company to Parent as promptly as possible after the execution of this Agreement for informational purposes only.

Section 4.21 Required Vote of the Company Stockholders. The affirmative vote of a majority of the voting power of the outstanding Class A Shares and Class B Shares, voting together as a single class (with each Class A

Share entitled to ten (10) votes and each Class B Share entitled to one (1) vote) is the only vote of holders of securities of the Company which is required to adopt this Agreement and approve the consummation of the Merger and the other transactions contemplated hereby (the “Company Stockholder Approval”).

Section 4.22 Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.2 and Section 5.10 are true and correct, no restriction on business combinations of any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover Law under the DGCL (each, a “Takeover Law”) is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

Section 4.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, has not had, and would not reasonably be expected to, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company prior to the date of this Agreement a true, complete and correct copy of the charters and bylaws of Parent and Merger Sub, each as amended through the date hereof.

Section 5.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to the effectiveness of the Merger Sub Stockholder Consent, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and, assuming the effectiveness of the Merger Sub Stockholder Consent and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Parent, as the sole stockholder of Merger Sub, shall execute and deliver and shall not thereafter revoke a stockholder consent, effective as of immediately following execution of this Agreement, which, when effective, will duly adopt this Agreement (the “Merger Sub Stockholder Consent”).

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub do not and will not require any consent, approval,

authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) the filing of a pre-merger notification and report form under the HSR Act, (iii) compliance with the applicable requirements of the Exchange Act, and (iv) compliance with any applicable foreign or state securities or blue sky laws (collectively, clauses (i) through (iv), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with, or breach any provision of, the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 5.2(b), the effectiveness of the Merger Sub Stockholder Consent, and receipt of the Parent Approvals, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, Contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3 Investigations; Litigation. As of the date hereof, there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no litigations, claims, actions, arbitrations, suits, inquiries, investigations, hearings or proceedings (whether civil, criminal or administrative) pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, awards, injunctions, judgments, enactments, rulings, subpoenas, verdicts or decrees of, or before, any Governmental Entity, in each case which would have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4 Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries or Affiliates to be included in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.5 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct wholly owned subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent or a wholly owned subsidiary of Parent may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.6 Financing.

(a) Parent has delivered to the Company true and complete copies of (a) the executed equity commitment letter dated on or about the date hereof with the Guarantors (as amended, modified, supplemented, or extended from time to time after the date of this Agreement in compliance with Section 6.11, the “Equity Commitment Letter”) pursuant to which the Guarantors have agreed, subject to the terms and conditions thereof, to invest in Parent the cash amount set forth therein (the “Equity Financing”), and (b) (i) the debt commitment letter dated on or about the date hereof with the financial institutions identified therein and, including, without limitation, lenders, agents and arrangers that have committed to provide or otherwise entered into agreements in connection with the Debt Financing commitment or alternative debt financings, and any joinder agreements, indentures or credit agreements, in each case, entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their respective successors and assigns (collectively, with GSO (as defined below), together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their respective successors and assigns the “Financing Sources”), together with a customary redacted fee letter (with fee amounts, pricing caps, market flex and other economic terms redacted excluding, for the avoidance of doubt, any terms that would affect availability of the Debt Financing) (as amended, modified, supplemented or extended from time to time after the date of this Agreement in compliance with Section 6.11, the “First Lien Debt Commitment Letter”) and (ii) the debt commitment letter dated on or about the date hereof with GSO Capital Partners LP (“GSO”), together with a customary redacted fee letter (with fee amounts, pricing caps, market flex and other economic terms redacted excluding, for the avoidance of doubt, any terms that would affect availability of the Debt Financing) (as amended, modified supplemented or extended from time to time after the date of this Agreement in compliance with Section 6.11 (the “Second Lien Debt Commitment Letter” and, together with the First Lien Debt Commitment Letter, the “Debt Commitment Letters”; the Debt Commitment Letters together with the Equity Commitment Letter, the “Commitment Letters”), in each case, pursuant to which the lenders party thereto have agreed, subject to the terms and conditions thereof, to provide Parent debt financing in the amounts set forth in the applicable Debt Commitment Letter (the “Debt Financing” and, together with the Equity Financing, the “Financing”), in each case for purposes of financing the transactions contemplated by this Agreement and related fees and expenses.

(b) Except for customary redacted fee and engagement letters with respect to fees and related arrangements with respect to the Financing, of which Parent has delivered true, correct and complete copies to the Company prior to the date of this Agreement (with fee amounts, pricing caps, market flex and other economic terms redacted excluding, for the avoidance of doubt, any terms that would affect availability of the Debt Financing), there are no side letters or other agreements, contracts or arrangements related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letters and delivered to the Company prior to the date of this Agreement.

(c) As of the date of this Agreement, each of the Commitment Letters is in full force and effect and is a legal, valid and binding obligation of Parent and Merger Sub and, to the Knowledge of Parent, each other party to such Commitment Letters (except to the extent limited by the Enforceability Exceptions). As of the date hereof, none of the Commitment Letters have been amended, restated or otherwise modified or waived in any respect, and the respective commitments contained in the Commitment Letters have not been withdrawn, rescinded or otherwise modified in any respect. As of the date of this Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a breach or default), or the failure of any condition, on the part of Parent or, to the Knowledge of Parent, any other party to the Commitment Letters. There are no conditions precedent to the funding of the full amount of the Financing (including pursuant to any “flex” provisions in the related fee letters) other than the conditions precedent set forth in the Commitment Letters. Based on facts and events of which Parent has Knowledge as of the date of this Agreement and assuming satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.3 and in the Commitment Letters, Parent has no reason to believe that, as of the date of this Agreement, any of the conditions to closing of the Financing will not be satisfied on the Closing Date. As of the date of this Agreement,

Parent is not aware of any fact or occurrence that makes any of the assumptions, or the representations or warranties of Parent, in any of the Commitment Letters inaccurate in any material respect. The aggregate proceeds of the Financing when funded in accordance with the Commitment Letters are in an amount sufficient to consummate the Merger upon the terms contemplated by this Agreement (including to pay the Merger Consideration for all of the shares of Common Stock and all other amounts required to be paid in connection with the Closing pursuant to Article III), to make any repayment or refinancing of the Notes and any other debt contemplated in this Agreement or the Commitment Letters, and to pay all related fees and expenses of Parent, Merger Sub and their respective Representatives pursuant to this Agreement and the Financing. Parent (or an Affiliate thereof) has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid.

(d) As of the date of this Agreement, neither Parent nor Merger Sub is aware of any direct or indirect limitation or other restriction on the ability of the lenders party to the Financing to provide financing for other potential purchasers of the Company.

(e) Parent acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, the consummation of the Financing shall not be a condition to the obligation of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby.

Section 5.7 Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly authorized and executed Guaranty. The Guaranty is in full force and effect and is the legal, valid and binding obligation of each of the Guarantors, enforceable against such Guarantor in accordance with its terms, subject to the Enforceability Exceptions, and no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both could constitute a breach or default) on the part of any Guarantor under such Guaranty.

Section 5.8 Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 5.9 Certain Arrangements. Other than the Voting Agreements and the Rollover Agreements, there are no Contracts, undertakings, commitments, arrangements or understandings, whether written or oral, between Parent, Merger Sub or any of their Affiliates, on the one hand, and any beneficial owner of outstanding shares of Common Stock or any member of the Company’s management or the Board of Directors, on the other hand, relating in any way to the Company, the Company’s securities, the transactions contemplated by this Agreement or to the operations or ownership of the Company after the Effective Time.

Section 5.10 Ownership of Common Stock. Except pursuant to this Agreement and the Rollover Agreements, (i) none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any securities of any Subsidiary of the Company, and (ii) none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last five (5) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.11 Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligations to consummate the Merger, (b) the accuracy of the representations and warranties set forth in Article IV of this Agreement (disregarding any materiality, Knowledge, Company Material Adverse Effect or similar qualification or exception contained therein), and (c) that the Company on a consolidated basis is Solvent immediately prior to the Effective Time, after giving effect to the transactions contemplated by this Agreement, including the Financing, any Alternative Financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of the Notes and any other debt contemplated in this Agreement or the Debt Commitment Letters, and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.12 No Additional Representations.

(a) Each of Parent and Merger Sub acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries.

(b) Each of Parent and Merger Sub acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied as to, and neither Parent nor Merger Sub is relying upon, the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article IV (as qualified by the Company Disclosure Letter and the Company SEC Documents, as applicable), and none of the Company, its stockholders, directors, officers, employees, agents or other representatives, or any other Person shall be subject to any liability to Parent or any other Person resulting from the Company’s or its Representative’s making available to Parent or its Representative’s or Parent’s or its Representative’s use of such information, including any management presentation materials delivered to Parent, as subsequently updated, supplemented or amended, or any information, documents or material made available to Parent in the due diligence materials (formal or informal) provided to Parent, including in the Data Room or in any other form in connection with the transactions contemplated by this Agreement (or any omissions therefrom), or any Required Information provided in connection with the Debt Financing. Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to any business or financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the Data Room or any management presentation or in any Required Information. Parent, on its behalf and on behalf of its Affiliates, expressly waives any claim relating to the foregoing matters.

ARTICLE VI.

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated and abandoned pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted or required by this Agreement or (iv) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall conduct the business of the Company and its Subsidiaries in the ordinary course of business in a manner consistent with past practice and the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to preserve in all material respects its business organization and operations and to maintain in all material respects existing relations with Governmental Entities, customers, suppliers, employees (subject to Section 6.1(b)(iii)), creditors and lessors.

(b) Without limiting the generality of Section 6.1(a), subject to the exceptions contained in clauses (i) through (iv) of Section 6.1(a) the Company, on behalf of itself and its Subsidiaries, covenants that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned except in the case of the below clauses (i), (ii), (iii), (v), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xvi), (xvii), (xviii), (xix) and (xxii) and with respect to actions contemplated by such clauses, the below clause (xxiv) (with respect to which Parent’s consent may be withheld for any reason in its sole discretion)), the Company:

(i) shall not, and shall not permit any of its Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends, dividend equivalents and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries, notwithstanding anything to the contrary contained in this Agreement or the Company Disclosure Letter;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as provided for under the existing terms of the Company Benefit Plans listed on Section 4.9(a) of the Company Disclosure Letter in effect on the date hereof, shall not, and shall not permit any of its Subsidiaries to, (A)(1) increase the base salary, retainer or director fees or other fees or bonus opportunities or modify any bonus arrangements or bonus targets for any current or former director or any Section 16 Officer, (2) increase the base salary or bonus opportunities or modify any bonus arrangements or bonus targets for the Company’s or any of its Subsidiaries’ employees or officers (other than directors and Section 16 Officers, which are subject to the immediately preceding clause (1)), except for annual, market-based, promotion-related or merit-based salary increases in the ordinary course of business consistent with past practice, or (3) increase the benefits provided to the Company’s or its Subsidiaries’ current or former directors, officers, or employees (other than increases required by Law and immaterial increases resulting from changes to welfare benefit programs made in the ordinary course of business), (B) enter into any employment, change of control, severance or retention agreement with or grant, pay or agree to pay any severance or termination payments or any similar benefits to any employee, officer or director of the Company or any of its Subsidiaries, (C) grant or pay any bonus or equity-based awards to any current or former officer, director or employee of the Company or its Subsidiaries, (D) except as permitted pursuant to clauses (A), (B) and (C) above or as required by Law, enter into, establish, adopt, amend, terminate or waive any rights with respect to any Company Benefit Plan (or any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries that would be a Company Benefit Plan if it were in existence as of the date of this Agreement) or amend any of the performance criteria under any Company Stock Plan, (E) accelerate the vesting, payment or funding of any compensation payable or benefits to become payable or provided to any current or former director, officer or employee of the Company or any of its Subsidiaries, except as otherwise provided in this Agreement, (F) grant or make any equity awards that may be settled in capital stock, equity interests or any other securities of the Company or any of its Subsidiaries, or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any capital stock, equity interests or other securities of the Company or any of its Subsidiaries and (G) take any actions to partially or fully terminate or refrain from taking any actions that would result in the partial or full termination of, the Belk, Inc. Pension Plan or purchase one or more annuity contracts to, or otherwise, satisfy all or any portion of benefit obligations under the Belk, Inc. Pension Plan;

(iv) shall not, and shall not permit any of its Subsidiaries to, implement any facility closings or employee layoffs that do not comply with the WARN Act or any similar foreign, state, or local Law;

(v) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans, advances or capital commitments to or investments in any Person (except for (A) loans or investments between any direct or indirect wholly owned Subsidiary of the Company and the Company or another direct or indirect wholly owned Subsidiary of the Company, (B) proprietary credit card transactions required or permitted to be made under the Credit Card Program Agreement dated November 21, 2005 with General Electric and (C) employee advances for travel and other business expenses in the ordinary course of business not exceeding $250,000 individually or $5,000,000 in the aggregate) or make any change in its existing borrowing or lending arrangements for or on behalf of any executive officers, directors, employees, agents or consultants, except as required by the terms of any Company Benefit Plan made available to Parent prior to the date of this Agreement;

(vi) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or applicable Law;

(vii) shall not, and shall not permit any Subsidiary to, adopt any amendments to its charter or bylaws or similar applicable organizational documents (including partnership agreements and limited liability company agreements);

(viii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber or otherwise subject to a Lien (other than a Permitted Lien) any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities other than (A) issuances of shares of Common Stock in respect of any vesting of Company RSUs or Company Stretch Awards outstanding on the date hereof in accordance with Section 4.2(a)(v) and (vi) in accordance with the applicable terms thereof as in effect on the date of this Agreement (and which shares of Common Stock are included in the maximum number of shares of Class B Common Stock issuable under the Company Long Term Incentive Plan or the number of shares of Class B Common Stock issuable pursuant to Company Stretch Awards as set forth in clause (v) and clause (vi), respectively, of Section 4.2(a)) and (B) the acquisition of shares of Common Stock from a holder of a Company RSU or Company Stretch Award in satisfaction of required tax withholding obligations;

(ix) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or other ownership interest in the Company or any Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares of capital stock or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than the acquisition of shares of Common Stock from a holder of Company RSUs or Company Stretch Awards in satisfaction of withholding obligations;

(x) shall not, and shall not permit any of its Subsidiaries to, incur, issue, modify, offer, place, arrange, syndicate, assume, guarantee, prepay, defease, cancel, acquire or otherwise become responsible for any indebtedness for borrowed money (directly, contingently or otherwise) (including assuming, guaranteeing or otherwise becoming responsible for the obligations of any Person for borrowed money), except for (A) any indebtedness for borrowed money among the Company and its Subsidiaries or among the Company’s Subsidiaries, (B) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 6.1(b) or outstanding as of the date hereof and (C) indebtedness for borrowed money incurred under or the issuance of letters of credit under the Company’s revolving credit facility in the ordinary course of business consistent with past practice;

(xi) except (A) for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) pursuant to existing agreements in effect prior to the execution of this Agreement and disclosed or made available to Parent prior to the date hereof, (C) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby or (D) dispositions of obsolete, surplus or worn out assets or assets that are no longer useful in the conduct of the business of the Company, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, abandon, permit to lapse, divest, mortgage or otherwise encumber (including securitizations), or grant or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material Intellectual Property owned by the Company or any of its Subsidiaries or any properties or assets, including the capital stock of Subsidiaries and Leases (but excluding Owned Real Property, which is separately addressed in the following clause (xii)), other than dispositions or non-exclusive licenses of supply or inventory or Intellectual Property in the ordinary course of business consistent with past practice;

(xii) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, abandon, divest, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any Owned Real Property or remove any of the existing improvements on the Owned Real Property except to the extent that any such removal occurs in the ordinary course of business;

(xiii) shall not, and shall not permit any of its Subsidiaries to, (A) modify or amend, terminate or waive any rights under any Company Material Contract or Lease with respect to Leased Real Property in any material respect in a manner which is adverse to the Company, (B) enter into any new Contract that would constitute a Company Material Contract pursuant to Section 4.17(a) or, other than any purchase order for supply, inventory or trading stock acquired in the ordinary course, that would require payment by the Company and its Subsidiaries of any amounts in excess of $5,000,000 and which cannot be cancelled on less than thirty (30) days’ notice without material penalty or that would constitute a Lease with respect to Leased Real Property if entered into prior to the date hereof (other than in connection with the expiration or renewal of any Company Material Contract or Lease with respect to Leased Real Property in accordance with its terms), (C) except in the ordinary course of business, waive any material default under, or release, settle or compromise any material claim against the Company or liability or obligation owing to the Company, under any Company Material Contract or Lease, (D) remove any of the existing improvements on the Leased Real Property except to the extent that such removal occurs in the ordinary course of business, (E) enter into any Contract which contains a change in control or similar provision that pursuant to its terms would require a payment to the other party or parties thereto in connection with the transactions contemplated hereby or any subsequent change in control of the Company or any of its Subsidiaries or (F) amend or modify the letter of engagements of the Company’s financial advisors in any manner that materially increases the fees or commissions payable by the Company, or materially increase the fees or commissions payable by the Company to the Company’s financial advisors by reason of any discretionary compensation that might otherwise be awarded by the Company;

(xiv) shall not, and shall not permit any of its Subsidiaries to, voluntarily settle, pay, discharge or satisfy any Action, other than any Action to which Section 6.15 applies or that involves only the payment of monetary damages not in excess of $750,000 individually or $3,000,000 in the aggregate, excluding from such dollar thresholds amounts covered by any insurance policy of the Company or any of its Subsidiaries (provided, in no event shall the Company or any of its Subsidiaries be prevented from paying, discharging or satisfying (with prior notice to Parent if practicable) any judgment and the amount of any such payment, discharge or satisfaction shall not be included in the foregoing dollar thresholds);

(xv) except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any material Tax election, (B) file any material amended Tax Return with respect to any Tax, (C) or surrender any right to a refund of material Taxes, (D) change any method of accounting for Tax purposes, (E) settle or compromise any material Tax claim or assessment or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to material Taxes;

(xvi) shall not, and shall not permit any of its Subsidiaries to, acquire (by merger, consolidation, purchase of stock or assets, joint venture, investment or capital contribution or otherwise) or agree to so acquire any entity, business or division or material assets from any other Person (excluding ordinary course purchases of inventory, products, services and licensing of Intellectual Property under a non-exclusive license in the ordinary course of business);

(xvii) shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure or any information technology or e-commerce expenditure (including any commitments for any of the foregoing);

(xviii) shall not, and shall not permit any of its Subsidiaries to, (A) merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate or (B) adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger or in compliance with Section 6.4 and Article VIII of this Agreement);

(xix) shall not, and shall not permit any of its Subsidiaries to, enter into or amend any material transaction with any Affiliate or any shareholder (other than transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries); provided, that the payment of compensation and benefits in the ordinary course to directors, officers and employees shall not be deemed to be a “transaction” with an Affiliate for purposes of this Section 6.1(b)(xix), it being understood that this Section 6.1(b)(xix) (including this proviso) shall not be read to narrow Section 6.1(b)(iii));

(xx) shall not, and shall not permit any of its Subsidiaries, to enter into any new line of business or change its material operating policies in any material respect except as required by applicable Law;

(xxi) shall not, and shall not permit any of its Subsidiaries to, fail to keep in full force and effect the Company’s or any of its Subsidiaries’ current insurance policies or other comparable insurance covering the business, assets or properties of the Company or any of its Subsidiaries;

(xxii) shall not, and shall not permit any of its Subsidiaries to, (A) close any stores, (B) consolidate or shut down any distribution facility or (C) open any new stores;

(xxiii) shall not, and shall not permit any of its Subsidiaries to, commence any Action, except: (A) with respect to routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby; and

(xxiv) shall not, and shall not permit any of its Subsidiaries to, agree, authorize or commit, in each case, in writing or otherwise, to take any of the foregoing actions.

Section 6.2 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, subject to and consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.3 Access.

(a) Subject to compliance with applicable Laws and the Confidentiality Agreement, the Company shall afford to Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers, employees, properties, Contracts (including any Company Benefit Plan), commitments, books and records, other than any such matters that relate to the negotiation and execution of this Agreement, or, except as required by Section 6.4, to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions. The foregoing notwithstanding, the Company shall not be required to afford such access to the extent it (i) would unreasonably disrupt the operations of the Company or any of its Subsidiaries, (ii) would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, (iii) would, in the reasonable judgment of the Company, result in a loss of privilege (provided that the Company and /or its counsel shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, to so allow for such disclosure in a manner that does not result in the loss of privilege) or trade secret protection to the Company or any of its Subsidiaries or (iv) would constitute a violation of any applicable Law.

(b) Parent hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Information, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of April 3, 2015, between the Company and Sycamore Partners Management, LLC (the “Confidentiality Agreement”).

Section 6.4 Alternative Proposals.

(a) The Company shall, and shall cause its Subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives (collectively, “Representatives”, with it being acknowledged and agreed that any stockholder of the Company that is not a director, officer, employee, accountant, consultant, legal counsel, financial advisor or agent shall not be deemed to be a Representative of the Company or any of its Subsidiaries for purposes of this Agreement) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to an Alternative Proposal.

(b) Subject to Section 6.4(c), Section 6.4(d) and Section 6.4(f), from the execution this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, neither the Company nor any of its Subsidiaries shall, and the Company and its Subsidiaries shall not authorize any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any Alternative Proposal, (ii) enter into or participate in any discussions or negotiations with or furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Third Party relating to an Alternative Proposal or any inquiry or proposal that may reasonably be expected to lead to an Alternative Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Recommendation (or recommend an Alternative Proposal or authorize the Company to enter into a written agreement concerning an Alternative Proposal), (iv) fail to publicly reaffirm the Recommendation following any written request by Parent to provide such reaffirmation following an Alternative Proposal (which request may only be made once with respect to such Alternative Proposal absent further material changes in such Alternative Proposal) prior to the earlier of (x) ten (10) Business Days following such request and (y) five Business Days prior to the Company Meeting, unless, in the case of this clause (y), it would be inconsistent with the Board of Directors’ fiduciary duties to comply with such request within such time period, in which case the Company shall comply with such request as promptly as practicable consistent with the Board of Directors’ fiduciary duties or fail to include in the Proxy Statement when mailed, the Recommendation (any of the foregoing in clauses (iii) or (iv), an “Adverse Recommendation Change”); or (v) enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement, option agreement or other similar agreement relating to an Alternative Proposal; provided that the Company shall not enforce and hereby waives any provision of any confidentiality, standstill or similar agreement that would prohibit a Third Party from communicating confidentially an Alternative Proposal to the Board of Directors.

(c) Notwithstanding anything contained in Section 6.4(b) to the contrary, if at any time after the execution of this Agreement and prior to obtaining the Company Stockholder Approval, (i) the Company or any of its

Representatives has received an Alternative Proposal that the Board of Directors believes in good faith after consultation with the Company’s outside legal and financial advisors, is or may reasonably be expected to lead to a Superior Proposal and (ii) the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with such Third Party and its Representatives, (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries or the business, properties, assets, books or records of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly provide to Parent any such information that is provided to any such Person which was not previously provided to or made available to Parent and (C) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take.

(d) In addition, nothing contained in this Agreement shall prevent the Company or the Board of Directors or any committee thereof from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure to the Company’s stockholders with regard to the transactions contemplated by this Agreement or an Alternative Proposal which the Board of Directors or any committee thereof determines is reasonably required by applicable Law or fiduciary duty (provided that neither the Company nor its Board of Directors (or any committee thereof) may recommend any Alternative Proposal unless permitted by Section 6.4(f)), (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (iii) contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Alternative Proposal solely for the purpose of clarifying such Alternative Proposal and the terms thereof.

(e) After the execution of this Agreement and prior to obtaining the Company Stockholder Approval, the Company shall promptly, and in any event within twenty-four (24) hours, notify Parent after receipt by the Company (or any of its Representatives) of any Alternative Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that the Company reasonably believes is considering making, or has made, an Alternative Proposal, which notice shall include the material terms and conditions of any such Alternative Proposal, indication or request.

(f) Notwithstanding anything contained in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors may, if the Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, make an Adverse Recommendation Change (i) in response to a written Alternative Proposal that the Board of Directors has determined in good faith, after consultation with outside legal counsel and its financial advisors, constitutes a Superior Proposal (provided the Company has complied with Section 8.1(c)), or (ii) in response to an Intervening Event.

(g) Prior to effecting any Adverse Recommendation Change or Superior Proposal Termination, (i) the Company shall notify Parent, in writing at least three (3) Business Days prior to effecting such Adverse Recommendation Change or Superior Proposal Termination (the “Notice Period”), of its intention to effect such Adverse Recommendation Change or Superior Proposal Termination (which notice shall include the terms and conditions of any Superior Proposal, the identity of the Person making such proposal and a copy of the most recent draft of any written agreement related thereto (it being understood and agreed that any amendment to the terms of such Superior Proposal, including any revision to price, shall require a new Notice Period of at least two (2) Business Days) or, if in response to an Intervening Event, shall include reasonable detail regarding the Intervening Event), (ii) during the applicable Notice Period, the Company shall negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustment to the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal or the Adverse Recommendation

Change in response to the Intervening Event is no longer necessary, as applicable, and (iii) at the end of the Notice Period, the Board of Directors shall determine in good faith (after consultation with its outside legal counsel and financial advisors) that such Superior Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent) or the Intervening Event continues to necessitate an Adverse Recommendation Change.

Section 6.5 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company shall prepare the Proxy Statement, which shall, subject to Section 6.4, include the Recommendation and (ii) Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement.

(b) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement, and the Company, on the one hand, and Parent, on the other hand, shall, and Parent shall cause its Affiliates to, provide the other(s) with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the transactions contemplated hereby. The Company shall use its reasonable best efforts to (i) cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto and (ii) respond (with the assistance of, and after consultation with, Parent, as provided by this Section 6.5(b)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. If, at any time prior to the Company Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Prior to the filing or mailing of the Proxy Statement (or any amendment or supplement thereto) or responding to any SEC comments on the Proxy Statement, each of the Company, on the one hand, and Parent and its Affiliates, on the other hand, shall (A) provide each other with a reasonable opportunity to review and comment on the Proxy Statement and all amendments or supplements to the foregoing documents and (B) consider in good faith such comments reasonably proposed by the Company, on the one hand, or Parent and its Affiliates, on the other hand, as applicable.

(c) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with applicable Law (including the DGCL) and its charter and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”), and (ii) subject to Section 6.4, use reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding the foregoing, the Company shall have the right to make one or more successive postponements or adjournments of the Company Meeting (A) for the absence of a quorum, (B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors or any committee thereof has determined in good faith after consultation with outside counsel is reasonably necessary under applicable Law (including fiduciary duty under applicable Law) and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting or (C) to allow reasonable additional time to solicit additional proxies to the extent the Board of Directors or any committee thereof reasonably believes necessary in order to obtain the Company Stockholder Approval.

Section 6.6 Employee Matters.

(a) For a period beginning on the Effective Time and concluding on December 31, 2016 (or, if earlier, the date of termination of the relevant employee), Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries and, for purposes of severance benefits, each eligible former employee of the Company and its Subsidiaries (collectively, the “Company Employees”), (i) base cash compensation (including commission rates) and annual cash bonus opportunities that, in each case, are substantially similar to the base cash compensation (including commission rates) and annual cash bonus opportunities that were provided to the applicable Company Employee immediately before the Effective Time and (ii) employee benefits or compensation in lieu thereof that are substantially comparable in the aggregate to the employee benefits that were provided to the applicable Company Employee immediately before the Effective Time under the Company Benefit Plans listed on Section 4.9(a) of the Company Disclosure Letter. For purposes of determining the employee benefits that are provided to a Company Employee immediately before the Effective Time under the immediately preceding sentence, employee benefits shall include annual cash incentive compensation and retirement plans but shall exclude compensatory equity-based incentive awards, retention payments and enhanced bonus payments made in connection with the transaction contemplated by this Agreement. Any other provision of this Agreement to the contrary notwithstanding and except as set forth on Section 6.6(a) of the Company Disclosure Letter, Parent shall provide, or shall cause to be provided, to each Company Employee whose employment terminates prior to December 31, 2016, severance benefits equal to the greater of (A) the severance benefits provided for under the Company Severance Pay Plan in effect immediately prior to the Effective Time, and (B) the severance benefits provided to similarly situated employees of Parent and its Subsidiaries.

(b) For purposes of vesting, eligibility to participate and level of vacation or severance and retiree welfare benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees and eligible former employees of the Company and its Subsidiaries after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service for the same purpose under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits or to the extent that Parent establishes a new broad based employee benefit plan providing benefits that are materially different from any benefits provided at the Effective Time and such new plan provides no service credit for periods before the effective date of such new plan. In addition, and without limiting the generality of the foregoing, (i) Parent shall use commercially reasonable efforts to cause each Company Employee and his or her eligible dependents and domestic partners to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents and domestic partners, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents and domestic partners during the portion of the plan year of the Old Plans ending on the date such participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents and domestic partners for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent hereby acknowledges that a “change in control” (or similar phrase) with respect to the Company Benefit Plans set forth on Section 6.6(c) of the Company Disclosure Letter (as such Company Benefit Plans are in effect on the date hereof) will occur at or prior to the Effective Time.

(d) Prior to making any material written communications to the Company Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have no fewer than three (3) Business Days to review and comment on the communication (provided that Parent shall review and comment as soon as practicable following receipt thereof, but no later than within three (3) Business Days), and Parent and the Company shall cooperate in providing any such mutually agreeable communication. The Company shall provide Parent five (5) Business Days in lieu of three (3) Business Days for purposes of this Section 6.6(d) if Parent timely makes a good faith reasonable request for an extension.

(e) Nothing in this Section 6.6 or any other provision of this Agreement shall (i) confer upon any Company Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation or any Affiliate of Parent and the Company Employee, (ii) prevent the amendment, modification or termination of any Company Benefit Plan after the Effective Time (in each case in accordance with and subject to the terms of the applicable Company Benefit Plan) or (iii) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement.

(f) The provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and no other Person (including any Company Employee or any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.6 shall create such rights in any such Persons.

Section 6.7 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, and cause to be taken, all actions, and to do promptly, and cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) preparing and filing as promptly as practicable with any Governmental Entity or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, waivers, clearances, registrations, permits, authorizations and other confirmations from any Governmental Entity or other Third Party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement (including the Specified Approvals and the Parent Approvals); provided that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company or its Subsidiaries permitted by Section 6.4, Section 8.1(c)(i), and the last sentence of Section 6.5(c).

(b) In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub and their respective Affiliates shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and the other transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable after the date hereof and in any event within seven (7) Business Days of the date hereof. The Company, Parent and Merger Sub shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust, competition, trade regulation or similar matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the Merger or any of the other transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.

(c) Parent shall offer to take (and if such offer is accepted, commit to take and take) with respect to itself and its controlled Affiliates and the Company and its Subsidiaries any and all actions necessary, proper or advisable to avoid and eliminate each and every impediment under any antitrust, competition, trade regulation or other applicable Law that may be asserted by the FTC, the Antitrust Division, any State Attorney General, any other Governmental Entity or any other Person with respect to the Merger or any of the other transactions contemplated by this Agreement so as to enable the consummation thereof as promptly as practicable after the date hereof, and in any event no later than the End Date, including (i) proposing, negotiating, offering to commit to effect (and if such offer is accepted, committing to effect and effecting), by order, consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or hold separate of assets or businesses of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective Subsidiaries or controlled Affiliates, (ii) proposing, negotiating, and offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective Subsidiaries or controlled Affiliates), and if the offer is accepted, committing to take and taking such action, (iii) terminating, relinquishing, modifying or waiving existing or future relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective Subsidiaries or controlled Affiliates, (iv) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub, the Company or the Surviving Corporation, or their respective Subsidiaries or controlled Affiliates and (v) entering or offering to enter into agreements and stipulating to the entry of an order or decree or filing appropriate applications with any Governmental Entity in connection with any of the actions contemplated by the foregoing clauses (i) through (iv) (provided that the Company shall not be obligated to take any such action unless the taking of such action is expressly conditioned upon the consummation of the Merger and the other transactions contemplated hereby), in each case, as may be necessary, proper or advisable in order to obtain clearance under the HSR Act, to avoid the entry of, or to effect the dissolution of or to vacate or lift, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would otherwise have the effect of restraining, preventing or delaying the consummation of the Merger or any of the other transactions contemplated hereby, or to avoid the commencement of any action or proceeding that seeks to prohibit the Merger or any other transaction contemplated by this Agreement. In addition, Parent shall defend (including through litigation on the merits) against any claim asserted by any Governmental Entity or any other Person in order to avoid the entry of, or have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, prevent or delay the consummation of the Merger or any of the transactions contemplated by this Agreement, including by defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Merger or any of the other transactions contemplated hereby. The Company and its counsel shall have the opportunity to participate in any litigation, action, suit or proceeding described in the preceding sentence, and Parent and its counsel shall cooperate with and keep informed the Company and its counsel in connection with such litigation, action, suit or proceeding.

(d) Parent shall not (and shall cause its controlled Affiliates not to) take any action (including the acquisition by it or its Affiliates of any interest in any Person that derives revenues from products, services or lines of business similar to the products, services or lines of business of the Company and its Subsidiaries) if such action could make it more likely that there would arise any impediments under any antitrust, competition, trade regulation or other applicable Law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity to the consummation of the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date hereof.

(e) Each party hereto shall (i) promptly notify the other parties hereto of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity and, subject to applicable Law, permit the other parties hereto to review in advance any proposed written communication to any of the foregoing and incorporate the other party’s reasonable comments, (ii) not participate in or agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning any antitrust, competition or trade regulation matters in connection with this Agreement or the Merger unless it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Entity, gives the other parties hereto the opportunity to attend and participate thereat and (iii) furnish the other parties hereto with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members or their respective staffs, on the other hand, with respect to any antitrust, competition or trade regulation matters in connection with this Agreement and the Merger, except that any materials concerning the Company’s valuation of the transaction, the Company’s internal financial information or competitively sensitive information of the Company and its Subsidiaries may be redacted or limited to outside counsel pursuant to any applicable joint defense or common interest agreement. Without limiting the foregoing, Parent agrees that, at any time in an investigation, if a Governmental Entity suggests or proffers a settlement of the investigation to permit the Merger and the other transactions contemplated by this Agreement to be consummated, Parent shall promptly (and in any event within two (2) calendar days) communicate the terms of the offer to the Company.

Section 6.8 Takeover Statute. If any Takeover Law shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 6.9 Public Announcements. Neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without first providing the other party the opportunity to review and comment upon such release or announcement, unless such party determines in good faith that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby, in which event such party shall use its reasonable best efforts to provide an opportunity for the other party to review and comment upon such press release or other announcement prior to making any such press release or other announcement; provided that (i) the Company shall not be required to provide any such review or comment to Parent or Merger Sub in connection with the receipt and existence of an Alternative Proposal and matters related thereto or an Adverse Recommendation Change and (ii) each party and their respective Affiliates may make statements that are substantially similar to previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.9; provided further that the Company may otherwise communicate in the ordinary course with its employees, customers, suppliers and vendors as it deems appropriate.

Section 6.10 Indemnification and Insurance. Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, and provide advancement of expenses to, the present and former officers, directors, employees and fiduciaries of the Company and its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent the Company would be permitted to do so under applicable Law and to the fullest extent required under the certificate of incorporation, bylaws, any indemnification agreements and any other governing documents of the Company and its Subsidiaries in effect on the date hereof. In the event of any threatened or pending claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, an “Action”) to which an Indemnified Person is, has been or becomes a party or with respect to which an Indemnified Person is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Person is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as an officer, director, employee, fiduciary or agent of another enterprise (including any Action arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), (i) Parent shall, or shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorney’s fees and disbursements) incurred by each Indemnified Person in connection with and prior to the final disposition of such Actions, such fees, costs and expenses (including attorney’s fees and disbursements) to be advanced within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Person of a request therefor, (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Action in which indemnification could be sought by such Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Action or such Indemnified Person otherwise consents in writing, and (iii) the Surviving Corporation shall cooperate in the defense of any such matter. If any claim for indemnification is asserted or made by any Indemnified Person pursuant to this Section 6.10, any determination (if any) required to be made with respect to whether such Indemnified Person’s conduct complies with the standards under the DGCL, the Surviving Corporation’s certificate of incorporation, other applicable Law or any applicable indemnification agreement shall be made by independent legal counsel selected by such Indemnified Person that is reasonably acceptable to the Surviving Corporation (it being understood and agreed that the burden of proof shall be on Parent and the Surviving Corporation to establish that such Indemnified Person did not so comply). If any Action is brought against any Indemnified Person in which indemnification could be sought by such Indemnified Person under this Section 6.10, (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (B) each Indemnified Person shall be entitled to retain his or her own counsel in connection with such Action, whether or not the Surviving Corporation shall elect to control the defense of any such Action, (C) the Surviving Corporation shall pay all fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such Action, and (D) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent.

(b) From and after the Effective Time, Parent shall cause to be maintained in effect all provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) and in the certificate of incorporation, bylaws and other governing documents of the Company’s Subsidiaries regarding (i) elimination of liability of directors, (ii) indemnification of officers, directors and employees and (iii) advancement of expenses, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Company shall, following consultation with Parent and using the nationally recognized insurance broker designated by Parent and after contacting the Company’s insurance broker (but not using the Company’s insurance broker), obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), or, if the Company is unable to or does not obtain or fully pay the premium for the D&O Insurance, from and after the Effective Time Parent shall and shall cause the Surviving Corporation to, obtain and fully pay the premium for the D&O Insurance, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance, with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) Notwithstanding anything herein to the contrary, if an Indemnified Person is or has been a party to or is or has been otherwise involved (including as a witness) in any Action (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.10 shall continue in effect until the final disposition of such Action.

(e) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

(f) The rights of each Indemnified Person under this Section 6.10 shall be in addition to any rights such Person may have under the certificate of incorporation, bylaws or other governing documents of the Company or any of its Subsidiaries, under the DGCL or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

(g) The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each present and former director and officer, employee or fiduciary referred to in this Section 6.10 and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.11 Parent Financing.

(a) Efforts to Obtain Financing. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letters (taking into account any “market flex”

provisions in the fee letter) on or prior to the Closing Date. Such actions shall include: (i) maintaining in full force and effect the Debt Commitment Letters in the form provided to the Company concurrently with the execution of this Agreement (except to the extent additional or alternative financing would then be available to consummate the transactions on the Closing Date) or as otherwise permitted to be amended in accordance with the terms hereof, (ii) satisfying on a timely basis all of the conditions precedent and covenants to the Debt Financing applicable to Parent and/or Merger Sub that are to be satisfied by Parent and/or Merger Sub, (iii) negotiating, executing and delivering the Debt Financing Documents that reflect the terms contained in the Debt Commitment Letters (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions contained in the Debt Commitment Letters or any related fee letter), in each case which terms shall not in any respect expand on the conditions to the funding of the proceeds from the Debt Financing at the Closing or reduce the aggregate amount of the proceeds from the Debt Financing available to be funded on the Closing Date unless a corresponding increase in alternative financing is then made available, or, if available, on other terms that are acceptable to Parent and Merger Sub and would not adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent and Merger Sub to consummate the transactions contemplated herein, (iv) using reasonable best efforts to fully enforce its rights under the Debt Commitment Letters and the Debt Financing Documents in order to consummate the Debt Financing at or prior to the closing, (v) promptly commencing the syndication activities contemplated by the Debt Commitment Letters and (vi) borrowing an amount necessary in accordance with the terms of the Debt Financing Documents to consummate the transactions contemplated hereunder. Parent and Merger Sub shall not without the prior written consent of the Company take or fail to take any action or enter into any transaction that would reasonably be expected to materially impair, delay or prevent consummation of the Debt Financing contemplated by the Debt Commitment Letters. Each of Parent and Merger Sub shall comply in all material respects with all of its obligations under each of the Debt Financing Documents. Parent shall obtain the Equity Financing contemplated by the Equity Commitment Letter upon satisfaction or waiver of the conditions set forth in the Equity Commitment Letter. Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), neither Parent nor Merger Sub shall permit or consent to (A) any amendment, supplement or modification to be made to the Equity Commitment Letter (other than to increase the amount of the Equity Financing) or (B) any amendment, supplement or modification to be made to the Debt Commitment Letters if such amendment, supplement or modification would (1) change, expand or impose new conditions precedent to the funding of the proceeds from the Debt Financing from those set forth therein on the date hereof (2) change the timing of the funding of the proceeds of the Debt Financing thereunder in a manner that would reasonably be expected to (A) materially delay (taking in account the Marketing Period), impair or prevent the Closing Date or (B) adversely impact in any respect the ability of Parent to consummate the transactions contemplated by this Agreement or under the Commitment Letters or (3) reduce the aggregate cash amount of the proceeds of the Debt Financing below the amount required to consummate the transactions contemplated under this Agreement (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “flex” provisions existing on the date hereof)) (unless any such reduction is matched with an equal increase of the Equity Financing under the Equity Commitment Letter or otherwise done pursuant to the terms of the Commitment Letter) or (4) otherwise adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or the timing of the Closing; provided, that subject to the limitations set forth in this Section 6.11, Parent or Merger Sub may, without the consent of the Company, amend the Debt Commitment Letters (i) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof and (ii) in connection with the implementation of any flex provision. For purposes of this Agreement, references to the “Debt Commitment Letters” shall include such documents as permitted or required by this Section 6.11 to be amended, modified or waived, in each case from and after such amendment, modification or waiver. Each of Parent and Merger Sub (i) acknowledges and agrees that its obligations to consummate the transactions contemplated by this Agreement are not conditioned or contingent upon receipt of the proceeds from the Financing and a failure of the Closing to occur solely because Parent and Merger Sub shall not have received the proceeds of the Financing shall constitute a breach of this Agreement by Parent and Merger Sub and (ii) reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing, subject to fulfillment or waiver of the conditions set forth in Article VII.

(b) Parent and Merger Sub shall keep the Company fully informed, in all reasonable detail, of the status of their efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt written notice (i) of any breach or default that would reasonably be expected to materially delay (taking into account the Marketing Period), impair or prevent the Closing Date (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a breach or default that would reasonably be expected to materially delay (taking into account the Marketing Period), impair or prevent the Closing Date), (ii) if and when Parent or Merger Sub becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letters may not be available to consummate the transactions contemplated by this Agreement, (iii) of the receipt of any written notice or other written communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letters or any other Debt Financing Document or (B) dispute or disagreement between or among any parties to the Debt Commitment Letters or any other Debt Financing Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Debt Financing Documents), (iv) if for any reason Parent or Merger Sub believes in good faith it will not be able to obtain any portion of the Debt Financing on the terms, in the manner and from the sources contemplated by the Debt Commitment Letters or the Debt Financing Documents and (v) of any termination of the Debt Commitment Letters. Parent and Merger Sub shall provide the Company, upon reasonable request, with copies of any Debt Financing Documents and such other information and documentation as reasonably requested regarding the Debt Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities.

(c) In the event of any notification or communication that the Debt Financing will not be available to Parent and Merger Sub in accordance with the terms hereof (subject to any permitted modifications herein), Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange for and obtain as promptly as practicable following the occurrence of any such financing failure event, alternative debt financing (the “Alternative Financing”) from alternative sources on whatever terms and conditions that are no less favorable (including with respect to conditionality), in the aggregate, to Parent and Merger Sub than those set forth in the Debt Commitment Letters (taking into account any “market flex” provisions), in an amount, together with the Equity Financing, sufficient to consummate the transactions contemplated by this Agreement and satisfy the obligations of the Parent under this Agreement, as promptly as practicable following the occurrence of such event but in no event later than the date on which the Closing is scheduled to occur pursuant to Section 2.2, it being understood and agreed that if Parent and Merger Sub proceed with any Alternative Financing, Parent and Merger Sub shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing. In the event that Alternative Financing is obtained, Parent shall promptly provide the Company with a copy of the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). If applicable, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing”, any reference to “Debt Commitment Letters” shall include the “Alternative Financing Commitment Letter” and any references to “Debt Financing Documents” shall include the definitive documentation relating to any such Alternative Financing and any reference to “Financing Sources” shall include the financing institutions contemplated to provide any such Alternative Financing.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 6.11 will require, and in no event will the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees materially in excess of those contemplated by the Debt Commitment Letters or any fee letters contemplated by the Debt Commitment Letters (including flex provisions), or agree to any “market flex” term less favorable to Parent, Merger Sub or the Surviving Corporation than such corresponding market flex term contained in or contemplated by the Debt Commitment Letters (in either case, whether to secure waiver of any conditions contained therein or otherwise).

(e) Financing Cooperation. From the date hereof and ending at the earlier of (i) the Closing Date and (ii) termination of this Agreement pursuant to Section 8.1, the Company shall, and shall cause each of its

Subsidiaries to, cooperate and cause the respective officers, employees and advisors, including legal and accounting, of the Company and each of its Subsidiaries to provide to Parent and/or Merger Sub, at Parent’s sole expense, such reasonable cooperation in connection with the arrangement of the Debt Financing as is customary and may be reasonably requested by Parent, including using reasonable best efforts to:

(i) upon reasonable notice, participate in a reasonable number of meetings and presentations with prospective lenders or investors and due diligence and drafting sessions;

(ii) assist with the preparation of materials for bank information memoranda, private placement memoranda or prospectuses and similar documents reasonably necessary in connection with the Debt Financing (including executing customary authorization letters); provided, however, that prior to the consummation of the transaction hereunder, neither the Company nor its Subsidiaries will be required to issue any securities; provided, further, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor(s);

(iii) prepare and furnish to Parent or Merger Sub and the Financing Sources as promptly as practicable all Required Information and to the extent customary and not unreasonably interfering with the business of the Company, provide reasonable access as necessary for completion of an initial field exam, appraisals and audits in connection with the borrowing base for the asset based loan component of the Debt Financing;

(iv) have the Company designate members of senior management of the Company to participate in a reasonable number of presentations and sessions, upon reasonable advance notice, with rating agencies in connection with the Financing, including direct contact between such senior management of the Company and its Subsidiaries and the Financing Sources and other potential lenders in the Financing;

(v) assist Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letters;

(vi) assist in the preparation of, and execute and deliver, definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required by the Financing (including a certificate of an appropriate officer of the Company with respect to solvency of the Company and its Subsidiaries on a consolidated basis to the extent required by the Financing Sources) and other customary documents as may be reasonably requested by Parent and that are not effective until as of or after the Closing;

(vii) assist the Financing Sources in benefiting from the existing lending relationships of the Company and its Subsidiaries;

(viii) request from the Company’s existing lenders such customary payoff letters and lien release and termination documentation in connection with refinancings as reasonably requested by Parent in connection with the Financing and collateral arrangements; and

(ix) furnish Parent and the Financing Sources with all documentation and other information required by Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001);

provided, however, that the Company shall not be required to provide, or cause any of its Subsidiaries to provide, cooperation under this Section 6.11(e) that: (u) unreasonably interferes with the ongoing business of the Company or any of its Subsidiaries; (w) causes any representation or warranty in this Agreement to be breached; (x) causes any closing condition set forth in Article VII to fail to be satisfied or otherwise causes the breach of this Agreement; (y) requires the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with or violate its organizational documents or any Law and for which it would be subject to liability for which it is not indemnified hereunder; or (z) requires (i) the Company, any of its Subsidiaries or their respective pre-Closing directors, officers, managers, general partners or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any Debt Financing Document, with respect to the Debt Financing or (ii) the pre-Closing directors, managers and general partners of the Company and its Subsidiaries to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, in each case of clauses (z)(i) and (z)(ii), that is not contingent upon consummation of the Closing or that would be effective prior to the Effective Time. The Company hereby consents to the reasonable use of the Company’s and the Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Subsidiaries or the reputation or goodwill of the Company or any of the Subsidiaries.

(f) Prior to the consummation of the Merger, in no event shall the Company or any of its Subsidiaries be required to pay any commitment or similar fee or incur any liability (including due to any act or omission by the Company or any of its Subsidiaries or any of their respective Representatives) or expense in connection with assisting Parent in arranging the Debt Financing or as a result of any information provided by the Company, any of its Subsidiaries or any of their Affiliates or Representatives in connection therewith. Parent shall, from and after the Closing or promptly after the termination of this Agreement pursuant to Section 8.1, (i) promptly upon request by the Company reimburse the Company for all out-of-pocket costs incurred in good faith by the Company and its Subsidiaries in connection with such cooperation (excluding any out-of-pocket costs associated with the payoff and termination of any existing debt facilities of the Company) and (ii) indemnify and hold harmless the Company, and its Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing or providing any of the information utilized in connection therewith (except with respect to matters arising out of a material misstatement in or failure to state a material fact pertinent to the information provided by or on behalf of the Company pursuant to Section 6.11(e) or any fraud or any intentional misrepresentation with respect to any such information).

Section 6.12 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.13 Notices of Certain Events: Each of the Company and Parent shall promptly notify the other of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;

(b) any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened in writing against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement.

Section 6.14 Rule 16b-3. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (each such individual a “Section 16 Officer”) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15 Defense of Litigation. The Company shall control, and the Company shall consult with Parent and keep Parent reasonably informed with respect to any material developments regarding, the defense of any Action brought by any of the Company’s stockholders against the Company or its directors or officers (for the avoidance of doubt, whether or not Parent or any other Person is a defendant in such Action) arising out of or relating to transactions contemplated by this Agreement; provided, however, that the Company shall not settle any such Action without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.16 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.17 Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Meeting.

Section 6.18 Repayment of Indebtedness.

(a) Promptly following the date hereof, the Company, in consultation with Parent and Merger Sub, will seek to amend each series of Notes to, among other matters, (i) permit the Company to deliver a notice of redemption under each series of Notes, which redemption shall be conditioned on the consummation of the Merger, and (ii) eliminate any obligation under the terms of the note purchase agreement governing the 2022 Notes for the Company or Parent to commence a change of control offer to purchase all of the 2022 Notes (collectively, the “Notes Amendments”) and subject to the effectiveness of the Notes Amendments, on the Closing Date, the Company will voluntarily redeem in full the entire unpaid principal amount, along with unpaid interest, fees, premiums and any other amounts owed under each series of Company Notes (such aggregate amount being the “Notes Takeout Amount”); provided that in the event the Notes Amendments are not effective on or prior to the Closing Date, the Company will, on the Closing Date, (x) deliver an irrevocable notice of redemption in accordance with the terms of each series of the Notes to allow Merger Sub to redeem the outstanding Notes within 30 days of the Closing Date and (y) deposit into escrow an amount in cash equal to the Notes Takeout Amount that will be applied to redeem the Notes in full following such 30 day period.

(b) In the event that the Company is unable to successfully consummate the Notes Amendments for the 2022 Notes as contemplated in Section 6.18(a) hereof, Parent shall (or the Company, if directed by Parent, shall), at a time selected by Parent, commence a change of control offer to purchase all of the 2022 Notes (subject to the terms of and in accordance with the requirements of the note purchase agreement governing the 2022 Notes) at the price required pursuant to the note purchase agreement governing the 2022 Notes using funds provided by Parent. Parent shall prepare all necessary and appropriate documentation in connection with any such change of control offer, and the Company shall, and shall use reasonable best efforts to cause its Representatives to, provide all cooperation reasonably requested by Parent in connection with such change of control offer. The closing of the change of control offer shall be conditioned on the occurrence of the Closing, and the parties shall use reasonable best efforts to cause the change of control offer to close on the Closing Date. Concurrent with the Effective Time, and in accordance with the terms of the change of control offer for the 2022 Notes, the Surviving Corporation shall accept for purchase and purchase each of the 2022 Notes properly tendered and not properly withdrawn in such change of control offer using funds provided by or at the direction of Parent. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment at the Effective Time of all 2022 Notes validly tendered and not validly withdrawn to the extent required pursuant to the terms of such change of control offer.

(c) The Company shall waive any of the conditions to any change of control offer for the 2022 Notes (other than that the Merger shall have been consummated and that there shall be no Order prohibiting consummation of such change of control offer) as may be reasonably requested by Parent in writing and shall not, without the written consent of Parent, waive any condition to such change of control offer or make any changes to such change of control offer other than as agreed between Parent and the Company.

(d) In connection with the change of control offer for the 2022 Notes, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected. Parent shall pay the fees and out-of pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with such change of control offer upon the incurrence of such fees and out-of-pocket expenses.

(e) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company at the request of Parent in connection with the Company’s compliance with its obligations under this Section 6.18, including all reasonable and documented out-of-pocket costs, fees and expenses incurred by or on behalf of the Company in connection with any redemption or change of control offer made in respect of any series of Notes (including any out-of-pocket costs, fees and expenses incurred in connection with the preparation or distribution of any documents related thereto).

ARTICLE VII.

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions to be effected at the Closing as contemplated hereby shall be subject to the fulfillment (or waiver in writing by Parent and the Company) at or prior to and as of the Closing of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction, order, ruling, decree, judgment or similar order by any Governmental Entity of competent jurisdiction which makes illegal, enjoins or prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c) Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated.

Section 7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other transactions to be effected at the Closing as contemplated hereby is further subject to the fulfillment (or waiver in writing by the Company) at or prior to and as of the Closing of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by “Parent Material Adverse Effect” shall be true at and as of the Closing as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time) and (ii) the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true at and as of the Closing as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with only such exceptions in the case of clause (ii) as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing.

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger and the other transactions to be effected at the Closing as contemplated hereby are further subject to the fulfillment (or waiver in writing by Parent) at or prior to and as of the Closing of the following conditions:

(a) (i) The representations and warranties of the Company contained in this Agreement that are qualified by “Company Material Adverse Effect” shall be true at and as of the Closing as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time) and (ii) the other representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true at and as of the Closing as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with only such exceptions in the case of this clause (ii) as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that (x) the representations and warranties of the Company contained in Section 4.2 shall be true at and as of the Closing as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time) except where the failure of such representations to be true at and as of the Closing, or such specified time, as applicable, does not result in additional aggregate consideration payable by Parent or the Surviving Corporation pursuant to this Agreement in excess of a de minimis amount and (y) each of the representations and warranties of the Company contained in Section 4.3, Section 4.20 and Section 4.22 shall be true in all material respects at and as of the Closing as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true in all material respects only as of such time).

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) Between the date of this Agreement and the Closing Date, there shall not have occurred any Circumstance, which has had, or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions contemplated hereby or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.

ARTICLE VIII.

TERMINATION

Section 8.1 Termination and Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained and whether before or after the effectiveness of the Merger Sub Stockholder Consent:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if (A) the Effective Time shall not have occurred on or before February 12, 2016 (the “End Date”) and (B) the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that has been the cause of or resulted in the failure to consummate the Merger on or before such date;

(ii) prior to the Effective Time, if any court of competent jurisdiction shall have issued or entered an injunction or similar order or taken any other action permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction or similar order or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used such efforts as required by Section 6.7 to prevent, oppose and remove such injunction or similar order; or

(iii) if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(c) by the Company:

(i) if, prior to obtaining the Company Stockholder Approval, the Board of Directors authorizes the Company to enter into a written agreement with respect to a Superior Proposal, but only if the Company (A) has complied in all respects with the provisions of Section 6.4 and (B) pays the Company Termination Fee in accordance with Section 8.3(a) and (C) shall enter into such written agreement immediately after such termination (a “Superior Proposal Termination”);

(ii) if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) or failure of the Closing to occur and (B) cannot be cured by the End Date or, if curable, is not cured (1) within forty-five (45) days following the Company’s delivery of written notice to Parent of such breach (which notice shall specify in reasonable detail the nature of such breach or failure) or (2) within any shorter period of time that remains between the date the Company delivers the notice described in the foregoing subclause (1) and the day prior to the End Date; provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(iii) if all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing), the Company has given irrevocable written notice to Parent and Merger Sub that it is prepared to consummate the Closing, and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement by no later than the third (3rd) Business Day following the later of (A) delivery of the written notice described in this Section 8.1(c)(iii) and (B) the date by which the Closing should have occurred pursuant to Section 2.2; provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement.

(d) by Parent:

(i) if an Adverse Recommendation Change shall have occurred or the Board of Directors publicly proposes to make an Adverse Recommendation Change; or

(ii) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) cannot be cured by the End Date or, if curable, is not cured (1) within forty-five (45) days following Parent’s delivery of written notice to the Company of such breach (which notice shall specify in reasonable detail the nature of such breach or failure) or (2) within any shorter period of time that remains between the date Parent delivers the notice described in the foregoing subclause (1) and the day prior to the End Date; provided that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement.

Section 8.2 Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected and the basis therefor. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates (or any stockholder, director, officer, employee, agent, consultant or representative of such party); provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all remedies available at law or in equity; and provided, further, that the Confidentiality Agreement and the provisions of Section 6.3(b), the Guaranty, the expense reimbursement and indemnity provisions of Section 6.11, Section 6.18, this Section 8.2, Section 8.3, and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.

Section 8.3 Termination Fee.

(a) In the event that:

(i) this Agreement is terminated pursuant to (x) Section 8.1(b)(i), (y) Section 8.1(b)(iii) (with respect to clauses (x) and (y), so long as the Company did not concurrently have the right to terminate this Agreement pursuant to Section 8.1(c)(ii)), or (z) Section 8.1(d)(ii), and (A) at any time after the date of this Agreement and prior to the Company Meeting an Alternative Proposal shall have been publicly announced or otherwise been publicly communicated to the Company’s stockholders and (B) within twelve months following the date of such termination, an Alternative Proposal shall have been consummated (provided that for purposes of this clause (B), each reference to “20%” in the definition of Alternative Proposal shall be deemed to be a reference to “50%”);

(ii) the Company shall have terminated this Agreement pursuant to Section 8.1(c)(i); or

(iii) Parent shall have terminated this Agreement pursuant to Section 8.1(d)(i);

then, the Company shall, (A) in the case of clause (i) above, no later than two (2) Business Days after the date of the occurrence of the applicable event described in clause (B) of Section 8.3(a)(i) pay Parent (or one or more of its designees) the Company Termination Fee; (B) in the case of clause (ii) above, prior to or on the day of such termination, and as a condition to such termination, pay Parent (or one or more of its designees) the Company Termination Fee; and (C) in the case of clause (iii) above, within two (2) Business Days of such termination, pay Parent (or one or more of its designees) the Company Termination Fee, in each case by wire transfer of same day funds to one or more accounts designated by Parent.

(b) In the event that:

(i) the Company shall have terminated this Agreement pursuant to Section 8.1(c)(ii); or

(ii) the Company shall have terminated this Agreement pursuant to Section 8.1(c)(iii)

then, Parent shall, within two (2) Business Days of such termination, pay the Company the Reverse Termination Fee, by wire transfer of same day funds to one or more accounts designated by the Company.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to the Company’s right set forth in the second to last sentence of this Section 8.3(c) and Section 9.5, the Company’s right to receive payment of the Reverse Termination Fee shall constitute the sole and exclusive remedy of the Company and its Subsidiaries and any other Company Related Parties against Parent, Merger Sub, the Guarantors, the Financing Sources or any of their respective Affiliates or any direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, representatives, or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered in connection with this Agreement and the transactions contemplated hereby, including as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, the Equity Commitment Letter, the Debt Commitment Letters or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise it being understood and the Company agrees that the maximum aggregate liability of the Parent Related Parties shall be limited to an amount equal to the amount of the Reverse Termination Fee, and in no event shall the Company seek or be entitled to recover any money damages, recovery or judgment in connection with this Agreement and the transactions contemplated hereby in excess of the Reverse Termination Fee, and in no event shall the Company seek or be entitled to multiple, special or punitive damages against any Parent Related Party in excess of the Reverse Termination Fee (except that Parent shall also be obligated with respect to the terms of the Confidentiality Agreement and the provisions of Section 6.3(b), Section 8.3(d) and Section 9.2 and for any of its expense reimbursement and indemnification obligations contained in Section 6.11 and Section 6.18 and the Guarantors shall also be obligated with respect to the terms and conditions of the Guaranty). Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.5, Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 8.3(a), in circumstances where the Company Termination Fee is owed and paid in full pursuant to Section 8.3(a), shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, representatives, Affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of any breach or failure to perform hereunder giving rise to such termination, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby with respect to such breach or failure to perform (except that the Company shall also be obligated with respect to the terms of Section 8.3(d) and Section 9.2). Notwithstanding the foregoing, it is explicitly agreed that the Company shall be entitled to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Merger Sub to cause, or for the Company to directly cause, in accordance with its third party beneficiary rights under the Equity Commitment Letter, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letter and this Agreement if, and only if, each of the following conditions has been satisfied: (i) all conditions in Section 7.1 and Section 7.3 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, and remain satisfied, (ii) the financing provided for by the Debt Commitment Letters (or, if Alternative Financing is being used in accordance with Section 6.11, pursuant to the commitments with respect thereto) has been funded in accordance with its terms or will be funded at the Closing in accordance with its terms if the Equity Financing is funded at the Closing, (iii) with respect to any funding of the Equity Financing to occur at the Closing, the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur and (iv) Parent fails to consummate the Closing in accordance with Section 2.2. For the avoidance of doubt, while the Company may pursue a grant of specific performance of the type provided in the preceding sentence and the payment of the Reverse Termination Fee under Section 8.3(b), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any monetary damages, including any monetary damages in lieu of specific performance and all or any portion of the Reverse Termination Fee.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto agree that in no event shall the Company or Parent be required to pay the Company Termination Fee or the Reverse Termination Fee, as the case may be, on more than one occasion. Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Company Termination Fee and the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger. This Section 9.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms contemplates performance in whole or in part after the Effective Time.

Section 9.2 Expenses. Except as set forth in Sections 6.11(e), 6.11(f), 6.18 and 8.3 or as otherwise expressly provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that (i) expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be borne by the Company and (ii) all fees paid in respect of any HSR or other regulatory filing shall be borne by Parent.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed and delivered in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures transmitted by facsimile or other electronic transmission shall be accepted as originals for all purposes of this Agreement.

Section 9.4 Governing Law; Jurisdiction. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, solely if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.4, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.7 or in any other manner permitted by applicable Law. Notwithstanding the foregoing, no party hereto, nor any of its Affiliates, will bring, or support the bringing of, any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, anywhere other than in (i) New York State court sitting in the County of New York or (ii) United States District Court for the Southern District of New York.

Section 9.5 Specific Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to the penultimate sentence of Section 8.3(c), each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. It is acknowledged and agreed that, in the event of a failure or threatened failure of Parent to enforce the terms of the Debt Commitment Letter, the Company shall be entitled to specific performance to cause Parent to use its reasonable best efforts to enforce the terms of the Debt Commitment Letter or any financing agreements related thereto. Subject to the penultimate sentence of Section 8.3(c), each party acknowledges and agrees that (A) each party is entitled to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy, (B) the availability of any monetary remedy (1) is not intended to and does not adequately compensate for the harm that would result from a breach of this Agreement and (2) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (C) the right of specific enforcement is an integral part of the transactions contemplated by this

Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each party further agrees that (i) no such party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument or prove actual damages in connection with or as a condition to obtaining any remedy referred to in this Section 9.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything to the contrary contained herein, this Section 9.5 is not intended and shall not be construed to limit in any way, and shall be subject in all respects to, the provisions of Section 8.3(c), including the penultimate sentence thereof.

Section 9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUIT AGAINST THE FINANCING SOURCES OR EQUITY PROVIDER). EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.6 (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING FINANCING SOURCES UNDER THE DEBT FINANCING (AND THEIR RESPECTIVE AFFILIATES).

Section 9.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent (i) by facsimile transmission with written confirmation of receipt, (ii) by reliable overnight delivery service (with proof of service), or (iii) by hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day) addressed as follows:

To Parent or Merger Sub:

c/o Sycamore Partners Management, L.P.

9 West 57th Street, 31st Floor

New York, NY 10019

Facsimile: (212) 796-8560

Attention: Stefan Kaluzny and Peter Morrow

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 S. Hope Street, 29th Floor

Los Angeles, CA 90071

Facsimile: (213) 680-8500

Attention: Mikaal Shoaib, P.C. and Hamed Meshki

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile: (212) 446-6460

Attention: Sean D. Rodgers, P.C.

and

Law Offices of Gary M. Holihan, P.C.

2345 Larkdale Drive

Glenview, Illinois 60025

Facsimile: (847) 730-3461

Attention: Gary M. Holihan

To the Company:

Belk, Inc.

2801 West Tyvola Road

Charlotte, NC 28217

Facsimile: (704) 357-1883

Attention: Ralph A. Pitts, Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, NE

Atlanta, GA 30309

Facsimile: (404) 572-5133

Attention: John D. Capers, Jr.

or to such other address as any party shall specify by written notice so given (subject to the proviso of the immediately following sentence), and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) at and after the Effective Time, with respect to the provisions of Section 6.10 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (ii) at and after the Effective Time, the rights of the holders of shares of Company Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (iii) at and after the Effective Time, the rights of the holders of Company RSUs and Company Stretch Awards to receive the payments contemplated by the applicable provisions of Section 3.3, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement; provided that notwithstanding the foregoing, the provisions of this Section 9.8(a) and Section 8.3(c), the last sentence of Section 9.4, Section 9.5, Section 9.6, the last sentence of Section 9.11 and Section 9.12 shall be enforceable by each Financing Source and each Financing Source shall be an intended third party beneficiary of this Section and such Sections and shall be entitled to enforce such provisions as if direct parties to this Agreement. The representations and warranties in this Agreement and the indemnification obligations of Parent in Section 6.11(f) are the product of negotiations among the parties hereto and are for the sole benefit of the parties.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each of the other parties; provided that each of Parent and Merger Sub may (i) assign, by operation of law or otherwise, in whole or in part, this Agreement or any or all of its rights and obligations hereunder to one or more of its Affiliates and (ii) after the Closing, may assign all of its rights under this Agreement for collateral security purposes to any Financing Source; provided, further, that no such assignment shall (i) relieve such party of any of its obligations under this Agreement or (ii) be permitted if such assignment would reasonably be expected to prevent, impair or materially delay the consummation of the Merger and the other transactions contemplated hereby. Any assignment, delegation or transfer in violation of this Section 9.8 shall be null and void ab initio.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10 Entire Agreement. This Agreement (including the exhibits, annexes and schedules hereto), the Confidentiality Agreement (which shall survive the execution and delivery of this Agreement), the Guaranty, the Equity Commitment Letter, the Company Disclosure Letter and the other documents delivered pursuant to this Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after receipt of the Company Stockholder Approval or the effectiveness of the Merger Sub Stockholder Consent, if any such amendment or waiver shall by applicable Law require further approval of the stockholders of the Company or stockholder of Merger Sub, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company or the stockholder of Merger Sub, as applicable. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, this Section 9.11 and Section 8.3(c), the last sentence of Section 9.4, Section 9.5, Section 9.6, the last sentence of Section 9.11 and Section 9.12 (and the related definitions in this Agreement used therein) shall not be amended, modified, supplemented or waived in a manner that is adverse in any material respect to any Financing Source without the prior written consent of such Financing Source.

Section 9.12 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Party or stockholder of the Company (other than, (i) in the case of the Parent Related Parties, the Guarantors to the extent set forth in the Guaranty or Equity Commitment Letter and (ii) in the case of a Company stockholder, to the extent set forth in the Voting Agreements, the Rollover Agreements or any other documents executed by such stockholder in connection with the transactions contemplated hereby and thereby) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any Company Related Party, and the Company agrees not to and to cause any Company Related Party not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party and that the Company and the Company Related Parties has and shall have no right of recovery against and no liability shall attach to any of the Parent Related Parties (other than any payment from the Guarantors to the extent set forth in the Guaranty, or in connection with the Company’s third party beneficiary rights under the Equity Commitment Letter), including whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, through a claim based in tort, contract, statute or otherwise. Without limiting the rights of Parent and Merger Sub against the Company hereunder, in no event shall Parent, Merger Sub or any Parent Related Party, and Parent and Merger Sub agree not to and to cause any Parent Related Party not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Company stockholder and agree that Parent, Merger Sub and the Parent Related Parties have and shall have no right of recovery against and no liability shall attach to any of the Company’s stockholders (other than pursuant to the terms and conditions of the Voting Agreements, the Rollover Agreements or any other documents executed by such Company stockholder in connection with the transactions contemplated hereby or thereby), including whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, through a claim based in tort, contract, statute or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BEAR PARENT INC.

By:	/s/ Stefan Kaluzny
	Name:	Stefan Kaluzny
	Title:	President

BEAR MERGER SUB INC.

By:	/s/ Stefan Kaluzny
	Name:	Stefan Kaluzny
	Title:	President

BELK, INC.

By:	/s/ Ralph A. Pitts
	Name:	Ralph A. Pitts
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Merger Agreement]

Annex B

August 23, 2015

Board of Directors

Belk, Inc.

2801 West Tyvola Road

Charlotte, NC

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Bear Parent Inc. (“Parent”) and its affiliates) of the outstanding shares of Class A common stock, par value $0.01 per share (the “Class A Shares”) and Class B common stock, par value $0.01 per share, (the “Class B Shares” and, together with the Class A Shares, the “Shares”), of Belk, Inc. (the “Company”) of the $68.00 in cash per Share to be paid to such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of August 23, 2015 (the “Agreement”), by and among Parent, Bear Merger Sub Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Sycamore Partners Management, LLC (“Sycamore”), an affiliate of the Parent, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to Sycamore and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial co-advisor to Sycamore on the sale of its portfolio company, Stuart Weitzman Inc., in January 2015. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, and their respective affiliates, and Sycamore and its affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also have co-invested with Sycamore and its affiliates from time to time and have invested in limited partnership units of affiliates of Sycamore from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended January 31, 2015; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; compared certain financial information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the mid-tier department store industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

B - 1

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $68.00 in cash per Share to be paid to such holders, taken in the aggregate, pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the allocation of the consideration payable pursuant to the Agreement among the holders of Class A Shares and Class B Shares; the fairness of any consideration received in connection with the contribution of Shares to Parent or any of Parent’s affiliates pursuant to the Rollover Agreements (as defined in the Agreement); the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; or as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $68.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $68.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to such holders of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B - 2

Annex C

Section 262 of the General Corporation Law of the State of Delaware

Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than

20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY	PROXY

BELK, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

SPECIAL MEETING OF STOCKHOLDERS ON NOVEMBER 4, 2015

The undersigned hereby revokes any prior proxies and appoints Thomas M. Belk, Jr. and John R. Belk, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of Belk, Inc., which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on November 4, 2015, at 10:00 a.m., local time, at our principal executive offices located at 2801 West Tyvola Road, Charlotte, North Carolina 28217, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Special Meeting of Stockholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said proxies are directed to vote on the matters described in the Notice of Special Meeting and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The board of directors recommends a vote “FOR” each of the following proposals.

(1) To adopt the Agreement and Plan of Merger, dated as of August 23, 2015 (as it may be amended from time to time), by and among Bear Parent Inc., Bear Merger Sub Inc. and Belk, Inc., under which Bear Merger Sub Inc. will merge with and into Belk, Inc. with Belk, Inc. surviving the merger as a wholly-owned subsidiary of Bear Parent Inc.

              ☐     FOR                                    ☐    AGAINST                                     ☐    ABSTAIN

(2) To approve, on an advisory (non-binding) basis, the compensation that will or may become payable to our named executive officers in connection with the merger.

              ☐    FOR                                     ☐    AGAINST                                     ☐    ABSTAIN

(3) To adjourn the special meeting from time to time, if necessary or appropriate (as determined in good faith by Belk, Inc.), including to solicit additional proxies to vote in favor of the proposal to adopt the merger agreement, in the event that there are insufficient votes at the time of the special meeting to establish a quorum or adopt the merger agreement.

              ☐     FOR                                    ☐    AGAINST                                     ☐    ABSTAIN

THIS PROXY WILL BE VOTED ACCORDING TO YOUR DIRECTIONS, BUT IF THIS PROXY IS SIGNED AND RETURNED WITHOUT SPECIFYING CHOICES, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

, 2015
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Please sign exactly as your name or names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE WITH THE WHITE LABEL, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU ARE A STOCKHOLDER OF RECORD, YOU MAY VOTE IN PERSON AT THE SPECIAL MEETING AS YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.